   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1998

                                                     REGISTRATION NO. 333-49619

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2

                                      TO

                                   Form F-4
            Registration Statement Under The Securities Act of 1933

                                ---------------

                            Texon International plc
            (Exact Name of Registrant as Specified in its Charter)

    England and Wales                                      Not Applicable
                              (Primary Standard           (I.R.S. Employer
     (State or Other      Industrial Classification    Identification Number)
     Jurisdiction of             Code Number)
     Incorporation or
      Organization)

                                      3021


                                ---------------
                                                       CT Corporation System
                                                           1633 Broadway
      100 Ross Walk                                      New York, NY 10019
     Leicester, U.K.                                 (Telephone: 212-664-1666)
         LE4 5BX                                         (Name, address and
 (Telephone: 44-116-261-                             telephone number of agent
          0123)                                             for service)

(Address ndatelephone number of Registrant's
            principal executive
                  offices)
                                ---------------


                                   Copy to:
                            Kathleen A. Walsh, Esq.
                             Mayer, Brown & Platt
                                 1675 Broadway
                              New York, NY 10019

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                        CALCULATION OF REGISTRATION FEE

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
  Title of each class
  of securities to be     Amount to be        Proposed maximum        Proposed maximum aggregate      Amount of
       registered          registered   offering price per unit(1)(2)    offering price(1)(2)    registration fee(3)
--------------------------------------------------------------------------------------------------------------------
10% Series A Senior
 Notes due 2008......... DM 245,000,000             100%                    DM 245,000,000         US$39,100.00(4)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1)Estimated solely for the purpose of calculating the registration fee.
(2)Exclusive of accrued interest, if any.
(3)Calculated pursuant to Rule 457.
(4)Previously paid.

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 27, 1998

PROSPECTUS

                            Texon International plc
                                                     LOGO
                                             TEXON International
                             Offer to Exchange its
                      10% Series A Senior Notes due 2008,
                      which have been registered under the
                               Securities Act for
                         any and all of its Outstanding
                           10% Senior Notes due 2008

                                  -----------

  NOTWITHSTANDING THE DESIGNATION OF THE NOTES AS SENIOR NOTES, THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR, AND THE NOTES WILL BE EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES. THE COMPANY DOES NOT HAVE ANY CURRENT OR PENDING ARRANGEMENTS OR AGREEMENTS TO INCUR ANY ADDITIONAL SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SUBORDINATE OR RANK PARI PASSU IN RIGHT OF PAYMENT.

  Texon International plc, a public limited company incorporated under the laws of England and Wales (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal ("Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to DM 245 million of its 10% Series A Senior Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus constitutes a part, for a like principal amount of its outstanding 10% Senior Notes due 2008 (the "Old Notes" and, collectively with the Exchange Notes, the "Notes"), of which DM 245 million aggregate principal amount is outstanding. The terms of the Exchange Notes are substantially identical to the terms of the Old Notes.

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL REMAIN IN EFFECT FOR A MINIMUM
OF 30 DAYS AND WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON     , 1998,
UNLESS EXTENDED.

  The Notes will be unsecured, will rank pari passu with all existing and future senior indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations (as defined) of the Company. The Notes will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to all liabilities of the Company's subsidiaries. At December 31, 1997 on a pro forma basis after giving effect to the Transactions (as defined) and the application of the proceeds thereof, the only outstanding indebtedness of the Company (excluding its consolidated subsidiaries) other than the Notes would have been secured senior indebtedness of (Pounds)4.3 million borrowed under a (Pounds)15.0 million secured revolving credit facility and the total liabilities of the subsidiaries of the Company (including trade payables and deferred taxes and excluding the Notes and the Senior Indebtedness) would have been (Pounds)38.7 million. The Indenture under which the Notes will be issued permits the Company and its Restricted Subsidiaries (as defined) to incur additional indebtedness, subject to certain limitations. See "Description of Notes--Ranking."

  Interest on the Notes will be payable semi-annually on February 1 and August
1 of each year, commencing on August 1, 1998. The Notes will mature on February 1, 2008. Except as described below, the Company may not redeem the Notes prior to February 1, 2003. On or after such date, the
                                                        (Continued on next page)

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT HOLDERS OF THE OLD NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND THAT PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES SHOULD CONSIDER IN CONNECTION WITH SUCH INVESTMENT.

                                  -----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------
               The date of this Prospectus is            , 1998.

Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest and Additional Amounts (as defined), if any, to the date of redemption. In addition, at any time on or prior to February 1, 2001, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the Notes with the cash proceeds of one or more Public Equity Offerings (as defined) at a redemption price equal to 100% of the principal amount to be redeemed, together with accrued and unpaid interest and Additional Amounts, if any, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. The Notes may also be redeemed at the option of the Company, in whole but not in part, at any time at 100% of the principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date in the event of certain changes affecting United Kingdom withholding taxes or, in certain circumstances, in the event Definitive Notes (as defined) are issued. The Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase. Due to the Company's high degree of leverage, in the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Notes or to pay the Holders of the Notes. See "Risk Factors--Change of Control Provisions; Limitations on Rights of Repayment and "Description of Notes--Certain Covenants," "--Change of Control" and "-- Certain Definitions."


  The Old Notes were issued and sold on January 30, 1998 (the "Old Note Offering"), in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered for exchange in order to satisfy certain obligations of the Company under an Exchange and Registration Rights Agreement (as defined) between the Company and the Initial Purchasers (as defined). The Exchange Notes will be obligations of the Indenture (as defined), which governs both the Old Notes and the Exchange Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the Exchange Notes are the same as the form and terms of the Old Notes, except that the Exchange Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages (as defined). See "The Exchange Offer--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Notes as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution (within the meaning of the Securities Act) of such Exchange Notes.

  By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder, (i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the Exchange Notes. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market other than the Luxembourg Stock Exchange. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following the consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange Old Notes" and "The Exchange Offer--Consequences of Exchange and Failure to Exchange Old Notes."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
    , 1998, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered or exchange. The Company has agreed to pay the expenses for the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

  ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL POSITION, STRATEGY, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPLANATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS, ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.


  THE COMPANY HAS NOT AUTHORISED THE NOTES TO BE OFFERED TO THE PUBLIC IN THE UNITED KINGDOM (WITHIN THE MEANING OF THE U.K. PUBLIC OFFERS OF SECURITIES

REGULATIONS 1995) AND NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT ISSUED IN CONNECTION WITH THE OFFERING MAY BE PASSED ON TO ANY PERSON IN THE UNITED KINGDOM UNLESS THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996 OR IS A PERSON TO WHOM THE DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 MUST BE COMPLIED WITH IN RESPECT OF ANYTHING DONE IN RELATION TO THE NOTES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

         PRESENTATION OF FINANCIAL INFORMATION AND CERTAIN DEFINITIONS

  The Company's consolidated financial statements and the related notes thereto have been prepared in accordance with U.K. generally accepted accounting principles ("U.K. GAAP"), which differ in certain material respects from U.S. generally accepted accounting principles ("U.S. GAAP"). For a discussion of the significant differences between U.K. GAAP and U.S. GAAP with respect to the Company's consolidated financial statements and notes thereto, see Note 26 of the Notes to the Consolidated Financial Statements. Unless otherwise indicated, all financial information stated herein is in accordance with U.K. GAAP.

  The Company prepares its consolidated financial statements in Sterling. Solely for the convenience of the reader, this Prospectus contains translations of certain Sterling amounts into U.S. dollars. These translations should not be construed as representations that the converted amounts actually represent such U.S. dollar amounts or that they have been or could be converted into U.S. dollars at the rates indicated or at any other rate. Unless otherwise stated, the translations of Sterling into U.S. dollars have been made at the rate of $1.64 to (Pounds)1.00, the noon buying rate in the City of New York for cable transfers in Sterling as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1997, the date of the most recent consolidated balance sheet of the Company included herein. See "Exchange Rate Information" for information regarding the Noon Buying Rate for the past five years. See "Risk Factors-- Risk of Foreign Exchange Rate Fluctuations; Introduction of the Euro" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" for a discussion of the effects of changes in exchange rates on the Company. On March 23, 1998, the Noon Buying Rate was $1.68 to (Pounds)1.00.

  All references herein to the "United States" or the "U.S." are to the United States of America, references to "U.S. dollars," "dollars," "cents" or "$" are to the currency of the United States, references to the "U.K." are to the United Kingdom and references to "Pounds Sterling," "Sterling" or "(Pounds)" are to the currency of the U.K. References to "Deutsche Marks" or "DM" are to the currency of Germany. References to "fiscal years" are to the Company's fiscal years which, for each fiscal year, end on December 31 of that calendar year.

  Certain amounts and percentages set out in this Prospectus have been rounded and accordingly may not total.

                      ENFORCEABILITY OF CIVIL LIABILITIES

  The Company is a public limited company incorporated under the laws of England and Wales, and all of its assets, and a significant majority of those of its subsidiaries, are located outside of the United States. In addition, most of the Company's directors and officers are residents of the U.K. and their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them upon judgments of courts of the United States predicated upon any civil liability provisions of the U.S. federal securities laws. The Company has been advised by its U.K. counsel, Dickson Minto W.S., that there is also doubt as to the enforceability in England in original actions or in actions for enforcement of judgments of U.S. courts predicated upon any civil liability provisions of the U.S. federal securities laws.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and note thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term the "Company" refers to Texon International plc, the subsidiaries it acquired pursuant to the Acquisition and/or their predecessors in business and excludes the Machinery business (as defined below), which has been transferred to the shareholders. See "The Transactions." For the purposes of "Summary--The Offering," "The Transactions" and "Description of Notes," the "Company" means Texon International plc only and does not include its subsidiaries.

THE COMPANY

  The Company believes it is the world's largest, in terms of sales, manufacturer and marketer of structural materials that are essential in the manufacture of footwear. The Company, founded in Leicester, England in 1899, operates a global business, which generates sales that are widely diversified by geographic region and product line. The Company's primary products include materials for insoles, which form the structural foundation of shoes; stiffeners, which support and shape the toe and heel of shoes; and other products used in the manufacture of footwear, such as linings, tacks, nails, steel shanks and adhesives. The world's largest manufacturer of insole materials, the Company also commands leading positions in the markets for its other footwear products. While the products sold by the Company represent a small percentage of the total cost of materials contained in footwear, they are critical to the performance and manufacture of footwear and are not fashion sensitive. In 1997, approximately 90% of sales were to the footwear manufacturing industry. By leveraging its expertise in the manufacture of these structural materials, the Company has developed several related niche industrial products such as carpet gripper pins and cellulose air freshener material. These industrial products are sold to a wide range of industries.

  The Company supplies most of the major footwear manufacturers in the world and believes that its global presence gives it a unique competitive advantage to exploit industry trends favoring suppliers who provide footwear companies with a "global partner." The Company supplies over 6,000 customers worldwide, servicing global athletic footwear companies such as Nike and Adidas, designers and producers of casual shoes including Timberland and R. Griggs & Co (Dr Martens) and manufacturers of men's and women's formal shoes such as Church's and Bally. The Company has seven manufacturing sites strategically located in Europe, the United States and China and sells its products in more than 90 countries through an extensive marketing and distribution network. In 1997, sales of insoles, stiffeners, other footwear materials and industrial products accounted for 50%, 17%, 23% and 10% of total sales, respectively. In 1997, 48% of the Company's sales were made to Europe, 27% to Asia and the Pacific, 18% to the Americas and 7% to the rest of the world.

  The Company believes that it benefits from certain competitive advantages which have enabled it to increase sales and operating profitability and maintain its leadership position in the structural footwear materials industry. Among these advantages are (i) a leading market position driven by strong brands and high quality products, (ii) a global presence, (iii) strong relationships with a diverse customer base, (iv) diverse and customized products, (v) attractive ancillary businesses, (vi) technological leadership and (vii) an experienced and incentivized management team. See "Business-- Competitive Advantages."

  The Company's strategy is to expand sales, increase profitability and strengthen its position as the industry leader and supplier of choice through certain key initiatives, including (i) increasing global market share, (ii) providing preeminent customer service worldwide, (iii) developing new products,
(iv) increasing operating efficiencies, (v) reducing raw materials cost and
(vi) pursuing strategic growth opportunities. See "Business--Business
Strategy."

THE INDUSTRY

  The Shoe and Allied Trades Research Association, or SATRA, the leading trade association in the footwear industry, projects that the industry will continue to enjoy steady growth at a compound annual growth rate of approximately 3% through 2000 due to favorable demographic trends, including continued population and economic growth, which increase the demand for and consumption of shoes. The Company believes that the growth rate for its products is higher, as footwear manufacturers produce more footwear that utilizes structural materials to improve the structural quality and durability of shoes. In addition, the Company believes that manufacturers increasingly utilize structural products such as the Company's, which allow for environmentally conscious production processes.

  As the worldwide footwear industry has grown, there has been a shift in production capacity to Asia, primarily to capitalize on low labor costs. Asia's share of global production increased from 61% in 1991 to 70% in 1995, the last year for which data is available. The Company is well positioned with its production and marketing presence in the region.

  The structural footwear materials industry is highly fragmented, with very few companies operating beyond a national or regional level. While the footwear manufacturing industry is also fragmented, there is a growing trend towards globalization as shoe designers and branded footwear companies, which outsource the manufacturing of their footwear, increasingly seek a global solution to their supply and specification requirements. The Company has been able, and believes it is well poised to continue, to take advantage of this trend by providing its customers with high quality, state-of-the-art products and servicing their requirements in each significant market through its worldwide distribution network.

OWNERSHIP AND MANAGEMENT OF THE COMPANY

  Apax Partners & Co. Strategic Investors Limited and Apax Partners & Co. Ventures Limited, Chase Capital Partners, other institutional investors and certain members of management caused the Company to be formed for the purpose of completing the Acquisition (as defined below).

  Apax. Apax is part of an international group of investment management companies (together, "Apax") that provides private equity funding to entrepreneurial businesses worldwide. The group manages over (Pounds)2.0 billion of institutional money provided by pension funds, insurance companies and foundations. Those funds are currently invested in over 150 companies spanning all stages of development from technology start-ups to leveraged buy-outs. The U.S. partner of Apax is Patricof & Co. Ventures Inc. Apax operates through 13 offices around the world of which the U.K. office, with over 30 investment professionals and approximately (Pounds)800 million under management, is the largest. See "Principal Shareholders."

  Management. The management group of the Company includes Peter Selkirk, Chief Executive, and Neil Fleming, Finance Director ("Senior Management"). Senior Management own approximately 8.5% of the outstanding Voting Ordinary Shares (as defined below) of the Company. See "Management" and "Principal Shareholders."

  The Company is incorporated in England and Wales. Its principal executive offices are located at 100 Ross Walk, Leicester, U.K., LE4 5BX. Its telephone number is (44) 116 261 0123.

                                THE TRANSACTIONS

  In 1995, Apax led an institutional buy-out (the "1995 Acquisition") of USM (Holdings) Limited and its subsidiaries, which at the time operated both the footwear materials business carried on by the Company and described in more detail under "Business" (the "Materials business") and a machinery business which sells and services machines used to manufacture shoes (the "Machinery business"). During 1997, the Materials business and the Machinery business were separated into two groups and, as of December 31, 1997, were demerged (the "Machinery Disposal"). United Texon Limited retained the Materials business, and the Machinery business was transferred to another company principally owned by the shareholders of United Texon Limited.

  In December 1997, the Company and the shareholders of United Texon Limited entered into an acquisition agreement (the "Acquisition Agreement") pursuant to which the Company agreed to acquire the entire issued share capital of United Texon Limited (the "Acquisition"). Following the Acquisition, the shareholders in the Company were identical to the shareholders of United Texon Limited immediately prior to the Acquisition, except for five members of management of United Texon Limited who disposed of their shares in United Texon Limited as part of the Acquisition. Two of those members of management, Peter Selkirk and Neil Fleming, have subscribed for shares in the Company. Two members of the management of United Texon Limited, Neil Coutts and Keith Pacey, remained with the Machinery business as part of the disposal of the Machinery business. The remainder of the management team of United Texon Limited remained with the Materials business following the Acquisition. The operation of the Materials business by United Texon Limited and its subsidiaries was not affected as a result of the Acquisition. The Company had been established in late 1997 for the purpose of entering into the Acquisition. The Acquisition was conditioned upon (i) consummation of the Old Note Offering and (ii) the Revolving Facility (as defined below) being made available unconditionally. Under the terms of the Acquisition Agreement, the Company had control of the financial and operational management of the Materials business effective 18:00 hours December 31, 1997.

  In connection with the Acquisition, the Company borrowed (Pounds)4.3 million under a revolving credit facility of (Pounds)15.0 million (the "Revolving Facility"). The establishment of and initial drawings under the Revolving Facility, the Old Note Offering, the Machinery Disposal and the Acquisition (including the use of the proceeds of such financings and the payment of related fees and expenses) are referred to collectively as the "Transactions." See "Use of Proceeds" and "Certain Transactions."

  In order to complete the Acquisition, the Company took the following steps:

  (a) issued to shareholders of United Texon Limited preference shares with a redemption value of (Pounds)52.0 million and (Pounds)3.6 million of ordinary shares representing 91.5% of the total outstanding Voting Ordinary Shares in exchange for:

    (i) approximately 88% of the outstanding ordinary shares and all of the preference shares of United Texon Limited; and

    (ii) a portion of the accreted value of certain discount bonds issued by United Texon Limited to its shareholders in connection with the 1995 Acquisition (the "1995 Acquisition Debt");

  (b) caused to be repaid existing indebtedness of United Texon Limited and its subsidiaries consisting of:

    (i) indebtedness to a syndicate of banks led by The Chase Manhattan Bank, an affiliate of one of the shareholders of the Company and the Initial Purchasers;

    (ii) other indebtedness to shareholders and management of United Texon Limited incurred in connection with the 1995 Acquisition; and

    (iii) indebtedness to unrelated third parties;

  (c) purchased for (Pounds)20.6 million the remaining portion of the 1995 Acquisition Debt;

  (d) purchased the remaining approximately 12% of the outstanding ordinary shares of United Texon Limited acquired by management of United Texon Limited pursuant to the exercise of management share options; and

  (e) to the extent not already issued to Senior Management, issued 8.5% of the outstanding Voting Ordinary Shares of the Company to Senior Management for (Pounds)0.3 million.

  Under the Company's articles of association (the "Articles"), holders of preference shares will be entitled to receive a fixed cumulative dividend, calculated as a percentage of the redemption value of (Pounds)52.0 million of the preference shares, payable semi-annually at a rate which will be exclusive of any associated tax credit. The ability of the Company to pay these dividends in cash is subject to certain restrictions contained in the Revolving Facility and the Indenture. See "Description of Credit Facilities" and "Description of Notes--Limitation on Restricted Payments." The dividend shall be 15% through September 30, 2002. However, any preference dividend payments due on or prior to December 31, 2000, which are paid on or prior to the due date, shall be deemed to satisfy three times the amount of the preference dividend so paid, provided that arrears of accrued but unpaid preference dividends in respect of previous periods have been paid. See "Principal Shareholders--Articles of Association and Shareholders Agreement." Until December 31, 2000, in the event that the dividend is not paid on the due date, it shall accumulate at a rate of 15%.

  The following table sets forth the sources and uses of cash used to effect the Transactions as if they had occurred on December 31, 1997:

                                                                  AMOUNTS
                                                            --------------------
                                                            (POUNDS IN MILLIONS)
     SOURCES
     Revolving Facility....................................     (Pounds) 4.3
     Senior Notes offered hereby...........................             82.2
     Issue of ordinary shares..............................              0.3
                                                                ------------
       Total...............................................     (Pounds)86.8
                                                                ============
     USES
     Repayment of existing indebtedness(a).................     (Pounds)58.9
     Purchase of 1995 Acquisition Debt(b)..................             20.6
     Purchase of management option shares..................              2.8
     Senior Notes issuance cost............................              4.0
     Other Transaction costs...............................              0.5
                                                                ------------
       Total...............................................     (Pounds)86.8
                                                                ============

  --------
  (a) Includes (i) (Pounds)48.1 million of indebtedness to a syndicate of banks led by The Chase Manhattan Bank, (ii) (Pounds)3.5 million of indebtedness to shareholders and management of United Texon Limited and
      (iii) (Pounds)7.3 million of indebtedness to unrelated third parties. See "Use of Proceeds."

  (b) The 1995 Acquisition Debt is held by shareholders of the Company. See "Certain Transactions."

                               THE EXCHANGE OFFER

Securities Offered....  DM 245 million principal amount of 10% Series A Senior
                        Notes due 2008. The terms of the Exchange Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain Liquidated Damages provisions relating to the Old Notes described below under "-- Summary Description of the Exchange Notes."

Issuance of Old
 Notes; Registration
 Rights...............  The Old Notes were issued on January 30, 1998 to Chase
                        Manhattan Bank AG, Chase Securities Inc. and Chase Manhattan International Limited (collectively, the "Initial Purchasers"), which placed the Old Notes with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities
                        Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes a certain registration rights agreement (the "Exchange and Registration Rights Agreement"), pursuant to which the Company agreed (i) to file a registration statement (the "Registration Statement") on or prior to 60 days after January 30, 1998 with respect to the Exchange Offer and (ii) to use their reasonable best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to 120 days after January 30, 1998. In certain circumstances, the Company may be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreement, it will be required to pay Liquidated Damages to holders of the Old Notes under certain circumstances. See "The Exchange Offer-- Registration Rights; Liquidated Damages." Holders of Old Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer....  The Company is offering to exchange pursuant to the
                        Exchange Offer an aggregate principal amount of up to DM 245 million principal amount of its Old Notes for a like principal amount of its Exchange Notes. The Company will issue the Exchange Notes on or promptly after the Expiration Date. As of the date of this Prospectus, DM 245 million aggregate principal amount of Old Notes is outstanding. The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to this offer, except that the Exchange Notes have been registered under the Securities Act and are issued free from any covenant regarding registration, and except that if the Exchange Offer is not consummated by June 29, 1998, the Company will be obligated to pay each holder of the Old Notes an amount equal to DM 0.192 per week per DM 1,000 of the Old Notes until the Exchange Offer is consummated ("Liquidated Damages"). The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. The Issuance of the Exchange Notes and the Exchange Offer is intended to satisfy certain obligations of the Company under the Purchase Agreement and pursuant to certain registration rights granted under the Exchange and Registration Rights Agreement. See "The Exchange Offer" and "Description of the Notes."

Interest Payments.....  Interest on the Exchange Notes shall accrue from the last Interest Payment Date (February 1 or August 1) on which interest was paid on the Old Notes surrendered or, if no interest has been paid on such Old Notes, from January 30, 1998. See "The Exchange Offer-- Interest on the Exchange Notes."

Expiration Date.......  The Exchange Offer will remain in effect for a minimum of 30 days, and will expire at 5:00 p.m., New York City
                        time, on     , 1998, unless extended by the Company in
                        its sole discretion.

Exchange Date.........  The date of acceptance for exchange of the Old Notes and the consummation of the Exchange Offer will be the first business day following the Expiration Date unless extended. See "The Exchange Offer--Terms of the Exchange."

Withdrawal Rights.....  Tenders may be withdrawn at any time prior to 5:00
                        p.m., New York City time, on the Expiration Date; otherwise, all tenders will be irrevocable. See "The Exchange Offer--Withdrawal Rights."

Exchange Offer
 Procedures...........
                        Tendering holders of Old Notes must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer-- Exchange Offer Procedures" and "Plan of Distribution."

Federal Income Tax
 Consequences.........
                        In the opinion of Mayer, Brown & Platt, the exchange of Old Notes for the Exchange Notes pursuant to the (as defined herein) Exchange Offer will not result in recognition of any income, gain or loss to U.S. Holders who participate in the Exchange Offer. for U.S. federal income tax purposes. See "Tax Considerations--United States Tax Considerations."

Resale................
                        The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Notes as a result of market making activities or other trading activities,
                        (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
                        (iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder, (i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and
                        (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person
                        (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer who receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, pursuant to Section 4(3) under the Securities
                        Act, until         , 1998, all dealers effecting
                        transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. The Company has agreed that, for a period of 180 days after the date of this Prospectus, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

Remaining Old Notes...  Holders of Old Notes who do not tender their Old Notes in the Exchange Offer or whose Old Notes are not accepted for exchange will continue to hold such Old Notes and will be entitled to all the rights and preferences, and will be subject to the limitations, applicable thereto under the Indenture. All untendered and tendered but unaccepted Old Notes (collectively, the "Remaining Old Notes") will continue to bear legends restricting their transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that the Exchange Offer is effected, the trading market, if any, for Remaining Old Notes could be adversely affected. See "Risk Factors--Consequences of Exchange and Failure to Exchange Old Notes" and "The Exchange Offer--Terms of the Exchange."

Use of Proceeds.......  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Appraisal Rights......  Holders of Old Notes will not have dissenters' rights or appraisal rights in connection with the Exchange
                        Offer.

Exchange Agent........  The exchange agent with respect to the Exchange Offer is The Chase Manhattan Bank (the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent."

                  CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except under certain circumstances, the Company does not currently intend to register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange Old Notes" and "The Exchange Offer--Consequences of Exchange and Failure to Exchange Old Notes."

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

  Notwithstanding the designation of the Notes as Senior Notes, the Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Notes would be senior, and the Notes will be effectively subordinate to essentially all of the outstanding indebtedness of the Company and its subsidiaries. The Company does not have any current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate or rank pari passu in right of payment.

  The terms of the Exchange Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by June 29, 1998, subject to certain exceptions, the Company will be obligated to pay Liquidated Damages to each holder of Old Notes in an amount equal to DM 0.192 per week for each DM 1,000 principal amount of Old Notes, as applicable, held by such holder.

The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from January 30, 1998. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from January 30, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date which occurs on or after the consummation of the Exchange Offer.

                               THE EXCHANGE NOTES

Company...............  Texon International plc

Notes Offered.........  DM 245 million aggregate principal amount of 10% Series
                        A Senior Notes due 2008.

Maturity Date.........  February 1, 2008.

Interest Payment        February 1 and August 1 of each year, commencing on
Dates.................  August 1, 1998.

Sinking Fund..........  None.

Optional Redemption...  Except as described below, the Company may not redeem the Notes prior to February 1, 2003. On or after such date, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest and Additional Amounts (as defined below), if any, to the date of redemption. In addition, at any time and from time to time on or prior to February 1, 2001, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the Notes with the cash proceeds of one or more Public Equity Offerings (as defined below) at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, provided that at least 66 2/3% of the original aggregate principal amount of the Notes remains outstanding after each such redemption. The Notes may also be redeemed at the option of the Company, in whole but not in part, at any time at 100% of the principal amount thereof plus accrued but unpaid interest, if any, to the redemption date and all Additional Amounts then due and which will become due as a result of the redemption or otherwise, in the event of certain changes affecting U.K. withholding taxes or, in certain circumstances, in the event Definitive Notes (as defined below) are issued. See "Description of Notes--Optional Redemption," "-- Redemption for Taxation Reasons" and "--Withholding Taxes."

Change of Control.....  Upon the occurrence of a Change of Control (as defined below), the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. The Revolving Facility, however, will effectively prevent the repurchase of the Notes in the event of a Change of Control unless and until the indebtedness under the Revolving Facility is repaid in full. See "Description of Credit Facilities" and "Description of Notes--Change of Control." There can be no assurance that sufficient funds will be available if necessary to make any such required repurchases.

Ranking...............  The Notes will be unsecured, will rank pari passu with any future Senior Indebtedness (as defined below) of the Company and will be senior in right of payment to all existing and future Subordinated Obligations (as defined below) of the Company. The Notes will be effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and to all liabilities of the Company's subsidiaries. At December 31, 1997 on a pro forma basis after giving effect to the Transactions, the only outstanding Indebtedness of the Company (excluding its consolidated subsidiaries) other than the Notes would have been secured Senior Indebtedness of (Pounds)4.3 million borrowed under the (Pounds)15.0 million Revolving Facility and the total liabilities of the subsidiaries of the Company (including trade payables and deferred taxes and excluding the Notes and the Senior Indebtedness) would have been (Pounds)38.7 million. The Indenture under which the Notes will be issued permits the Company and its Restricted Subsidiaries (as defined below) to incur additional Indebtedness subject to certain limitations. See "Description of Notes--Ranking."

Restrictive             The Indenture limits (i) the incurrence of additional
Covenants.............  Indebtedness by the Company and its Restricted
                        Subsidiaries, (ii) the creation of liens, (iii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company, (iv) certain other restricted payments, including, without limitation, certain investments, (v) sales of assets and the sale or issuance of capital stock and preferred stock of the Company's Restricted
                        Subsidiaries, (vi) transactions with affiliates, (vii) the lines of business in which the Company may operate and (viii) consolidations, mergers and transfers of all or substantially all the Company's assets. The
                        Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. In the event of an Asset Disposition (as defined below), the Company will be required to use the proceeds to repay
                        Indebtedness under the Revolving Facility or certain other Indebtedness, to reinvest in the Company's business or to offer to purchase the Notes at 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Notes--Certain
                        Covenants."

Form of Notes.........  The Exchange Notes will be issued initially in the form of the Global Exchange Note in bearer form without coupons and, pursuant to the Note Depositary Agreement (as defined below), will be held by The Bank of New York, as Book-Entry Depositary. The Book-Entry Depositary will issue certificateless depositary interests to DTC, which then will record the Book-Entry Interests. Ownership of the Book-Entry Interests will be limited to persons that have accounts with DTC ("Participants") or persons that may hold interests through such participants ("Indirect Participants"). Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants, including the Euroclear Operator and Cedel. See "Description of Notes--General" and "Description of the Note Depositary Agreement."

                        Except as set forth under "Description of the Note Depositary Agreement," participants or indirect participants will not be entitled to receive physical delivery of Exchange Notes in definitive form or to have Exchange Notes issued and registered in their names and will not be considered the owners or Holders (as defined below) thereof under the Indenture pursuant to which the Notes are issued.

Absence of a Public
Market for the
Exchange Notes........  The Exchange Notes are new securities and there is currently no established market for the Exchange Notes. The Exchange Notes generally will be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. Application has been made to list the Exchange Notes on the Luxembourg Stock Exchange. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market making with respect to the Exchange Notes may be discontinued without notice. The Company does not intend to apply for listing of the Exchange Notes on any U.S. national securities exchange or for their quotation through the National Association of Securities Dealers Automated Quotation System. See "Risk Factors--Absence of Public Market for the Notes; Restrictions on Transfer" and "Plan of Distribution."

                                  RISK FACTORS

  Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" for risks involved with an investment in the Exchange Notes. Risk factors which prospective investors should consider include the consequences of exchanging and not exchanging Old Notes for Exchange Notes, the Company's leverage and coverage, the ranking of the Notes among other indebtedness of the Company, the Company's dependence on intercompany transfers to meet its debt service and other obligations, the restrictive covenants contained in the Indenture and the Credit Agreement, the absence of a market for the Exchange Notes, the possible inability of the Company to purchase the Notes upon a Change of Control and the influence of the Company's principal stockholders. See "Risk Factors."

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 AND OTHER DATA

  The following table presents as of the dates and for the periods indicated
(i) selected historical consolidated financial information of the Company and
(ii) unaudited pro forma consolidated financial information of the Company, after giving effect to the Transactions. The historical consolidated financial information of USM (Holdings) Limited for the period from January 1, 1995 to April 24, 1995, and of United Texon Limited for the period from April 25, 1995 to December 31, 1995 and for the years ended December 31, 1996 and 1997 has been derived from the audited consolidated financial statements of the Company (including the Machinery business) included elsewhere herein.

  The unaudited pro forma consolidated financial and other information does not purport to represent what the Company's financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project the Company's financial position or results of operations for any future date or future period. The information contained in the following tables should also be read in conjunction with "Capitalization," "The Transactions," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

  The summary historical consolidated statement of operations data for the four year period ended December 31, 1997 reflects the results of operations of the Materials business only. Historical consolidated information set forth in the table under "Other Data" for these periods also reflects the results of the Materials business only.

  The Company prepares its Consolidated Financial Statements in accordance with U.K. GAAP which differs in certain material respects from U.S. GAAP. These differences have a material effect on net loss and the composition of shareholder's deficit and are summarized in Note 26, to the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

 SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                 AND OTHER DATA

                                                                                                      TEXON INTERNATIONAL
                          USM (HOLDINGS) LIMITED                  UNITED TEXON LIMITED                        PLC
                      ------------------------------ -----------------------------------------------  --------------------
                                                        HISTORICAL                                       PRO FORMA(b)
                      ------------------------------------------------------------------------------  --------------------
                                          PERIOD         PERIOD
                           YEAR            FROM           FROM            YEAR            YEAR             YEAR
                           ENDED        JANUARY 1,    APRIL 25, TO        ENDED           ENDED            ENDED
                       DECEMBER 31,    TO APRIL 24,   DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                          1994(C)          1995           1995            1996            1997             1997
                      --------------- -------------- --------------- --------------- ---------------  ---------------
                                                      (POUNDS STERLING IN THOUSANDS)
                        (UNAUDITED)                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Amounts in accordance
 with U.K. GAAP:
 Sales turnover(a)... (Pounds)109,847 (Pounds)38,401  (Pounds)77,295 (Pounds)128,602 (Pounds)122,343  (Pounds)122,343
 Gross profit........          36,726         12,337          22,650          44,281          42,541           42,541
 Operating profit
  from continuing
  operations.........          12,268          3,928           5,933          16,280           9,609            9,609
 Exceptional
  items(d)...........             463             --           1,634              --              --               --
 Interest expense,
  net................           8,307          2,972           7,106          10,044          10,199            9,634
 Amortization of
  deferred financing
  costs..............              --             --              --              --              --              400
 Net income/(loss)--
  continuing
  operations......... (Pounds)  2,815 (Pounds)   657 (Pounds)(3,380) (Pounds)  3,556 (Pounds) (2,387) (Pounds) (2,222)
                      =============== ============== =============== =============== ===============  ===============
OTHER DATA:
Amounts in accordance
 with U.K. GAAP:
 Depreciation and
  amortization.......           1,902            805           1,424           2,161           2,355            2,355
 Capital
  expenditures.......           1,770            496           1,455           3,188           1,722            1,722

                                       TEXON INTERNATIONAL PLC
                         ------------------------------------------------------
                                   HISTORICAL               PRO FORMA(b)
                         --------------------------------  ---------------
                              YEAR             YEAR             YEAR
                              ENDED            ENDED            ENDED
                          DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                              1996             1997             1997
                         ---------------  ---------------  ---------------
                                 (POUNDS STERLING IN THOUSANDS)
                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Amounts in accordance with U.S. GAAP:
 Sales turnover(a)...... (Pounds)128,602  (Pounds)122,343  (Pounds)122,343
 Gross profit...........          44,281           42,541           42,541
 Operating profit from
  continuing
  operations............          11,963            6,358            6,358
 Interest expense, net..          10,044           10,199            9,634
 Amortization of
  deferred financing
  costs.................              --               --              400
 Net loss--continuing
  operations............ (Pounds) (1,031) (Pounds) (5,654) (Pounds) (5,489)
                         ===============  ===============  ===============
OTHER DATA:
Amounts in accordance with U.S. GAAP:
 Depreciation and
  amortization..........           6,647            6,412            6,412
 Capital expenditures...           3,188            1,722            1,722
 Ratio of earnings to
  fixed charges(e)......             1.2x             0.6x             0.6x
 Shortfall of earnings
  to fixed charges......              --           (3,841)          (3,676)

      See Notes to Summary Historical and Pro Forma Consolidated Financial
                          Information and Other Data.

   NOTES TO SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                           INFORMATION AND OTHER DATA

(a) Sales turnover includes amounts from transactions with the discontinued business to reflect the total sales of the Materials business. These amounts have been eliminated in the consolidated financial statements.

(b) The unaudited Pro Forma Consolidated Statement of Operations Data and other Data for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997.

(c) The Consolidated Statement of Operations Data and Other Data presented for the year ended December 31, 1994 contains unaudited information that reflects the operating results of the Materials business only. The audited financial statements for this period do not reflect the segregation of the Materials business and the Machinery business.

(d) Exceptional items under U.K. GAAP for the period from April 25, 1995 to December 31, 1995 and the year ended December 31, 1994 relate to restructuring costs for employee severance costs of (Pounds)1,634,000 and aborted initial public offering costs of (Pounds)463,000, respectively.

(e) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

                                 RISK FACTORS

  Prospective investors should consider carefully, in addition to other information contained in this Prospectus, the following risk factors in evaluating the Company and its business before purchasing the Exchange Notes offered hereby.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except under certain limited circumstances, the Company does not currently intend to register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any rights under the Exchange and Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Exchange and Failure to Exchange Old Notes."

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Notes as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder,
(i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer who receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for

Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, pursuant
to Section 4(3) under the Securities Act, until         , 1998, all dealers
effecting transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. See "The Exchange Offer--Purpose of the Exchange Offer," "--Consequences of Exchange and Failure to Exchange Old Notes" and "Plan of Distribution."

SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE DEBT

  Following the consummation of the Transactions, the Company is highly leveraged. As of December 31, 1997, on a pro forma basis after giving effect to the Transactions and the application of the net proceeds thereof, the Company would have had consolidated total indebtedness of approximately (Pounds)92,012,000 and a stockholders' deficit of (Pounds)68,322,000. In addition, the Indenture permits the Company to incur additional indebtedness, subject to certain limitations. See "Use of Proceeds," "Capitalization," "Selected Historical and unaudited Pro Forma Consolidated Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Credit Facilities" and "Description of the Notes-- Certain Covenants." The Company's high degree of leverage could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on, and the repayment of principal of, its indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) certain of the Company's borrowings will be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the indebtedness outstanding under the Revolving Facility, secured by the stock of United Texon Limited, will mature prior to the Notes; (v) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (vi) the Company's leveraged financial position may make it more vulnerable in the event of a downturn in general economic conditions or in its industry or business, reduce its ability to withstand competitive pressures and limit its flexibility to adjust to changing market conditions. The Company's flexibility in operating its business, including its ability to make capital expenditures, has in the past been restricted for substantial periods as a result of continuing breaches of covenants under credit facilities, and there can be no assurance that similar circumstances will not arise in the future.

  The Company's ability to make scheduled payments on or refinance the Notes and the Company's other indebtedness, or to fund planned capital expenditures or finance acquisitions will depend on its future financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors, including factors that are beyond the control of the Company. For the year ended December 31, 1997 on a pro forma basis, the Company's ratio of earnings under U.K. GAAP to fixed charges would have been 1.0 to 1.0. There can be no assurance that the Company will be able to meet its debt service obligations with cash flow. If the Company is not able to generate sufficient cash flow to meet its obligations under the Notes and its other indebtedness, the Company may be forced to adopt one or more alternatives, including delaying capital expenditures, attempting to restructure or refinance its indebtedness, sell material assets or operations or equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Credit Facilities" and "Description of Notes."

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION

  The Company is a holding company whose only material assets are its investments in its subsidiaries. The Company conducts no business and is completely dependent on distributions from its subsidiaries to service its debt obligations, including the payment of all amounts due in respect of the Notes. The holders of the Notes will have no direct claim against such subsidiaries. See "U.K.

Insolvency Law and Other Considerations." Except to the extent that the Company may itself be a creditor with recognized claims against a subsidiary, the rights of holders of the Notes to participate in any distribution of assets of any subsidiary upon liquidation, bankruptcy, reorganization or otherwise may, as is the case with other unsecured creditors of the Company, be subject to prior claims of creditors (including trade creditors) and preferred stockholders (if any) of that subsidiary and any other subsidiary of the Company that is a direct or indirect parent company of that subsidiary. The Indenture contains covenants which restrict the ability of the Company's subsidiaries to enter into any agreement limiting transfers and distributions, including dividends. However, the ability of the Company's subsidiaries to pay dividends and make other payments may be restricted by, among other things, applicable laws and regulations or by terms of agreements to which they may become party. As the Company's subsidiaries operate in a number of different jurisdictions, certain subsidiaries are subject to restrictions under the applicable laws of their relevant jurisdiction on their ability to remit dividends to their parent company and, ultimately, to the Company. The impact of such restrictions may be material to the Company's ability to meet the principal and interest obligations related to the Notes in the event the relevant subsidiary is not able to structure payments to its parent company by way of intercompany loans or transfers. See "Description of Notes."

RESTRICTIVE DEBT COVENANTS

  The Revolving Facility contains a number of significant covenants that, among other things, restrict the ability of the Company and its subsidiaries to repay principal amounts of the Notes, dispose of assets, grant security, make loans, acquire assets, enter into agreements of merger or consolidation, incur additional indebtedness, incur guarantee obligations, conduct certain investment activities, declare or pay dividends or redeem or purchase capital stock, make capital expenditures and otherwise restrict certain corporate activities. In addition, under the Revolving Facility, the Company is required to comply with specified financial ratios and tests, including a minimum interest coverage ratio, a maximum total debt to earnings before interest, tax, depreciation and amortization ratio, a minimum fixed charge ratio and maximum leverage ratios. See "Description of Credit Facilities."

  The Company's ability to comply with the covenants and restrictions contained in the Revolving Facility and the Indenture Provisions; Limitations on Rights of Repayment may be affected by events beyond their control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Revolving Facility and/or the Indenture, which would permit the lenders under the Revolving Facility or the holders of the Notes, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the lenders to make further extensions of credit under the Revolving Facility could be terminated. In recent years, the Company has been unable to comply with restrictive covenants in previous credit facilities and has been in breach of covenants under such facilities for substantial periods of time, and there can be no assurance that the Issuer and its subsidiaries will be able to continue to comply with the covenants under the Revolving Facility.

POSSIBLE INABILITY TO PURCHASE NOTES UPON A CHANGE OF CONTROL; DEFAULTS OCCASIONED BY A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, holders of the Notes will be entitled to require the Company to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amounts thereof to the date of repurchase plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase. The occurrence of certain of the events which would constitute a Change of Control would require mandatory prepayment under the Senior Credit Facility. In addition, the Senior Credit Facility will effectively prevent the purchase of the Notes by the Company in the event of a Change of Control unless and until such time as the indebtedness under the Senior Credit Facility is repaid in full. The Company's failure to purchase the Notes would result in a default under the Indenture and the Revolving Facility. The inability to repay the indebtedness under the Revolving Facility, if accelerated, would also constitute an event of default under the Indenture, which could have adverse consequences to the Company and the holders of the Notes. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Revolving Facility and the Notes. Future indebtedness of the Company may also contain prohibitions of certain events or transactions which would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. The Change of Control purchase feature of the Notes may in certain circumstances delay, discourage or prevent a sale or takeover of the Company. See "Description of Credit Facilities" and "Description of Notes--Change of Control."

HISTORIC BUSINESS LIABILITIES

  Certain of the Company's subsidiaries have historically carried on a business other than the ongoing business of the Company described in this Prospectus. In particular, the Company may have unidentified contingent liabilities relating to the Machinery business previously carried out by certain of its subsidiaries. See "Certain Transactions." Accordingly, liabilities relating to this past business activity could arise, and affect the ability of the Company to pay interest on the Notes and to satisfy its other debt obligations. The Company generally is not indemnified for any such unidentified contingent liabilities, and no assurance can be given that such liabilities are not material.

COMPETITION

  The footwear manufacturing business is a fragmented and highly competitive industry. Competition is generally based on product quality, price, customer service and timely delivery. Certain of the Company's competitors may have greater financial and other resources than the Company and be able to compete more effectively in certain local markets. In addition, new global or local competitors may enter the market. To the extent that any competitor offers higher quality products, more attractive pricing, better service or faster delivery, it could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

POSSIBLE INABILITY TO MANAGE YEAR 2000 PROBLEM

  The Company is in the process of formulating and implementing a program designed to ensure that the software used in connection with the Company's business and operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. The Company currently estimates that the additional costs to be incurred in connection with such a program shall be approximately (Pounds)200,000 although there can be no assurance that this will be the case or that the Company will not incur additional costs in connection with such program. Furthermore, there can be no assurance that Year 2000 projects will be successful or that the date change from 1999 to 2000 will not materially affect an organization's operations and financial results. Businesses, including the Company, may also be affected by the inability of third parties to manage the Year 2000 problem.

IMPACT OF PRICE FLUCTUATIONS OF RAW MATERIALS ON RESULTS OF OPERATIONS

  The Company purchases most of the raw materials for its products on the open market, and the Company's sales may be affected by changes in the market price of such raw materials. The Company does not generally engage in commodity hedging transactions for raw materials. There can be no assurance that the Company will be able to pass on increases in the price of raw materials to its customers in the future, on a timely basis or at all. The results of operations for the Company have in the past been affected by fluctuations in the price of the primary raw material, wood pulp, for its cellulose insoles. Wood pulp represented 27.6% of the Company's raw material costs in 1997 and 17.9% of the Company's total cost of sales in that year. Additionally, significant increases in the price of the Company's products due to increases in the cost of raw materials could have a negative effect on demand for its products and a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Raw Materials and Suppliers."

COMPLIANCE COSTS ASSOCIATED WITH GOVERNMENTAL REGULATIONS; IMPORT DUTIES AND
TAXES

  The majority of the Company's operations are conducted in foreign countries, including anticipated growth in Asia, and are subject to risks that are inherent in operating abroad, including governmental regulation, changes in import duties, trade restrictions, work stoppages, currency restrictions and other restraints and burdensome taxes.

  Approximately 27% of the Company's sales are of footwear materials sold to subcontractors of major footwear companies located in Asia and the Pacific; management estimates that less than 5% of its sales to such companies are used in footwear which is sold in Asia. In the event the recent economic and banking problems experienced by some of the Asian countries adversely affect these subcontractors, such a result could have a material impact on the Company's results of operations and revenues derived from sales in the region.

  The recent devaluation of certain Asian currencies has benefited some of the Company's competitors who manufacture their products in the region. Further currency devaluations that increase the cost of labor and overhead may place the Company at a competitive disadvantage in the region and could have a material impact on the operations of the Company.

  The Company's operations worldwide and the products it sells are currently subject to numerous governmental regulations and inspections. Future changes in legislation or regulations and actions by regulators, including changes in administration and enforcement policies, may from time to time require operational improvements or modifications at various locations or the payment of fines and penalties, or both.

  The Company is subject to a variety of governmental regulations in certain countries where it markets its products, including import quotas and tariffs, and taxes.

RISK OF ENVIRONMENTAL LIABILITIES

  The Company's facilities, several of which have been operated as industrial establishments for long periods of time, are subject to comprehensive environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes that it will not require material capital expenditures to comply with applicable environmental laws during 1998 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, adjacent sites or offsite waste disposal locations, may give rise to additional compliance or remediation costs which could have a material adverse effect on the Company's results of operations or financial condition. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

CONTROL OF BOARD OF DIRECTORS BY PRINCIPAL STOCKHOLDERS

  75.95% of the voting ordinary shares in the capital of the Company (the "Voting Ordinary Shares") which are outstanding are owned by funds advised by Apax and its affiliates. As a result, subject to the Shareholders Agreement (as defined below), Apax effectively will be able to elect the majority of the members of the Board of Directors of the Company and therefore direct the management and policies of the Company. The interests of Apax and its affiliates may differ from the interests of holders of the Notes. Chase Equity Associates L.P., an affiliate of the Initial Purchasers, owns 4.99% of the Voting Ordinary Shares and 100% of the non-voting ordinary shares in the capital of the Company (the "Non Voting Ordinary Shares" and, together with the Voting Ordinary Shares, the "Ordinary Shares"). See "The Transactions," "Principal Shareholders" and "Certain Transactions."

U.K. INSOLVENCY LAW AND FINANCIAL ASSISTANCE CONSIDERATIONS

  The procedural and substantive provisions of U.K. insolvency and administrative laws generally are more favorable to secured creditors than comparable provisions of U.S. law. As a result, the ability of the holders of the Notes to protect their interests may be more limited than would be the case with a U.S. issuer. In addition, under U.K. insolvency law, the liabilities of the Company in respect of the Notes will be paid in the event of a bankruptcy or similar proceeding after certain debts of the Company, which are entitled to priority under U.K. law. Such debts may include (i) amounts owed to U.K. Inland Revenue, (ii) amounts owed to U.K. Customs and Excise, (iii) amounts owed in respect of U.K. social security contributions,
(iv) amounts owed in respect of occupational pension schemes and (v) amounts owed to employees.

  The net proceeds of the Old Note Offering were used in effecting the Acquisition. Under U.K. insolvency law, the liquidator or administrator of a company may apply to the court to rescind a transaction entered into by such company at less than fair value, if such company was insolvent at the time of, or immediately after, the transaction and enters into a formal insolvency process within two years of the completion of the transaction. A transaction might be so challenged if it involved a gift by the company or the company received consideration of significantly less value than the benefit given by such company. A court generally will not intervene, however, if the company entered the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company. There can be no assurance, however, that the issuance of the Notes will not be challenged by a liquidator or administrator or that a court would support management's analysis.

  Under the provisions of U.K. corporate and other local laws, the making of loans from subsidiaries to the Company to discharge the Notes or to pay interest on the Notes may constitute unlawful financial assistance in so far as the proceeds of the Notes were applied in acquiring shares of United Texon Limited (see "The Transactions" and "Use of Proceeds") or in repaying indebtedness originally incurred in ongoing subsidiaries of United Texon Limited.

RISK OF FOREIGN EXCHANGE RATE FLUCTUATIONS; INTRODUCTION OF THE EURO

  The Company's operations are conducted by entities in many countries, and accordingly, the Company's results of operations are subject to currency translation risk and currency transaction risk. With respect to currency translation risk, the financial condition and results of operations of each of these entities is reported in the relevant local currency and then translated into Sterling at the applicable currency exchange rate for inclusion in the Company's financial statements. The appreciation of Sterling against certain European currencies will have a negative impact on the reported sales and operating margin. Based on average exchange rates throughout 1997, Sterling appreciated 20.9% against the Deutsche Mark compared to 1996. For this purpose the Deutsche Mark is taken as representative of the currencies which are members of the European Monetary System ("EMS"). Conversely, the depreciation of Sterling against such currencies will have a positive impact. Fluctuations in the exchange rate between Sterling and other currencies may also affect the book value of the Company's assets and the amount of the Company's shareholders equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

  In addition to currency translation risk, the Company incurs currency transaction risk because the Company's operations involve transactions in a variety of currencies. Fluctuations in currency exchange rates may significantly affect the Company's results of operations because many of its subsidiaries' costs are incurred in currencies different from those that are received from the sale of their products, and there is normally a time lag between the incurrence of such costs and collection of the related sales proceeds. Currency hedging is generally used by businesses to protect against transaction risk. The Company engages in hedging its transaction exposure through the use of foreign exchange forward contracts to cover exposures arising on outstanding purchase and sales invoices. It has not covered outstanding purchase or sales orders unless they are firm commitments. The Company may cover such exposures in the future if it is within its financing ability. The present hedging covers all traded currencies to which the Company is exposed, which include the Deutsche Mark and the U.S. dollar, as well as other major European currencies, the Hong Kong and Taiwan dollar and the Australian and New Zealand dollar. Given the volatility of currency exchange rates, there can be no assurance that the Company will be able to effectively manage its currency transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "-- International Operations."

  A significant portion of the Company's revenues and expenses will be denominated in currencies other than the Deutsche Mark, the currency in which interest on and the principal of the Notes must be paid. Significant increases in the value of the Deutsche Mark relative to other currencies in which the Company conducts its operations could have an adverse effect on the Company's ability to meet interest and principal obligations on foreign currency denominated debt, including the Notes.

  Under the treaty on the European Economic and Monetary Union (the "Treaty"), to which the Federal Republic of Germany is a signatory, on or before January 1, 1999, and subject to the fulfillment of certain conditions, the "Euro" may replace all or some of the currencies of the Member states of the European Union (the "EU"), including the Deutsche Mark. If, pursuant to the Treaty, the Deutsche Mark is replaced by the Euro, the payment of principal of, of interest on, the Notes will be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. In addition, the regulations of the EU relating to the Euro will apply to the Notes and the Indenture. The circumstances and consequences described in this paragraph do not entitle the Company or any holder of the Notes to early redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of the other obligations of the Company under the Notes or the Indenture.

ABSENCE OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERS

  The Exchange Notes are being offered to holders of the Old Notes. The Old Notes were issued on January 30, 1998 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. The Exchange Notes are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange other than the Luxembourg Stock Exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

U.K. TAX CONSEQUENCES OF ISSUANCE OF DEFINITIVE NOTES

  Upon the occurrence of certain events, holders of Book-Entry Interests will be entitled to receive Definitive Notes. Under current U.K. tax law, upon the issuance of such Definitive Notes, such holder may become subject to U.K. income tax (currently 20%) to be withheld on any payments of interest on the Notes. In certain circumstances, the Company will not be required to pay Additional Amounts with respect to such Notes. See "Description of the Notes-- Withholding Taxes," "Description of the Note Depositary Agreement--Issuance of Definitive Notes" and "Tax Considerations--Material U.K. Tax Consequences."

BOOK-ENTRY INTERESTS; DEPENDENCE ON INTERMEDIARIES

  Until and unless Definitive Notes are issued in exchange for the Book-Entry Interests, holders of the Book-Entry Interests will not be considered the owners or Holders of Notes under the Indenture. After payment to the Book-Entry Depositary, the Company will have no responsibility or liability for the payment of interest, principal or other amounts to DTC or to holders of Book-Entry Interests. The Book-Entry Depositary, or its nominee, will be the sole Holder of the Notes in the form of the Global Exchange Note. Accordingly, each person owning a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC, and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest (including, if applicable, the Euroclear Operator or Cedel), to exercise any rights of a Holder under the Indenture.

  Payments of principal and interest on, and other amounts due in respect of, the Global Exchange Note will be made to the Book-Entry Depositary (as Holder of the Global Exchange Note), which will in turn distribute payments to Cede & Co. (as nominee of DTC) or as otherwise directed by DTC. DTC, upon receipt of any payment from the Book-Entry Depositary, will promptly credit participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by participants or indirect participants to owners of interests in Book-Entry Interests held through such participants or indirect participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants or indirect participants. None of the Company, the Trustee, the Book-Entry Depositary, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the Book-Entry Interests or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

  Unlike Holders of the Notes themselves, holders of the Book-Entry Interests will not have the direct right under the Indenture to act upon solicitations by the Company of consents or requests by the Company for waivers or other actions from Holders of the Notes. Instead, a holder of Book-Entry Interests will be permitted to act only to the extent it has received appropriate proxies to do so from DTC and, if applicable, DTC participants. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable holders of Book-Entry Interests to vote on any requested actions on a timely basis. Similarly, upon the occurrence of an Event of Default under the Notes, holders of Book-Entry Interests will be restricted to acting through DTC and the Book-Entry Depositary if and until such Holders request Definitive Notes to be issued. There can be no assurance that the procedures to be implemented by DTC and the Book-Entry Depositary under such circumstances will be adequate to ensure the timely exercise of remedies under the Indenture. For a description of the terms of the Note Depositary Agreement, see "Description of the Note Depositary Agreement."

                                USE OF PROCEEDS

  The Company will not receive any proceeds in connection with the Exchange
Offer.

  The net proceeds received by the Company from the Old Note Offering, after deduction for underwriting discounts, fees and expenses were approximately DM
233.1 million ((Pounds)78.2 million). The net proceeds from the Old Note Offering, together with proceeds from the Revolving Facility and from the issue of shares, were used by the Company to (i) repay indebtedness of approximately (Pounds)48.1 million under the credit agreements described below; (ii) repay indebtedness of (Pounds)3.5 million to current and former shareholders and management of United Texon Limited incurred in connection with the 1995 Acquisition (the "A Notes"); (iii) repay (Pounds)7.3 million of indebtedness to unrelated third parties; (iv) purchase for (Pounds)20.6 million the majority of the 1995 Acquisition Debt; (v) purchase stock from current and former management of the Company for (Pounds)2.8 million; and (vi) pay other fees and expenses relating to the Transactions. The foregoing repayment amounts reflect the Transactions as if they had occurred on December 31, 1997. See "The Transactions".

  The credit agreements repaid consisted of senior term loan and revolving credit facilities of approximately (Pounds)48.1 million outstanding (including accrued interest), which bore interest at LIBOR plus 2.25% per annum and had a final repayment date of March 31, 2002. The senior term loan and revolving credit facilities were provided by, among others, The Chase Manhattan Bank, which is an affiliate of one of the Company's shareholders and of the Initial Purchasers. The A Notes were due June 30, 1999 and bore interest at 5% per annum until June 30, 1999 and at LIBOR plus 3% per annum thereafter. (Pounds)184,240 principal amount of the A Notes were held by shareholders, and (Pounds)15,628 by management of the Company. The (Pounds)7.3 million of indebtedness to unrelated third parties consisted of (i) (Pounds)0.45 million principal amount of loan notes issued in connection with the 1995 Acquisition, which were due June 30, 1999 and were not interest-bearing and (ii) a mezzanine term loan of (Pounds)6.9 million outstanding (including accrued interest), which bore interest at LIBOR plus 9.5% per annum and had a final repayment date of September 30, 2002. The 1995 Acquisition Debt consisted of discount bonds with an issue price of (Pounds)16.0 million which were held by shareholders of the Company. See "Certain Transactions."

                           EXCHANGE RATE INFORMATION

  The following table sets forth, for the periods indicated, certain information concerning the Noon Buying Rate for Sterling expressed in dollars per Pound Sterling. Such rates are provided solely for the convenience of the reader and should not be construed as a representation that Sterling amounts actually represent such dollar amounts or that such Sterling amounts could have been, or could be, converted into dollars at that rate or at any other rate. Such rates are not used by the Company in the preparation of its consolidated financial statements included elsewhere herein. See "Risk Factors--Risk of Foreign Exchange Rate Fluctuations; Introduction of the Euro" and Note 26 to the Consolidated Financial Statements.

                                                                      PERIOD-
   FISCAL YEAR ENDED DECEMBER 31,         AVERAGE RATE(/1/) HIGH LOW  END RATE
   ------------------------------         ----------------- ---- ---- --------
   1993..................................       1.50        1.59 1.42   1.48
   1994..................................       1.54        1.64 1.46   1.57
   1995..................................       1.58        1.64 1.53   1.55
   1996..................................       1.57        1.71 1.50   1.71
   1997..................................       1.64        1.71 1.58   1.64

--------
(/1/) The average of the Noon Buying Rates on the last business day of each month during the relevant period. On March 23, 1998, the Noon Buying Rate was $1.68 to (Pounds)1.00.

  On March 23, 1998 The Chase Manhattan Bank's noon buying rate for Deutsche Marks per Pound Sterling was DM 3.07 to (Pounds)1.00.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997 on a pro forma basis after giving effect to the Transactions. Except as set forth herein, there have been no material changes in the Company's capitalization since December 31, 1997. This table should be read in conjunction with the "Selected Historical and unaudited Pro Forma Consolidated Financial Information and Other Data," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                                                      PRO FORMA AS OF
                                                     DECEMBER 31, 1997
                                               -------------------------------
                                               (POUNDS STERLING IN THOUSANDS)
                                                        (UNAUDITED)
                                                  U.S. GAAP       U.K. GAAP
                                               ---------------  --------------
DEBT:
 Revolving Facility(a)........................ (Pounds)  4,342  (Pounds) 4,342
 Assumed Indebtedness(b)......................           5,470           5,470
 Senior Notes offered hereby..................          82,200          82,200
                                               ---------------  --------------
 Total debt...................................          92,012          92,012
 Debt issuance costs netted off against debt
  raised(c) ..................................             --           (4,000)
                                               ---------------  --------------
                                                        92,012          88,012
SHAREHOLDERS' EQUITY:
 Ordinary shares(d)...........................           3,920           3,920
 Preference shares(d).........................          52,000          52,000
                                               ---------------  --------------
                                                        55,920          55,920
 Goodwill write-off reserve(e)................             --        (124,242)
 Profit and loss account......................        (57,405)             --
                                               ---------------  --------------
 Total shareholders' deficit..................          (1,485)        (68,322)
 Minority interest(f).........................           1,431           1,431
                                               ---------------  --------------
                                                                (Pounds)21,121
 Total capitalization......................... (Pounds) 91,958
                                               ===============  ==============

--------
(a) The Revolving Facility provides revolving loans of up to (Pounds)15.0 million for working capital and general corporate purposes. The Company used (Pounds)4.3 million of borrowings under the Revolving Facility to partially fund the Acquisition. See "The Transactions" and "Description of Credit Facilities."
(b) The Assumed Indebtedness consisted of borrowings under bilateral borrowing arrangements by certain of the Company's subsidiaries. See "Description of Credit Facilities--Other Credit Facilities."
(c) Under U.K. GAAP, debt issuance costs are netted from the calculation of total debt and amortized over the life of the debt; however, gross financial obligations should not exclude this netted amount. Under U.S. GAAP, such costs are recorded as an asset and amortized over the life of the debt as additional interest cost.
(d) In connection with the Acquisition, the Company issued ordinary shares and preference shares to certain shareholders of United Texon Limited in exchange for their shareholdings in United Texon Limited. See "The Transactions."
(e) Under U.K. GAAP, the Acquisition Agreement constitutes an acquisition and the resulting goodwill can be charged for this period to a goodwill write-off reserve, a component of the other reserves account in shareholders' deficit. Under U.S. GAAP, the Acquisition Agreement for the Company is not considered an acquisition, therefore no goodwill is recognized. In addition, under U.S. GAAP, the Company's pre-existing goodwill is capitalized and amortized over its useful life (see Note 26, of the Notes to the Consolidated Financial Statements).
(f) Minority interest relates to the 42.4% interest held by the counterparty to the Company's joint venture operations in China.

                               THE TRANSACTIONS

  In 1995, Apax led the 1995 Acquisition of USM (Holdings) Limited and its subsidiaries, which at the time operated both the Materials business and the Machinery business. During 1997, the Materials business and the Machinery business were separated into two groups and, as of December 31, 1997, were demerged. United Texon Limited retained the Materials business, and the Machinery business was transferred to another company principally owned by the shareholders of the Company.

  In December 1997, the Company and the shareholders of United Texon Limited entered into the Acquisition Agreement pursuant to which the Company agreed to acquire the entire issued share capital of United Texon Limited. Following the Acquisition, the shareholders in the Company were identical to the shareholders of United Texon Limited immediately prior to the Acquisition, except for five members of management of United Texon Limited who disposed of their shares in United Texon Limited as part of the Acquisition. Two of those members of management, Peter Selkirk and Neil Fleming, have subscribed for shares in the Company. Two members of the management of United Texon Limited, Neil Coutts and Keith Pacey, remained with the Machinery business as part of the disposal of the Machinery business. The remainder of the management team of United Texon Limited remained with the Materials business following the Acquisition. The operation of the Materials business by United Texon Limited and its subsidiaries was not affected as a result of the Acquisition. The Company had been established in late 1997 for the purpose of entering into the Acquisition. The Acquisition was conditional upon (i) consummation of the Old Note Offering and (ii) the Revolving Facility being made available unconditionally. Under the terms of the Acquisition Agreement, the Company has control of the financial and operational management of the Materials business as of 18:00 hours on December 31, 1997.

  In connection with the Acquisition, the Company borrowed (Pounds)4.3 million under the Revolving Facility. See "Use of Proceeds" and "Certain
Transactions."

  In order to consummate the Acquisition, the Company took the following steps:

  (a) issued to shareholders of United Texon Limited preference shares with a redemption value of (Pounds)52.0 million and (Pounds)3.6 million of ordinary shares representing 91.5% of the outstanding Voting Ordinary Shares in exchange for:

    (i) approximately 88% of the outstanding ordinary shares and all of the preference shares of United Texon Limited; and

    (ii) a portion of the 1995 Acquisition Debt;

  (b) caused to be repaid existing indebtedness of United Texon Limited and its subsidiaries consisting of:

    (i) indebtedness to a syndicate of banks led by The Chase Manhattan Bank, an affiliate of one of the shareholders of the Company and the Initial Purchasers;

    (ii) other indebtedness to shareholders and management of United Texon Limited incurred in connection with the 1995 Acquisition; and

    (iii) indebtedness to unrelated third parties;

  (c) purchased for (Pounds)20.6 million the remaining portion of the 1995 Acquisition Debt;

  (d) purchased the remaining approximately 12% of the outstanding ordinary shares of United Texon Limited acquired by management of United Texon Limited pursuant to the exercise of management share options; and

  (e) to the extent not already issued to Senior Management, issued 8.5% of the outstanding Voting Ordinary Shares of the Company to Senior Management for (Pounds)0.3 million.

  Under the Articles, holders of preference shares will be entitled to receive a fixed cumulative dividend, calculated as a percentage of the redemption value of (Pounds)52.0 million of the preference shares, payable semi-annually at a rate which will be exclusive of any associated tax credit. The ability of the Company to pay these dividends in cash is subject to certain restrictions contained in the Revolving Facility and the Indenture. See "Description of Credit Facilities" and "Description of Notes--Limitation on Restricted Payments." The dividend shall be 15% through September 30, 2002. However, any preference dividend payments due on or prior to December 31, 2000, which are paid on or prior to the due date, shall be deemed to satisfy three times the amount of the preference dividend so paid, provided that arrears of accrued but unpaid preference dividends in respect of previous periods have been paid. See "Principal Shareholders--Articles of Association and Shareholders Agreement." Until December 31, 2000, in the event that the dividend is not paid on the due date, it shall accumulate at a rate of 15%.

  The following table sets forth the sources and uses of cash used to effect the Transactions as if they had occurred on December 31, 1997:

                                                                  AMOUNTS
                                                            --------------------
                                                            (POUNDS IN MILLIONS)
     SOURCES
     Revolving Facility....................................     (Pounds) 4.3
     Senior Notes offered hereby...........................             82.2
     Issue of ordinary shares..............................              0.3
                                                                ------------
       Total...............................................     (Pounds)86.8
                                                                ============
     USES
     Repayment of existing indebtedness(a).................     (Pounds)58.9
     Purchase of 1995 Acquisition Debt(b)..................             20.6
     Purchase of management option shares..................              2.8
     Senior Notes issuance cost............................              4.0
     Other Transaction costs...............................              0.5
                                                                ------------
       Total...............................................     (Pounds)86.8
                                                                ============

  --------
  (a) Includes (i) (Pounds)48.1 million of indebtedness to a syndicate of banks led by The Chase Manhattan Bank, (ii) (Pounds)3.5 million of indebtedness to shareholders and management of United Texon Limited and
      (iii) (Pounds)7.3 million of indebtedness to unrelated third parties. See "Use of Proceeds."

  (b) The 1995 Acquisition Debt is held by shareholders of the Company. See "Certain Transactions."

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                AND OTHER DATA

  The following table presents as of the dates and for the periods indicated
(i) selected historical consolidated financial information of the Company and
(ii) unaudited pro forma consolidated financial information of the Company, after giving effect to the Transactions. The historical consolidated financial information of USM (Holdings) Limited for the period from January 1, 1995 to April 24, 1995, and of United Texon Limited for the period from April 25, 1995 to December 31, 1995, and for the years ended December 31, 1996 and 1997 and of United Texon Limited as of December 31, 1996 and 1997 and of Texon International plc as of December 31, 1997 has been derived from the audited consolidated financial statements of the Company (including the Machinery business) included elsewhere herein.

  The unaudited pro forma consolidated financial and other information does not purport to represent what the Company's financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project the Company's financial position or results of operations for any future date or future period. The information contained in the following tables should also be read in conjunction with "Capitalization," "The Transactions," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's historical Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

  The selected historical consolidated statement of operations data for the five year period ended December 31, 1997 reflects the results of operations of the Materials business only. Historical consolidated information set forth in the table under "Other Data" for these periods also reflects the results of the Materials business only. The Texon International plc historical consolidated balance sheet data as of December 31, 1997 reflects the financial position of the Materials business only. Historical consolidated balance sheet data for all other periods reflect the financial position of both the Materials business and the Machinery business as U.K. GAAP does not require the restatement of prior year balance sheets for discontinued operations. The unaudited pro forma consolidated financial information reflects the results of operations and financial position of the Materials business only. See "Unaudited Pro Forma Consolidated Financial Information."

  The Company prepares its Consolidated Financial Statements in accordance with U.K. GAAP which differs in certain material respects from U.S. GAAP. These differences have a material effect on net income/(loss) and the composition of shareholder's deficit and are summarized in Note 26 to the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                AND OTHER DATA

                               USM (HOLDINGS) LIMITED                             UNITED TEXON LIMITED
                   ------------------------------------------------  -------------------------------------------------
                                                             HISTORICAL
                   ---------------------------------------------------------------------------------------------------
                                                      PERIOD FROM      PERIOD FROM
                     YEAR ENDED       YEAR ENDED       JANUARY 1,       APRIL 25,       YEAR ENDED       YEAR ENDED
                    DECEMBER 31,     DECEMBER 31,     TO APRIL 24,   TO DECEMBER 31,   DECEMBER 31,     DECEMBER 31,
                       1993(c)          1994(c)           1995            1995             1996             1997
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
                     (UNAUDITED)      (UNAUDITED)
                                                           (POUNDS STERLING IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Amounts in
 accordance with
 U.K. GAAP:
 Sales
  turnover(a)....  (Pounds)101,808  (Pounds)109,847  (Pounds)38,401   (Pounds)77,295  (Pounds)128,602  (Pounds)122,343
 Cost of goods
  sold...........           66,498           73,121          26,064           54,645           84,321           79,802
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Gross profit....           35,310           36,726          12,337           22,650           44,281           42,541
 Operating
  expenses(d)....           21,750           24,458           8,409           16,717           28,001           32,932
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Income from
  continuing
  operations.....           13,560           12,268           3,928            5,933           16,280            9,609
 Exceptional
  items(e).......               --              463              --            1,634               --               --
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Income before
  taxes and
  interest.......           13,560           11,805           3,928            4,299           16,280            9,609
 Interest
  expense, net...            9,325            8,307           2,972            7,106           10,044           10,199
 Amortization of
  deferred
  financing
  costs..........               --               --              --               --               --               --
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Income before
  taxes and
  minority
  interests......            4,235            3,498             956           (2,807)           6,236             (590)
 Income tax
  expense........              670              921             367              682            2,387            1,492
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Income before
  minority
  interests......            3,565            2,577             589           (3,489)           3,849           (2,082)
 Minority
  interests in
  (earnings)
  losses.........                8              238              68             (109)            (293)            (305)
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Net
  income/(loss)
  continuing
  operations.....            3,573            2,815             657           (3,380)           3,556           (2,387)
 Net
  income/(loss)
  discontinued
  operations.....              (12)             450             307          (11,672)          (4,285)          (1,931)
                   ---------------  ---------------  --------------  ---------------  ---------------  ---------------
 Net
  income/(loss)..  (Pounds)  3,561  (Pounds)  3,265  (Pounds)   964  (Pounds)(15,052) (Pounds)   (729) (Pounds) (4,318)
                   ===============  ===============  ==============  ===============  ===============  ===============
OTHER DATA:
Amounts in
 accordance with
 U.K. GAAP:
 Depreciation and
  amortization...  (Pounds)  1,745  (Pounds)  1,902  (Pounds)   805  (Pounds)  1,424  (Pounds)  2,161  (Pounds)  2,355
 Capital
  expenditures...            6,510            1,770             496            1,455            3,188            1,722
 Ratio of
  earnings to
  fixed
  charges(g).....              1.4x             1.4x            1.3x             0.6x             1.6x             0.9x
 Shortfall of
  earnings to
  fixed charges..              --               --              --            (2,807)             --              (590)
                        TEXON
                    INTERNATIONAL
                         PLC
                   ----------------
                    PRO FORMA(b)
                   ----------------
                     YEAR ENDED
                    DECEMBER 31,
                        1997
                   ----------------
                     (UNAUDITED)
STATEMENT OF
 OPERATIONS DATA:
Amounts in
 accordance with
 U.K. GAAP:
 Sales
  turnover(a)....  (Pounds)122,343
 Cost of goods
  sold...........           79,802
                   ----------------
 Gross profit....           42,541
 Operating
  expenses(d)....           32,932
                   ----------------
 Income from
  continuing
  operations.....            9,609
 Exceptional
  items(e).......               --
                   ----------------
 Income before
  taxes and
  interest.......            9,609
 Interest
  expense, net...            9,634
 Amortization of
  deferred
  financing
  costs..........              400
                   ----------------
 Income before
  taxes and
  minority
  interests......             (425)
 Income tax
  expense........            1,492
                   ----------------
 Income before
  minority
  interests......           (1,917)
 Minority
  interests in
  (earnings)
  losses.........             (305)
                   ----------------
 Net
  income/(loss)
  continuing
  operations.....  (Pounds) (2,222)
                   ================
 Net
  income/(loss)
  discontinued
  operations.....
 Net
  income/(loss)..
OTHER DATA:
Amounts in
 accordance with
 U.K. GAAP:
 Depreciation and
  amortization...  (Pounds)  2,355
 Capital
  expenditures...            1,722
 Ratio of
  earnings to
  fixed
  charges(g).....              1.0x
 Shortfall of
  earnings to
  fixed charges..              --


See Notes to Selected Historical and Unaudited Pro Forma Consolidated Financial Information and Other Data.

                                 TEXON INTERNATIONAL PLC
                     -------------------------------------------------
                               HISTORICAL               PRO FORMA(b)
                     --------------------------------  ---------------
                       YEAR ENDED       YEAR ENDED       YEAR ENDED
                      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                          1996             1997             1997
                     ---------------  ---------------  ---------------
                                                         (UNAUDITED)
                             (POUNDS STERLING IN THOUSANDS)
STATEMENT OF
 OPERATIONS DATA:
Amounts in
 accordance with
 U.S. GAAP:
 Sales
  turnover(a)......  (Pounds)128,602  (Pounds)122,343  (Pounds)122,343
 Cost of goods
  sold.............           84,321           79,802           79,802
                     ---------------  ---------------  ---------------
 Gross profit......           44,281           42,541           42,541
 Operating expenses
  (including
  amortization of
  goodwill)(d )....           32,318           36,183           36,183
                     ---------------  ---------------  ---------------
 Income from
  continuing
  operations(f)....           11,963            6,358            6,358
 Interest expense,
  net..............           10,044           10,199            9,634
 Amortization of
  deferred
  financing costs..               --               --              400
                     ---------------  ---------------  ---------------
 Income before
  taxes and
  minority
  interests........            1,919           (3,841)          (3,676)
 Income tax
  expense..........            2,657            1,508            1,508
                     ---------------  ---------------  ---------------
 Income before
  taxes,
  extraordinary
  items and
  minority
  interests........             (738)          (5,349)          (5,184)
 Minority interests
  in (earnings)
  losses...........             (293)            (305)            (305)
                     ---------------  ---------------  ---------------
 Net loss from
  continuing
  operations.......  (Pounds) (1,031) (Pounds) (5,654) (Pounds) (5,489)
                     ===============  ===============  ===============
OTHER DATA:
Amounts in
 accordance with
 U.S. GAAP:
 Depreciation and
  amortization.....  (Pounds)  6,647  (Pounds)  6,412  (Pounds)  6,412
 Capital
  expenditures.....            3,188            1,722            1,722
 Ratio of earnings
  to fixed
  charges(g).......              1.2x             0.6x             0.6x
 Shortfall of
  earnings to fixed
  charges..........              --            (3,841)          (3,676)


     See Notes to Selected Historical and Pro Forma Consolidated Financial
                          Information and Other Data.

 SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIALINFORMATION
                                 AND OTHER DATA

                                   USM (HOLDINGS) LIMITED                      UNITED TEXON LIMITED
                       -------------------------------------------------  -------------------------------
                                                                HISTORICAL
                       -----------------------------------------------------------------------------------
                            AS OF            AS OF                             AS OF           AS OF
                        DECEMBER 31,     DECEMBER 31,    AS OF APRIL 24,   DECEMBER 31,     DECEMBER 31,
                           1993(c)          1994(c)           1995             1995             1996
                       ---------------  ---------------  ---------------  ---------------  --------------
                         (UNAUDITED)      (UNAUDITED)            (POUNDS STERLING IN THOUSANDS)
 CONSOLIDATED BALANCE
  SHEET DATA:
 Amounts in ac-
  cordance with
  U.K. GAAP:
 Total assets....      (Pounds)115,410  (Pounds)118,447  (Pounds)121,770  (Pounds)114,628  (Pounds)99,386
 Total debt(h)...               99,960           98,812           92,967          104,059          87,221
 Obligations under
  finance lease..                  138              616              581              509           1,092
 Total shareholders'
  deficit........              (56,488)         (51,724)         (51,613)         (70,588)        (66,066)
                          TEXON INTERNATIONAL PLC
                       -------------------------------
                                        PRO FORMA(b)
                                       ---------------
                           AS OF           AS OF
                        DECEMBER 31,    DECEMBER 31,
                            1997            1997
                       --------------- ---------------
                                        (UNAUDITED)
 CONSOLIDATED BALANCE
  SHEET DATA:
 Amounts in ac-
  cordance with
  U.K. GAAP:
 Total assets....      (Pounds)54,315  (Pounds)54,315
 Total debt(h)...              87,660          92,012
 Obligations under
  finance lease..                 922             922
 Total shareholders'
  deficit........             (68,629)        (68,322)

                                          TEXON INTERNATIONAL PLC
                              -------------------------------------------------
                                        HISTORICAL               PRO FORMA(b)
                              --------------------------------  ---------------
                                   AS OF            AS OF            AS OF
                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                   1996             1997             1997
                              ---------------  ---------------  ---------------
                                                                  (UNAUDITED)
                                      (POUNDS STERLING IN THOUSANDS)
 CONSOLIDATED BALANCE SHEET
  DATA:
 Amounts in accordance with
  U.S. GAAP:
 Total assets...............  (Pounds)128,600  (Pounds)121,346  (Pounds)125,346
 Total debt(h)..............           87,221           87,660           92,012
 Total shareholders' (defi-
  cit)......................          (26,964)          (1,792)          (1,485)



     See Notes to Selected Historical and Pro Forma Consolidated Financial
                          Information and Other Data.

  NOTES TO SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
                          INFORMATION AND OTHER DATA

(a) Sales turnover includes amounts from transactions with the discontinued business to reflect the total sales of the Materials business. These amounts have been eliminated in the consolidated financial statements.

(b) The unaudited Pro Forma Consolidated Statement of Operations Data and Other Data for the year ended December 31, 1997 give effect to the Transactions as if they had occurred on January 1, 1997. The unaudited Pro Forma Consolidated Balance Sheet Data as of December 31, 1997 gives effect to the Transactions as if they had occurred on such date.

(c) The Consolidated Statement of Operations Data and Other Data presented for the years ended December 31, 1994 and 1993 contain unaudited information that reflects the operating results of the Materials business only. The audited financial statements for these periods do not reflect the segregation of the Materials business and the Machinery business.

(d) Operating expenses for the year ended December 31, 1997 include certain non-recurring expenses totalling (Pounds)5.6 million. These expenses include (Pounds)1.7 million relating to fees incurred in connection with a contemplated sale of the Materials business, which sale was abandoned by the shareholders in October 1997, (Pounds)1.1 million in refinancing costs and (Pounds)2.8 million as the cost of the exercise of management share options on completion of the Offering.

(e) Exceptional items under U.K. GAAP for the period from April 25, 1995 to December 31, 1995 and the year ended December 31, 1994 relate to restructuring costs for employee severance costs of (Pounds)1,634,000 and aborted initial public offering costs of (Pounds)463,000, respectively.

(f) Income from continuing operations under U.S. GAAP is arrived at after taking into account the differences relating to the amortization of goodwill, the treatment of pensions and other post-retirement benefits, the United Texon Limited acquisition costs and the extraordinary debt extinguishment costs as set out in Note 26 to the Consolidated Financial Statements included elsewhere herein. The continuing operations portion of the goodwill amortization differences for the years ended December 31, 1997 and 1996 amounts to (Pounds)4,057,000 and (Pounds)4,486,000 respectively. The continuing operations portion of the difference relating to pensions and post-retirement benefits for the years ended December 31, 1997 and 1996 amounts to (Pounds)162,000 and (Pounds)169,000 respectively. The continuing operations portion of the difference relating to United Texon Limited acquisition costs for the year ended December 31, 1997 amounts to (Pounds)500,000. The continuing operations portion of the difference relating to extraordinary debt extinguishment costs for the year ended December 31, 1997 amounts to (Pounds)1,144,000.

(g) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and one-third of rental expense on operating leases, representing that portion of rental expense deemed by the Company to be attributable to interest.

(h) Under U.K. GAAP, costs associated with the issuance of debt are deducted from the amounts raised for the purposes of balance sheet presentation and amortized over the life of the debt. Pro forma debt as of December 31, 1997 is shown before deduction of debt issuance costs.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997 gives effect to the Transactions as if they had occurred on such date. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to the Transactions as if they had occurred on January 1, 1997. See "The
Transactions."

  The unaudited pro forma consolidated balance sheet and statement of operations are based on the historical consolidated financial statements for the Company and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated statements of operations do not purport to represent what the Company's results of operations actually would have been if the Transactions described above had occurred as of the date indicated or what the results will be for any future periods. The unaudited pro forma consolidated financial information is based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                        AS OF DECEMBER 31, 1997
                                                       ------------------------------------------------
                                                                          PRO FORMA
                                                           TEXON       ADJUSTMENTS FOR       TEXON
                                                       INTERNATIONAL         THE         INTERNATIONAL
                                                            PLC         TRANSACTIONS     PLC PRO FORMA
                                                       --------------  ---------------   --------------
                                                                    (POUNDS STERLING IN THOUSANDS)
ASSETS:(A)
Cash at bank and in hand.............................. (Pounds) 1,156    (Pounds)--      (Pounds) 1,156
Debtors...............................................         19,345            --              19,345
Stocks................................................         16,716            --              16,716
                                                       --------------    ----------      --------------
  Total currents assets...............................         37,217            --              37,217
Tangible assets.......................................         17,098            --              17,098
                                                       --------------    ----------      --------------
  Total assets........................................         54,315            --              54,315
                                                       ==============    ==========      ==============
LIABILITIES:(A)
Creditors (amounts falling due within one year)
  Short-term debt.....................................         64,396       (58,926)(b)           5,470
  Short-term obligations..............................         49,997       (23,923)(c)          26,074
Creditors (amounts falling due after more than one
 year)
  Long-term debt......................................             --        82,542(b)           82,542
  Long-term obligations...............................            698            --                 698
Provisions for liabilities and charges................          6,422            --               6,422
                                                       --------------    ----------      --------------
  Total liabilities...................................        121,513          (307)            121,206
SHAREHOLDERS' EQUITY:(A)
Ordinary shares and share premium.....................             13         3,907(d)            3,920
Preference shares.....................................             --        52,000(d)           52,000
Shares to be issued...................................         55,600       (55,600)(d)              --
Goodwill write-off reserve............................       (124,242)           --            (124,242)
Profit and loss account...............................             --            --                  --
                                                       --------------    ----------      --------------
  Total shareholders' deficit.........................        (68,629)         (307)            (68,322)
  Total liabilities and shareholders' equity..........         52,884            --              52,884
  Minority Interest...................................          1,431            --               1,431
                                                       --------------    ----------      --------------
                                                       (Pounds)54,315    (Pounds)--      (Pounds)54,315
                                                       ==============    ==========      ==============

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                        (POUNDS STERLING IN THOUSANDS)

  (a) Presentation of consolidated balance sheet items differs between U.K. GAAP and U.S. GAAP. Certain U.K. GAAP consolidated balance sheet asset accounts correspond to U.S. GAAP accounts as follows: "cash at bank and in hand" to "cash and cash equivalents"; "debtors" to "accounts receivable"; "stocks" to "inventory"; and "tangible assets" to "fixed assets." Certain U.K. GAAP consolidated balance sheet liabilities accounts correspond to U.S. GAAP accounts as follows: "creditors (amounts falling due within one year)" to "short-term liabilities," which includes short-term debt and other short-term obligations; "creditors (amounts falling due after more than one year)" to "long-term liabilities," which includes long-term debt and other long-term liabilities; and "provisions for liabilities and charges" to "other liabilities and accruals."

     Certain U.K. GAAP equity accounts correspond to U.S. GAAP accounts as follows: "ordinary shares" to "par value of common stock"; "share premium" to "additional paid-in capital"; "preference shares" to "preferred stock"; and, "profit and loss account" to "retained earnings". Under U.K. GAAP, the Acquisition qualifies for this period as an acquisition and the resulting goodwill may be charged for this period to a goodwill write-off reserve, a component of the other reserves account in shareholders' equity. According to U.S. GAAP, the Acquisition is not considered an acquisition, therefore no goodwill is recognized. In addition, under U.S. GAAP, the Company's pre-existing goodwill is capitalized and amortized over its useful life.

  (b) Represents indebtedness incurred and existing indebtedness repaid in connection with the Transaction, as follows:

                                                                 (Pounds)000
                                                               ---------------
    Short-term debt
      Repayment of existing indebtedness...................... (Pounds)(58,926)
    Long-term debt
      Incurred
        Revolving Facility....................................           4,342
        Senior Notes..........................................          82,200
                                                               ---------------
                                                                        86,542
                                                               ===============
      Net long-term debt incurred.............................          86,542
        Less: Senior Notes issuance costs netted off against
         debt raised..........................................          (4,000)
                                                               ---------------
         Net increase in long-term debt....................... (Pounds) 82,542
                                                               ===============
      Total short- and long-term debt repaid in cash.......... (Pounds) 58,926
                                                               ===============

  (c) Represents settlement of short-term obligations in connection with the Transactions.

                                                                     (Pounds)000
                                                                     -----------
    Payments in cash................................................ 23,923
                                                                     -----------
                                                                     23,923
                                                                     ===========

  (d) Represents new share capital issued by the Company in connection with the Transactions as follows:

                                                                      (Pounds)000
                                                                      -----------
    Preference shares..................................................  52,000
    Ordinary shares....................................................   3,907

    Less shares to be issued already included in shareholders equity:

     Preference shares................................................. (52,000)
     Ordinary shares...................................................  (3,600)
                                                                        -------
     Additional ordinary shares issued for cash........................     307
                                                                        =======

  (e) U.K. GAAP differs in certain significant respects from U.S. GAAP. A summary of the significant differences as they affect the Company are set forth in Note 26 to the historical consolidated financial statements of the Company included elsewhere in the Prospectus.

     Calculation of unaudited pro forma consolidated shareholders' equity under U.S. GAAP follows:

                               (Pounds)000
    Shareholders' deficit in
     accordance with U.K. GAAP
     .........................     (68,322)
    Adjustments to conform to
     U.S. GAAP:
      Goodwill................      68,288
      United Texon Limited ac-
       quisition..............      (1,257)
      Pensions and other post-
       retirement employee
       benefits...............          22
      Taxation................        (216)
                                 ---------
      Pro forma shareholders'
       equity in accordance
       with U.S. GAAP.........      (1,485)
                                 =========

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                  YEAR ENDED DECEMBER 31, 1997
                         ---------------------------------------------------
                                                                  TEXON
                                             PRO FORMA        INTERNATIONAL
                                          ADJUSTMENTS FOR          PLC
                             UNITED             THE          ---------------
                          TEXON LIMITED    TRANSACTIONS         PRO FORMA
                         ---------------  ---------------    ---------------
                                 (POUNDS STERLING IN THOUSANDS)
                                           (UNAUDITED)
AMOUNTS IN ACCORDANCE
 WITH U.K. GAAP:
 Sales.................. (Pounds)122,343   (Pounds)  --      (Pounds)122,343
 Cost of goods sold.....          79,802             --               79,802
                         ---------------   ------------      ---------------
 Gross profit...........          42,541             --               42,541
 Income from
  operations............           9,609             --                9,609
                         ---------------   ------------      ---------------
 Income before taxes and
  interest..............           9,609             --                9,609
 Interest expense, net..          10,199           (565)(a)            9,634
 Amortization of
  deferred financing
  costs.................              --            400(b)               400
                         ---------------   ------------      ---------------
 Income before taxes....            (590)          (165)                (425)
 Income tax expense.....          (1,492)            --               (1,492)
                         ---------------   ------------      ---------------
 Income before minority
  interests.............          (2,082)          (165)              (1,917)
 Minority interests in
  (earnings) losses.....            (305)            --                 (305)
                         ---------------   ------------      ---------------
 Net income/(loss)
  continuing
  operations............ (Pounds) (2,387)  (Pounds)(165)     (Pounds) (2,222)
                         ===============   ============      ===============


    See accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        (POUNDS STERLING IN THOUSANDS)

  (a) Represents the necessary adjustment to reflect interest expense on Assumed Indebtedness and indebtedness incurred in connection with the Transactions less interest income as follows:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             1997
                                                                         ------------
                                                                        (Pounds)000
    Historical interest expense net....................................   10,199
                                                                          ======
    Revolving Facility ((Pounds)4.3 million at 9.5%)...................      408
    Senior Notes ((Pounds)82.2 million at 10.0%).......................    8,220
    Discounting of receivables.........................................      284
    Assumed Indebtedness ((Pounds)6.4 million at various interest
     rates)............................................................      937
    Interest income....................................................     (215)
                                                                          ------
    Pro forma interest expense, net....................................    9,634
                                                                          ======
    Adjustment needed..................................................     (565)
                                                                          ======

    Assumed Indebtedness consists of certain bilateral credit facilities and indebtedness including those in connection with the Company's
    Foshan, China facility. See "Description of Credit Facilities--Other
    Credit Facilities."

    No tax benefit has been provided on the additional interest costs due to tax losses for the period.

  (b) Represents amortization of deferred financing costs incurred in connection with the Senior Notes.

  (c) U.K. GAAP differs in certain significant respects from U.S. GAAP. A summary of the significant differences as they affect the Company are set forth in Note 26 to the historical Consolidated Financial
       Statements of the Company included elsewhere herein.

    Calculation of unaudited pro forma consolidated net loss under U.S.
    GAAP for the periods indicated below is as follows:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             1997
                                                                         ------------
                                                                        (Pounds)000
    Pro forma net (loss) continuing operations in accordance with U.K.
     GAAP..............................................................   (2,222)
    Adjustments to conform to U.S. GAAP:
      Goodwill amortization............................................   (4,057)
      Pensions and other post retirement employee benefit..............      162
      Taxation.........................................................      (16)
      United Texon Limited acquisition costs...........................     (500)
      Extraordinary items..............................................    1,144
                                                                          ------
    Pro forma
     net loss from continuing operations in accordance with U.S. GAAP..   (5,489)
                                                                          ======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's services and trends in the Company's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," and "intend" and other similar expressions, constitute forward-looking statements as defined in Section 21E(i)(1) of the Exchange Act and are subject to business and economic risks, including but not limited to those discussed in "Risk Factors," and actual results may differ materially from those contemplated by the forward-looking statements.

  The Company's Consolidated Financial Statements have been prepared in accordance with U.K. GAAP, which differs in certain material respects from U.S. GAAP and are summarized in Note 26 to the Notes to the Consolidated Financial Statements of the Company included elsewhere herein. Except as noted below, all information and discussion of the Company's financial condition and results of operation have been prepared in accordance with U.K. GAAP. Under U.K. GAAP, all of the goodwill associated with the Acquisition was written off upon completion. Under U.S. GAAP, the goodwill would be amortized over the ensuing life of the asset.

  Until June 1997, the Materials business and the Machinery business were owned and operated by United Texon Limited and its subsidiaries as two businesses within a single legal group of companies. The Materials business consisted of the manufacture and marketing of structural materials which are used in the manufacture of footwear. The Machinery business comprised the business of selling shoe manufacturing machinery and supplying the on-going servicing requirements of that shoe manufacturing equipment.

  At the end of 1996 the decision to legally demerge the divisions into two independent groups of companies, was taken following a review of the short term plans for each of the businesses. These plans confirmed management's view that there was very little synergy between the two divisions, the customer bases were different and the fundamental drivers and objectives for each business were dissimilar. Therefore United Texon Limited underwent an internal reorganization which was completed on December 31, 1997, whereby the Machinery business formed USM Group Limited which was sold by United Texon Limited to a new company principally owned by the shareholders of the Company. This resulted in the separation of the ownership of the Machinery business from United Texon Limited. The Materials business was retained by United Texon Limited, the entire issued share capital of which was acquired by the Company. The operation of the Materials business is undertaken by the Company and its subsidiaries, accordingly the discussions that follow focus on the continuing operations that comprise the materials business.

  The ongoing agreements between the Company and the Machinery group consist of (i) distribution/agency agreements for several markets where one of the two businesses does not have a significant presence, (ii) agreements for the sharing of certain premises or services and (iii) group relief agreements for the surrender of tax losses for which payments will be made to the surrendering company at a discount to the relevant rate of corporation tax. Pursuant to distribution/agency agreements, a Machinery group company is appointed as a distributor or agent for the sale of certain of the Company's products from Austria, Brazil, Canada, France, Germany, Japan, Korea, Spain, Taiwan, and Thailand. Members of the Machinery group have appointed the Company as distributor/agent for certain shoe machinery products in Australia, Mexico and New Zealand. These agreements are generally for a initial term (typically one year) and are then automatically continued subject to six months' termination notice. Agreements between the Company and Machinery group companies are in place for the sharing of premises or services in Austria, China, France, Germany,

Indonesia, Spain, the UK and the United States. These agreements provide for payments to be made on what the Company believes is a reasonable, commercial basis. These agreements are generally for a short term although the Company has entered into a sub-lease from a Machinery group company of office premises at Wilmington, Massachusetts which will expire when the primary lease expires on December 31, 2001.

GENERAL

  The Company is the world's largest manufacturer and marketer of structural materials essential for the manufacture of footwear. The Company operates a global business, with sales that are widely diversified by geographic region and product line. Approximately 90% of 1997 sales were to the footwear manufacturing industry with the balance sold to customers in the apparel, medical, construction and other industries. In 1997, sales of insoles, stiffeners, other footwear materials and industrial products accounted for 50%, 17%, 23%, and 10% of total sales, respectively. In the same period, through the Company's extensive marketing and distribution network, 48% of sales were made to Europe, 27% to Asia and the Pacific, 18% to the Americas and 7% to the rest of the world.

  The majority of the Company's operations are conducted in countries other than the U.K. In addition to sales revenues in Pounds Sterling, the Company's reporting currency, the Company's sales are primarily denominated in U.S. dollars and European currencies which are members of the EMS. In 1997, 22% of the Company's revenues were in Sterling, 29% in U.S. dollars, 43% in EMS currencies and 6% in other currencies. By contrast, in 1997, 34% of its cost of goods sold and operating expenses were denominated in Sterling, 35% in U.S. dollars, 29% in EMS currencies and 2% in other currencies. As a result, appreciation of Sterling versus the U.S. dollar and the EMS currencies may have a negative impact on the Company's trading results, and depreciation of Sterling against the U.S. dollar and EMS currencies may have a positive impact. During 1997, Sterling has appreciated 5.1% against the U.S. dollar and 20.9% against the EMS currencies (based on average exchange rates for dollars and Deutsche Marks, respectively, for 1997 versus 1996). The Sterling value of sales, gross profit and operating profit in other currencies can vary significantly with changes in exchange rates between these other currencies and Sterling. The Company believes that the issuance of the Notes denominated in Deutsche Marks serves as a natural hedge as, in 1997, 43% of the Company's revenues, and only 29% of the Company's expenses were denominated in EMS currencies. If the U.S. dollar and EMS exchange rates in effect during 1996 had remained in effect during 1997, the Company's revenues would have been (Pounds)6.7 million higher than reported.

  The Company operates seven major manufacturing facilities in the U.K., the United States, Germany, Italy, Spain and China. The Company produces non-woven products at Skelton in northern England, and further processes those products and manufactures tacks, nails and other footwear products at a site adjacent to its corporate headquarters in Leicester, England. In 1996, the Company acquired a Spanish non-woven production facility that has approximately one-quarter the rated capacity of its Skelton plant. Of the Company's total rated cellulose production capacity of 44,800 metric tonnes per annum, approximately 35% is produced at Mockmuhl, Germany, 34% in the United States at Russell, Massachusetts, 18% at Foshan, China, and 13% at Ripatransone Italy.

  The Company's costs and expenses include manufacturing (approximately 65.2% of 1997 sales), selling and marketing expenses (approximately 15.9% of 1997 sales), general and administrative expenses (approximately 9.9% of 1997 sales) and research and development costs (approximately 1.1% of 1997 sales).

  During 1996, the Company appointed a new Chief Executive Officer and a Group Finance Director. This new management team's primary focus during the year was the increased sale of high margin products, and a recovery of the Company's gross margins after their deterioration during 1995 as a result of high global pulp prices. To reduce its dependence on primary pulp, the Company continued the implementation of a process to utilize lower cost secondary pulp fibers from recycled paper products at its Russell, Massachusetts facility, which it has started to introduce at its cellulose facilities worldwide. The Company is monitoring the development of three new futures markets for pulp which have been established in the U.K. and Finland in 1997 to determine if they could be used to reduce potential exposure to raw materials price volatility.

  During 1997, the Company's primary focus has been to increase the sales of its higher margin non-woven products, especially to Asian manufacturers who operate as subcontractors to major footwear companies in the United States and Europe. These manufacturers select the Company on the basis of its quality non-woven insoles and stiffeners particularly designed for athletic shoes. These sales have increased over the period 1995 to 1997. To reduce its transportation costs to ship these materials from the U.K. to Asia, the Company plans to build a non-woven facility in China in the near future. The Company believes it has developed significant experience in operating in China since it opened its cellulose facility in association with a joint-venture partner there in 1994.

  On July 21, 1997 the Company completed the sale of its South African subsidiary, BU Shoe Machinery (Pty) Limited, to two former directors of that company. The decision to sell this business arose as a result of net losses being generated by the subsidiary in 1996 and the difficulty in transferring funds out of South Africa due to exchange control regulations. The total consideration paid for the business was (Pounds)466,000 resulting in a loss to the Company of (Pounds)223,000 which was included in the 1997 loss of the discontinued operations.

  On January 30, 1998 Peter Selkirk, Neil Fleming and David Gamble, together with two directors of the discontinued business, exercised options over shares in United Texon Limited. The shares were immediately sold to the Company in connection with the Acquisition for (Pounds)2.81 million. See "Use of Proceeds."

  On April 30, 1998 the Company acquired a further 30% of the shares in Foshan Texon Cellulose Board Manufacturing Co. Limited, its joint venture in China. The consideration was $2.6 million payable in three annual installments. The Company now owns 87.6% of the joint venture.

RESULTS OF CONTINUING OPERATIONS

  The following table sets forth certain data from the Company's Consolidated Financial Statements prepared under U.K. GAAP expressed as a percentage of sales.

                                                    FISCAL YEAR ENDED
                                                      DECEMBER 31,
                                              ---------------------------------
                                                   HISTORICAL ADJUSTED
                                              ---------------------------------
                                              1993   1994   1995   1996   1997
                                              -----  -----  -----  -----  -----
Sales:
  Insoles....................................  47.8%  47.5%  48.6%  50.6%  50.3%
  Stiffeners.................................  14.3   14.7   14.4   15.4   16.8
  Other footwear materials...................  27.5   27.5   25.5   24.3   22.8
  Industrial products........................  10.4   10.3   11.5    9.7   10.1
                                              -----  -----  -----  -----  -----
    Total sales.............................. 100.0  100.0  100.0  100.0  100.0
Cost of goods sold...........................  65.3   66.6   69.8   65.6   65.2
                                              -----  -----  -----  -----  -----
Gross profit.................................  34.7   33.4   30.2   34.4   34.8
Marketing and administrative expenses........  21.4   22.3   21.7   21.7   26.9
                                              -----  -----  -----  -----  -----
Operating income.............................  13.3   11.1    8.5   12.7    7.9
                                              =====  =====  =====  =====  =====
Net income (loss)............................   3.5    2.6   (2.9)   2.8   (2.0)
                                              =====  =====  =====  =====  =====

  COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

  Sales turnover. Sales decreased (Pounds)6.3 million, or 4.9%, to (Pounds)122.3 million in 1997 from (Pounds)128.6 million in 1996. On a constant currency basis, however, sales increased by 4.5% during 1997 from the comparable period in 1996. Sales of insoles decreased (Pounds)3.6 million, or 5.5%, to (Pounds)61.5 million in 1997 from (Pounds)65.1 million in 1996. On a constant currency basis, however, insole sales increased 5.4% due to an increase in the volume of cellulose insoles sold in the Middle East and an increase in sales of non-woven insoles in Asia. Sales of stiffeners increased (Pounds)0.7 million, or 3.7%, to (Pounds)20.5 million in 1997 from (Pounds)19.8 million in 1996. On a constant currency basis, however, sales of stiffeners increased 10.5%, mainly as a result of additional sales volume in Asia following the Company's marketing initiative to replace solvent stiffeners with the thermoplastic stiffeners in which the Company specializes. Sales of other footwear materials decreased (Pounds)3.3 million, or 10.6%, to (Pounds)27.9 million in 1997 from (Pounds)31.2 million in 1996. On a constant currency basis, sales volume of other footwear materials decreased by 2.0% primarily as a result of a decline in sales of tacks. Sales of industrial products remained constant at (Pounds)12.4 million in both periods.

  Gross Profit. Gross profit decreased to (Pounds)42.5 million during 1997 compared with (Pounds)44.3 million in 1996. Gross profit increased to 34.8% of sales for 1997 from 34.4% for 1996. The increase was primarily due to the result of increased manufacturing efficiency in the production of cellulose products and increased sales volumes of higher-margin, non-woven materials to Asia for resale into western markets.

  Marketing and administrative expenses. Marketing and administrative expenses increased by (Pounds)4.9 million or 17.6% to (Pounds)32.9 million during 1997, from (Pounds)28.0 million in 1996. However, marketing and administrative expenses include exceptional expenses relating to fees of (Pounds)1.7 million incurred in connection with a contemplated sale of the Materials business, which sale was abandoned by the Company's shareholders in October 1997, and (Pounds)1.1 million in refinancing costs. In addition, (Pounds)2.8 million, representing the cost of the exercise of the management share options on completion of the Offering is also included in marketing and administrative expenses. Excluding these exceptional items marketing and administrative expenses would have been (Pounds)27.3 million or 22.3% of sales. The increase in marketing and administrative expenses in 1997 was primarily due to higher costs associated with selling and marketing expenses for the distribution of non-woven products in the Asian market.

  Operating Profit. Operating profit before exceptional items decreased (Pounds)6.7 million to (Pounds)9.6 million for the year ended December 31, 1997 compared to 1996. Excluding the exceptional expenses noted above, operating profit would have been (Pounds)15.2 million or 12.4% of sales as compared to (Pounds)16.3 million or 12.7% of sales in 1996. The variance was primarily the result of the factors discussed above as well as the negative impact on operating margins from the strength of Sterling against the major European currencies.

  Interest. Interest expense increased by (Pounds)0.2 million or 2.0% to (Pounds)10.2 million for the year ended December 31, 1997 compared to 1996, reflecting a similar amount of debt in each period.

  Taxation. The tax charge decreased by (Pounds)0.9 million to (Pounds)1.5 million for the year ended December 31, 1997. The decrease is in part due to lower overseas tax charges.

  Net income/(loss). There was a net loss in the year to December 31, 1997 of (Pounds)0.8 million as compared to net income in 1996 of (Pounds)3.6 million. The variance was primarily the result of the factors discussed above.

  Discontinued operations. Sales decreased (Pounds)11.2 million to (Pounds)67.0 million for the year ended December 31, 1997 as compared to the same period in 1996. The primary reasons for this fall in revenue was the sale of the South African operation in June 1997, (which resulted in a loss on sale of (Pounds)223,000), the run-down and factory closure in Taiwan, and the continuing strength of Sterling.

  Gross profit decreased from (Pounds)24.6 million in 1996 to (Pounds)21.9 million in 1997, mainly as a result of lower sales volume. When expressed as a percentage of sales gross profit increased from 32% to 33%.

  Marketing and administrative expenses in 1997 were (Pounds)24.6 million, a decrease of (Pounds)3.8 million from the (Pounds)28.4 million in 1996. The reduction is the result of the restructuring program implemented in 1995 to reduce the number of employees and cut costs.

  Net loss in 1997 was (Pounds)1.9 million as against (Pounds)4.3 million in 1996. The improvement principally is due to the above decrease in operating expenses and the inclusion of the net profit on disposal of the Machinery business of (Pounds)1.6 million.

  Marketing and administrative expenses when expressed as a percentage of sales for the Materials business are significantly lower than for the Machinery business (Discontinued operations). The two principal reasons are that the Machinery business incurs both the employment costs of servicemen and the cost of spare parts used by the servicemen, reflecting the capital goods nature of its business, and its main operating facilities are located in high cost countries such as Germany and the UK.

  During 1997, as part of the demerger process, the Company entered into the Credit Agreement with Chase Manhattan Bank, an affiliate of one of the Company's stockholders. Chase Manhattan Bank received fees for banking and strategic advice totaling (Pounds)0.8 million. Additionally, (Pounds)0.5 million is payable to Apax Partners & Co., a stockholder of the Company, as an advisory fee.

  COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

  For the purposes of discussing the 1995 results the financial information for the year ended December 31, 1995 represents the aggregation of the results of USM (Holdings) Limited for the period from January 1, 1995 to April 24, 1995 and for United Texon Limited for the period from January 1, 1995 to December 31, 1995, as though the 1995 Acquisition had occurred on January 1, 1995. See "The Transactions." On a pro forma basis, net interest expense would have been increased by (Pounds)0.6 million, representing the additional interest expense associated with the 1995 Acquisition.

  Sales turnover. Sales increased (Pounds)12.9 million, or 11.1%, to (Pounds)128.6 million in 1996 from (Pounds)115.7 million in 1995. On a constant currency basis, sales increased by 10.5%, or essentially by the same amount as on a nominal basis, reflecting the lack of overall foreign exchange distortions during the period. Sales of insoles increased (Pounds)8.9 million, or 15.8%, to (Pounds)65.1 million in 1996 from (Pounds)56.2 million in 1995. The insole product line benefited from the acceptance and increased usage in the Asian market of a new line of non-woven insoles especially designed for athletic shoes. Sales of stiffeners increased (Pounds)3.1 million, or 18.6%, to (Pounds)19.8 million in 1996 from (Pounds)16.7 million in 1995, primarily as a result of the acquisition of a new extrusion line which increased capacity significantly, and the acquisition of a new non-woven fabric plant in Spain. Sales of other footwear materials increased (Pounds)1.7 million, or 5.8%, to (Pounds)31.2 million in 1996 from (Pounds)29.5 million in 1995, primarily due to an increase in sales of shoe liners. Sales of industrial products decreased (Pounds)0.8 million, or 6.0%, to (Pounds)12.5 million in 1996 from (Pounds)13.3 million in 1995.

  Gross Profit. Gross profit increased (Pounds)9.3 million, or 26.6%, to (Pounds)44.3 million in 1996 from (Pounds)35.0 million in 1995. Gross profit margin increased to 34.4% in 1996 from 30.2% in 1995. The increase resulted from the stabilization in global prices of pulp used in the cellulose manufacturing process, the increased price of which in 1995 negatively impacted gross margins for that year. In addition, the Chinese cellulose plant concentrated on margin improvement after the success of its initial market penetration in 1995.

  Marketing and administrative expenses. Marketing and administrative expenses increased (Pounds)2.9 million, or 11.6%, to (Pounds)28.0 million in 1996, from (Pounds)25.1 million in 1995. Marketing and administrative expenses remained constant at 21.7% of sales over the two periods. The increase in marketing and administrative expenses was due to increased expenses of the Chinese plant and higher distribution costs as a result of increased sales volume. In addition, 1995 expenses were reduced as a result of the refund to the Company of a U.K. property tax payment.

  Operating Profit. Operating profit increased (Pounds)6.4 million, or 64.6%, to (Pounds)16.3 million in 1996, from (Pounds)9.9 million in 1995. Operating profit increased to 12.7% of sales in 1996 from 8.5% in 1995, primarily for the reasons discussed above.

  Interest. Interest expense decreased by (Pounds)0.7 million or 6.5% to (Pounds)10.0 million in 1996 from (Pounds)10.7 million in 1995. The decrease in interest expense was mainly due to the decrease in debt during the period.

  Taxation. The tax charge increased by (Pounds)1.4 million to (Pounds)2.4 million in 1996. The increase was due to higher taxable profits in overseas subsidiaries.

  Net income/(loss). There was net income in 1996 of (Pounds)3.6 million compared to a net loss in 1995 of (Pounds)3.3 million. The increase was due to a combination of increased sales with higher margins and the exceptional items in 1995.

  Discontinued operations. Sales decreased (Pounds)4.3 million from (Pounds)82.6 million in 1995 to (Pounds)78.2 million in 1996 this reduction was principally due to the continued weakness of demand in European and North American markets where the business has a high market share.

  Gross profit in 1996 was (Pounds)24.6 million, similar to that achieved in 1995, however, cost of goods sold in 1995 included exceptional expenses of (Pounds)4.3 million relating to the restructuring program announced at the end of 1995. Excluding these exceptional expenses gross profit fell from 35% of sales in 1995 to 32% in 1996 mainly due to underutilization of the production facilities as a result of lower sales volumes.

  Marketing and administrative expenses decreased by (Pounds)6.1 million to (Pounds)28.4 million in 1996, however, 1995 included exceptional expenses of (Pounds)4.2 million. Therefore, the net reduction was (Pounds)1.9 million, principally in administrative and research and development expenses as the restructuring program reduced employees and costs.

  Net loss for 1996 was (Pounds)4.3 million as compared to (Pounds)11.4 million in 1995. Excluding the exceptional charge taken for restructuring the business in 1995 the net loss was (Pounds)2.9 million. The deterioration in profitability during 1996 was principally due to the reduction in turnover offset by reduced expense levels and the underutilization of the production facilities.

  During 1995, in connection with the acquisition of United Texon Limited by Apax Partners & Co., the Company paid acquisition fees and expenses to Apax Partners & Co. of (Pounds)0.9 million and strategic advice fees to Bankers Trust Co., a former shareholder of the Company, of (Pounds)1.5 million.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs will arise primarily from debt service obligations on the indebtedness incurred in connection with the Transactions, working capital needs and the funding of capital expenditures. At December 31, 1997, on a pro forma basis after giving effect to the Transactions, the Company's consolidated indebtedness would have been approximately (Pounds)92.0 million, consisting of (Pounds)4.3 million in borrowings under the Revolving Facility, (Pounds)82.2 million under the Notes, and (Pounds)5.5 million borrowings under certain bilateral facilities. The total liabilities at December 31, 1997 on a pro forma basis are (Pounds)121.2 million including consolidated indebtedness of (Pounds)92.0 million which compares to total assets of (Pounds)54.3 million. The excess of liabilities over assets of (Pounds)66.9 million is principally owing to the high level of debt. The degree to which the Company is leveraged could have a significant effect on its results of operations.

  The shareholders deficit as at December 31, 1997 on a pro forma basis of (Pounds)68.3 million results from the goodwill on acquisition of United Texon Limited being written off immediately and as such does not impact the Company's ability to service debt.

  Principal and interest payments under the Revolving Facility and the Notes will represent significant liquidity requirements for the Company. Loans under the Revolving Facility will bear interest at floating rates. For a description of the Revolving Facility, see "Description of Credit Facilities."

  In addition to its debt service obligations, the Company's remaining liquidity requirements relate to capital expenditures and working capital needs. The Company incurred capital expenditures of (Pounds)1.7 million, (Pounds)3.2 million, (Pounds)2.0 million and (Pounds)1.8 million in the years ended December 31, 1997, 1996, 1995 and 1994, respectively. The Company anticipates that maintenance capital expenditures over the years 1998 through 2000 will total approximately (Pounds)1.0 million per annum. In addition, over the next three years, expenditures for manufacturing capacity expansion and replacing and updating certain of its information technology systems in order to improve operating efficiency are anticipated to total approximately (Pounds)8.5 million.

  The Company's primary sources of liquidity will be cash flows from operations and borrowings under the Company's (Pounds)15.0 million Revolving Facility which has a term of three years and is subject to a mandatory commitment reduction at the end of each year by an amount based on excess cash as set forth therein. The components of net cash flow from operating activities are detailed in the Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus and include operating profit/(loss) adjusted for (i) depreciation; (ii) changes in working capital; (iii) the effect of other deferrals and accruals on operating activity cash flow; (iv) profit on sale of tangible fixed assets; and (v) any exceptional items. Net cash flow from operating activities for the year ended December 31, 1997 was (Pounds)4.9 million, a decrease of (Pounds)22.4 million from the comparable period of 1996. The principal reason for the decrease is a working capital adjustment of (Pounds)11.8 million associated with the disposal of the Machinery business.

  The Company is a holding company whose only material assets are its investments in its subsidiaries. The Company conducts no business and is completely dependent on distributions from its subsidiaries to service its debt obligations, including the payment of all amounts due in respect of the Notes. See "Risk Factors--Holding Company Structure; Structural Subordination."

  The Company believes that cash flow generated from operations, together with the amounts available under the Revolving Facility, should be more than sufficient to fund its debt service requirements, working capital needs and anticipated capital expenditures for the foreseeable future. See "Risk Factors--Substantial Leverage; Possible Inability to Service Debt."

INTERNATIONAL OPERATIONS

  The Company conducts operations in countries around the world including through manufacturing facilities in the U.K., the United States, Germany, Italy, Spain and China. The Company's global operations may be subject to some volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.

  The financial position and results of operations of the Company's businesses outside the U.K. are measured using the local currency as the functional currency. Most of the revenues and expenses of the Company's operations are denominated in local currencies whereas the majority of raw material purchases are denominated in U.S. dollars. Assets and liabilities of the Company's subsidiaries outside the U.K. are translated at the balance sheet exchange rate and statement of operations accounts are translated at the average rate prevailing during the relevant period.

  Although 27% of the Company's sales are to Asia and the Pacific, these sales are to major footwear companies' subcontractors located in the region who export the substantial majority of their production. As such management estimates that less than 5% of their sales are used in footwear which is sold in Asia. Therefore the Company believes that the recent economic and banking problems experienced by some of the Asian countries should not have material impact on the Company's results of operations and revenues.

  The recent devaluation of certain Asian currencies has benefited some of the Company's competitors who manufacture their products in the region. However, as labor and overhead relative to raw materials which are substantially denominated in US dollars represent a small proportion of the cost of goods sold, management does not expect a material impact on the operations of the Company.

  The Company's financial performance in future periods may be adversely impacted as a result of changes in the above factors which are largely beyond the control of the Company. See "Risk Factors--Compliance Costs Associated with Governmental Regulation; Import Duties and Taxes" and "--Risk of Foreign Exchange Rate Fluctuations; Introduction of the Euro."

INFLATION

  The Company does not believe that inflation has had a material impact on its financial position or results of operations during the periods covered by the Consolidated Financial Statements and the related notes thereto included elsewhere herein.

YEAR 2000 COMPLIANCE

  The Company is in the process of formulating and implementing a program designed to ensure that the software used in connection with the Company's business and operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. The Company currently estimates that the additional costs to be incurred in connection with such a program shall be approximately (Pounds)200,000 although there can be no assurance that this will be the case or that the Company will not incur additional costs in connection with such program.

  The general expectation by those who have studied best practice in managing the Year 2000 problem is that even the best run projects will face some Year 2000 compliance failures. There can be no assurance that Year 2000 projects will be successful or that the date change from 1999 to 2000 will not materially affect an organization's operations and financial results. Businesses, including the Company, may also be affected by the inability of third parties to manage the Year 2000 problem.

RECENT ACCOUNTING CHANGES

  New U.K. accounting standards. In December 1997, the Accounting Standards Board issued Financial Reporting Standard (FRS) 10. FRS 10 is effective for all accounting periods ending on or after December 23, 1998 with earlier adoption permitted. The new requirements must be applied prospectively from the period of adoption but can be applied retrospectively. This FRS provides accounting and reporting standards for goodwill and intangible assets and requires that goodwill and intangible assets be capitalised and amortized over their expected useful lives up to a maximum of 20 years, subject to the following exception: for assets which are expected to last longer, including those with indefinite lives, the asset is amortized over that longer period, or not at all as the case may be, and is evaluated for impairment at least annually. The Company has decided to apply the provisions of FRS 10 prospectively in 1998. FRS 10 could have a material effect on the Company's financial position and results of operations as it pertains to any future acquisitions.

  New U.S. accounting standards. SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. It requires that all items that are required to be recognised under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company is currently reviewing the likely impact on the classification of items included in shareholders' equity.

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated. It requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company is currently reviewing the likely impact on the level of disclosure currently provided in its financial statements.

                                   BUSINESS

OVERVIEW

  The Company believes it is the world's largest, in terms of sales, manufacturer and marketer of structural materials that are essential in the manufacture of footwear. The Company, founded in Leicester, England in 1899, operates a global business, which generates sales that are widely diversified by geographic region and product line. The Company's primary products include materials for insoles, which form the structural foundation of shoes; stiffeners, which support and shape the toe and heel of shoes; and other products used in the manufacture of footwear, such as linings, tacks, nails, steel shanks and adhesives. The world's largest manufacturer of insole materials, the Company also commands leading positions in the markets for its other footwear products. While the products sold by the Company represent a small percentage of the total cost of materials contained in footwear, they are critical to the performance and manufacture of footwear and are not fashion sensitive. In 1996, approximately 90% of sales were to the footwear manufacturing industry. By leveraging its expertise in the manufacture of these structural materials, the Company has developed several related niche industrial products such as carpet gripper pins and cellulose air freshener material. These industrial products are sold to a wide range of industries.

  The Company supplies most of the major footwear manufacturers in the world and believes that its global presence gives it a unique competitive advantage to exploit industry trends favoring suppliers who provide footwear companies with a "global partner". The Company supplies over 6,000 customers worldwide, servicing global athletic footwear companies such as Nike and Adidas, designers and producers of casual shoes including Timberland and R. Griggs & Co (Dr Martens) and manufacturers of men's and women's formal shoes such as Church's and Bally. The Company has seven manufacturing sites strategically located in Europe, the United States and China and sells its products in more than 90 countries through an extensive marketing and distribution network. In 1997, sales of insoles, stiffeners, other footwear materials and industrial products accounted for 50%, 17%, 23% and 10% of total sales, respectively. In 1997, 48% of the Company's sales were made to Europe, 27% to Asia and the Pacific, 18% to the Americas and 7% to the rest of the world.

COMPETITIVE ADVANTAGES

  The Company believes that it benefits from the following competitive advantages which have enabled it to increase sales and operating profitability and maintain its leadership position in the structural footwear materials industry.

  Leading Market Position Driven by Strong Brands and High Quality
Products. The Company is recognized in the footwear industry for high standards of quality across its full range of products and for providing innovative technical solutions and support to its customers worldwide. The Company believes it is the world's largest producer of insole material, stiffeners and tacks and nails for footwear. The Company's products are marketed under brand names which enjoy extremely wide recognition within the footwear industry, such as "Texon," "Tufflex," "Formo," and "Unifast." The Company believes that its leading market position is due to successful branding of its products, reliability and high performance. As a U.K. based global enterprise, the Company also benefits from the reputation of the U.K. footwear industry for quality production and technological leadership.

  Global Presence. The Company supplies most of the world's footwear manufacturing industry across Europe, the Americas and Asia through its direct presence in each of those markets. The Company has seven manufacturing plants in six countries and 27 strategically located field warehouses. An extensive marketing and distribution network enhances the Company's ability to provide high quality, local service to its customers and to global branded footwear companies' worldwide sourcing networks. The Company recently established a bonded warehouse in India to service the needs of local manufacturers supplying primarily North American and European footwear companies. The Company believes that it is uniquely positioned to benefit from the continuing globalization within the footwear industry.

  Strong Relationships with a Diverse Customer Base. The Company benefits from long-established relationships with many of the most important footwear companies in the world. The Company has been supplying products for Nike since its entry into the footwear market and for R. Griggs & Co (Dr Martens) and Church's for nearly a century. The Company believes that its customer relationships are strengthened by its high quality products, brand names, leading market position, and the high level of technical support it provides to its clients. The Company's customer base is geographically diverse and covers a wide spectrum of footwear (athletic, traditional and safety; men's, women's and children's), minimizing the Company's exposure to individual markets. In 1997, no single customer accounted for more than 3% of sales, and the top ten customers totaled less than 14% of sales.

  Diverse and Customized Products. The Company offers a broad range of products, many of which are customized to meet the needs of individual footwear manufacturers. By satisfying its customers' preference for a "one-stop shop", the Company's broad and comprehensive product range contributes to its leading market position. The Company continually develops and evolves its product lines to meet the precise and changing requirements of footwear manufacturers. The Company believes that no competitor produces or provides as broad a range of products.

  Attractive Ancillary Businesses. The Company leverages its global distribution channels to distribute products it does not produce itself and utilizes its manufacturing capacity to manufacture related industrial products. The Company manufactures and distributes products not related to the footwear industry but which employ the Company's core manufacturing techniques, such as air filters, materials for air fresheners and machine-applied nails. The Company believes it is the market leader in materials for automotive air fresheners in the United States and carpet gripper pins in Europe.

  Technological Leadership. The Company believes it was the first to develop cellulose insole material and non-woven insole material. These are now the two most commonly used types of insole material in the world. The Company seeks to be at the forefront of product development and to maintain a technological advantage over its competitors through continued improvements in product performance, manufacturing techniques and efficiency. For example, the Company employs specialized technology to assist anti-counterfeiting programs that are especially important to branded athletic shoe manufacturers.

  Experienced and Incentivized Management Team. Many of the Company's senior managers have more than a decade of experience with the Company. Individually, the Company's managers have established track records in delivering revenue and profit growth, developing new products, penetrating new markets, improving production efficiency and streamlining supply chains. Senior management has a significant equity stake in the Company.

BUSINESS STRATEGY

  The Company's strategy is to expand sales, increase profitability and strengthen its position as the industry leader and supplier of choice through the following key initiatives:

  Increase Global Market Share. Management plans to leverage its strong customer relationships to expand the Company's market share. The Company's customers and markets served have grown rapidly in recent years, contributing to increased sales and improved operating results. Recognizing the movement of manufacturing capacity to Asia, the Company established a facility in China in 1994 which manufactures and supplies cellulose insole material to local footwear manufacturers producing principally for the export market. The Company intends to establish a non-woven manufacturing facility in China to further enhance its market position.

  Provide Preeminent Customer Service Worldwide. The Company intends to improve further its responsiveness to the needs of its customers. To enhance access to its products and address specific customers' needs, the Company recently established a centralized customer care center and a comprehensive catalog for part of its branded product line. The Company plans to build a new production facility in China, which will produce new generation non-woven products for global athletic footwear companies manufacturing there for the world market. The new facility will shorten the supply chain between the Company and manufacturers based in China thereby reducing delivery times and increasing responsiveness.

  Develop New Products. The Company has successfully developed many new products for the footwear industry and intends to accelerate its new product launch rate. The Company recently developed an innovative non-woven insole material particularly suited to the process used in the manufacture of athletic shoes. The Company will continue to adapt technologies developed for the footwear industry for use in other applications such as "no-dig" installed-pipe repair liners and high-temperature air filters.

  Increase Operating Efficiencies. Management continuously reviews the Company's operations for opportunities to further reduce costs and increase manufacturing efficiencies through implementing world-class manufacturing techniques, procurement and supply chain processes. The Company also plans to replace and upgrade certain of its information technology systems. The majority of the Company's manufacturing facilities have been certified as being in compliance with the specifications promulgated by the International Standards Organization.

  Reduce Raw Materials Cost. The Company continues to improve its operating results by reducing raw material costs and dependence on certain raw materials. At its Russell, Massachusetts facility, the Company implemented a process to use less expensive secondary fibers from recycled pulp products to complement primary wood pulp, a basic component of cellulose production. The Company plans to extend the use of this process to its other cellulose manufacturing plants. The Company is also working with its suppliers to develop ways of using less expensive raw materials in various production processes while maintaining the quality and specifications of the finished product.

  Pursue Strategic Growth Opportunities. The Company believes that the fragmented nature of the footwear materials industry provides opportunities for organic growth and through potential joint ventures and strategic acquisitions. The Company intends to pursue selective acquisitions that complement its existing product offering and enable it to expand in selected geographic areas. Attractive acquisition targets would have relatively small sales compared to the Company, a fixed cost base that is easily eliminated, and a complementary market position. The Company also will consider joint ventures which would give it access to new products, markets or technologies.

THE INDUSTRY

  The Shoe and Allied Trades Research Association, or SATRA, the leading trade association in the footwear industry, projects that the industry will continue to enjoy steady growth at a compound annual growth rate of approximately 3% through 2000 due to favorable demographic trends, including continued population and economic growth, which increase the demand for and consumption of shoes. The Company believes that the growth rate for its products is higher, as footwear manufacturers produce more footwear that utilizes structural materials to improve the structural quality and durability of shoes. In addition, the Company believes that manufacturers increasingly utilize structural products such as the Company's, which allow for environmentally conscious production processes.

  As the worldwide footwear industry has grown, there has been a shift in production capacity to Asia, primarily to capitalize on low labor costs. Asia's share of global production increased from 61% in 1991 to 70% in 1995, the last year for which data is available. The Company is well positioned with its production and marketing presence in the region.

  The structural footwear materials industry is highly fragmented, with very few companies operating beyond a national or regional level. While the footwear manufacturing industry is also fragmented, there is a growing trend towards globalization as shoe designers and branded footwear companies, which outsource the manufacturing of their footwear, increasingly seek a global solution to their supply and specification requirements. The Company has been able, and believes it is well poised to continue, to take advantage of this trend by providing its customers with high quality, state-of-the-art products and servicing their requirements in each significant market through its worldwide distribution network.

PRODUCTS AND MARKETS

  The Company's products are designed to meet its customers' needs for structural footwear material. The Company offers technical support, materials design and customized production spanning the complete process from specification of materials to the production of high volume products.

  The Company's principal products are materials for the production of insoles and stiffeners. The Company also produces or distributes linings, steel shanks, tacks, nails, adhesives and other small footwear components, together with certain niche industrial products unrelated to the footwear manufacturing industry.

  Insoles. Insoles are manufactured either from wood pulp ("cellulose insoles") or synthetic fibers ("non-woven insoles") both of which are combined with latex in a saturation process. The "Strobel" method is particularly suited to the manufacture of athletic shoes where the sole itself provides structural support and allows minimal wastage of costly upper material. As a result, sales of non-woven insoles, which are particularly suited to the Strobel method have grown significantly over the last few years and, are expected to continue to increase at a higher rate than the cellulose insole market. Nevertheless, sales of everyday footwear, which typically use cellulose insoles, remain close to 60% of the overall market, driving demand for one of the Company's core products. In 1997, total sales of insoles were (Pounds)61.5 million, representing 50% of sales, with the substantial majority of such sales representing cellulose insoles.

  Stiffeners. Toe and heel stiffeners are designed to provide a range of different stiffness, shape, support and feel characteristics for the toe and heel area of a shoe, known as "toe puffs" or "box toes" and "counters". Stiffeners are among the most technically complex components of a shoe, with the products being made from a wide range of raw material and process combinations, utilizing most of the Company's core manufacturing technologies. The Company's more environmentally sound thermoplastic stiffeners are more attractive to manufacturers than a chemical solvent based alternative. The Company's stiffeners are also ideal for more complex athletic shoes, which require sophisticated stiffeners given certain sports' needs for rigid footwear. In 1997, total sales of stiffeners were (Pounds)20.5 million, representing 17% of sales.

  Other Footwear Materials. The Company also produces or distributes a wide range of other shoe construction materials. These include shoe lining material sold under the "Aquiline" brand name and products produced by the Unifast division which sells steel shanks, tacks, nails, shoe consumables and accessories, such as buckles and eyelets, and adhesives. The Company's recent acquisition of the manufacturing equipment of a German competitor is expected to increase the operating efficiency of the division. In 1997, total sales of these footwear materials products were (Pounds)24.2 million, representing 20% of sales.

  Industrial Products. The Company manufactures products for applications which are not associated with the footwear industry but which require similar manufacturing processes to the Company's core technologies. These niche products span the cellulose, non-woven and Unifast production areas. Industrial products produced using cellulose technology include materials for automotive air fresheners and stiffeners for baseball caps. The non-woven production process has been adapted for use in high performance air filtration applications, in specialty medical dressings and "no-dig" installed-pipe repair liners, which permit the repair of installed pipes without excavation. The Unifast division utilizes its tack and nail manufacturing capacity to produce machine-applied carpet gripper pins and ballistic nails for industrial use. In 1997, total sales of industrial products were (Pounds)12.4 million, representing 10% of sales.

  Shoe Machinery Products. In Australia, Mexico and New Zealand the Company distributes shoe manufacturing machinery and associated products produced primarily by the Company's former shoe Machinery business. See "The Transactions". In 1997, this activity contributed sales of (Pounds)3.7 million, representing 3% of sales.

CUSTOMERS AND MARKETS SERVED

  The Company has three primary customer types: branded footwear companies, major manufacturers producing footwear under contract for other firms, and smaller, independent producers. The Company also sells its products to distributors and converters (companies that convert the Company's products to the actual product specification and layout required by the end shoe manufacturer) as well as customers for the Company's niche market industrial products.

  The materials manufactured by the Company can be found in footwear produced by the world's leading branded footwear companies. Branded footwear companies generally produce a detailed specification for their shoes including a list of approved materials suppliers. Large footwear manufacturers, manufacturing under contract for these branded footwear companies, select their preferred footwear materials supplier from the specified list. As a global partner to many branded footwear companies, the Company supplies its products as the preferred supplier for that customer. In other cases, the Company's products are supplied to subcontractors in circumstances where the branded shoe company is unaware of the origin of the materials being used. When footwear is not required to be produced according to a prescribed specification, manufacturers will source independently from materials suppliers. The Company seeks to develop close relationships with its customers and, in particular, to become involved in assisting customers in the design of new end-products where this is a feature of the customer's business.

  The Company believes that it is included on its customers' specification lists due to its reputation for a consistently high quality product. The Company's local presence and support is essential to its developing strong relationships with both major and smaller manufacturers, and to ensuring that local factory manufacturers follow the specifications of their customers. The Company believes that the strength of its customer relationships is a key competitive advantage at all levels. The ability to push demand for its products from branded shoe companies, while also pulling demand from individual shoe factories, is another competitive advantage which the Company believes would require considerable investment on the part of competitors to replicate.

SALES AND DISTRIBUTION

  The Company believes that it is uniquely placed in the highly fragmented footwear materials industry in having a truly global presence with both branded shoe companies and direct users of its products. The Company employs over 340 marketing, distribution and technical support personnel and uses over 115 agents and over 50 distributors. This extensive distribution network allows the Company to sell its products effectively throughout more than 90 countries, and to cover all of the world's major footwear manufacturing regions. The Company supports its strong distribution capability through its network of 27 field warehouses. Distributors and agents are supported by regionally-based sales and technical specialists allowing the Company to deliver high levels of customer service locally in its significant markets. The Company's global presence enables it to provide price, quality and delivery on a world-wide basis.

MANUFACTURING

  The Company has an expertise in tailoring a variety of distinct manufacturing processes to produce innovative technical products for the footwear industry. The Company's primary manufacturing process is the treatment of cellulose and synthetic fibers with latex to produce insoles. The Company further processes the synthetic products to produce stiffeners. The Company also processes metal strip and wire to produce shanks, tacks and nails.

  The large majority of the Company's insole and stiffener material is produced in sheet or roll form to facilitate transport and shipment. This material then requires further conversion before use in footwear manufacture. Such conversion consists of cutting or molding the product to specification. The labor-intensive conversion process is typically carried out by third party converters. The Company converts a small proportion of its material itself as a service to its customers.

  Cellulose Manufacturing Process. The cellulose manufacturing process is used primarily for the production of insole material. In a process similar to the manufacture of paper, pulp is combined with synthetic latex into a saturated board which is then dried and cured so that the latex acts as a binder for the board. Trace additives and coatings are used to develop the required properties for different grades of product. Cellulose insole material may require further treatment with coatings of polymeric film or laminating with layers of foam to enhance waterproofing, comfort and other characteristics. The Company does not perform these processes in-house, but rather outsources them or sells its cellulose products on for further processing.

  Synthetic Non-Woven Manufacturing Process. Stiffeners and a portion of the Company's insoles and other products are produced using synthetic, non-woven materials. The primary production begins with the processing of polyester and other synthetic fibers to produce felt of various grades and thickness. As a non-woven process, the synthetic fibers are intertwined rather than woven. In some cases, this is followed by heat treatment. Further stages involve impregnation with synthetic rubbers and may include coloring and finishing, which includes printing, splitting and sueding. The reels of felt are impregnated and rolled to the correct gauge and an adhesive coating is added to one or both sides. The material is then cut into sheets or rolls.

  Specific, non-woven processes are occasionally outsourced to supplement in-house production, particularly in the area of fabric manufacturing. All outsourcing takes place with established supplier links and is usually for short periods only.

  Manufacturing of Tacks, Nails and Shanks. The Unifast division manufactures tacks, nails and steel shanks. Tacks and nails are made from rolls of wire which are punched by a die and then cut to form the tacks and nails. A sophisticated manufacturing process is required to make the tacks and nails suitable for usage in high speed machines. Further processing may include threading, heat treating or plating. Shanks are stamped and formed from rolls of sheet steel in thousands of different shapes, heat treated, washed and packed.

  Manufacturing of Other Industrial Products. The Company has developed expertise within its core technologies which has enabled it to make a number of unique products for industrial applications outside of footwear manufacturing. These products utilize the Company's manufacturing skills and technical expertise to engineer innovative solutions for other industries. Products include materials for vehicle air fresheners, imitation leather goods, specialty medical dressings, filtration products and pipelining systems.

FACILITIES

  In addition to its executive offices in Leicester, U.K., the Company operates seven major facilities in six countries with a total area of approximately 84,694 square meters, of which the Company currently owns approximately 62,742 square meters and leases 21,952 square meters. These facilities are as follows:

                                SIZE                                DESCRIPTION OF
        LOCATION          (APPROX. SQ.MTRS) OWNED/LEASED        PRODUCTS MANUFACTURED
------------------------  ----------------- ------------ ------------------------------------
EUROPE
Leicester, U.K(/1/).....       16,000       Owned/ to be Tack and nails; steel shanks;
                                            Leased       conversion of stiffeners; industrial
                                                         product components
Skelton, U.K............       18,652       Leased       Non-woven materials
Mockmuhl, Germany.......       19,150       Owned        Cellulose products
Ripatransone, Italy.....        5,630       Owned        Cellulose products
Ontinyente, Spain.......        3,300       Leased       Non-woven materials
UNITED STATES
Russell, Massachusetts..       14,220       Owned        Cellulose products
ASIA
Foshan, China...........        7,742       Owned        Cellulose products

--------
(/1/) The Leicester property is currently owned by the Company. The area shown in the above table excludes part of the site which is occupied by the Machinery business. The Company intends to sell the property to a third party and to lease back the part it occupies.

  The Company's manufacturing facilities currently are operating at close to full capacity. The Company plans to expand its manufacturing capacity over the next few years, principally in Asia.

  The Company also has marketing and distribution operations across Europe (12 locations), the Americas (8 locations), and Asia and the Pacific (12 locations).

JOINT VENTURE

  The Company has a 57.6% interest in a joint venture in Foshan, China (the "Foshan Joint Venture") for the operation of a cellulose manufacturing facility. Its partner is Foshan Arts and Crafts Industry Corporation, which is controlled by the municipal government of the City of Foshan. The Company established the Foshan Joint Venture in 1994, contributing the plant and equipment, with its joint venture partner responsible for the improvements to the infrastructure of the facility. In March 1998, the Company's board of directors approved the acquisition of a further 30% of the Foshan Joint Venture for an aggregate purchase price of $2,625,000, payable over a three year period.

RAW MATERIALS AND SUPPLIERS

  The principal raw materials used by the Company in the manufacture of its products include wood pulp (which accounted for 27.6% of the Company's total raw materials costs in 1997 and 17.9% of the Company's total cost of sales in that year), polyester fiber, synthetic rubber and polymers. These raw materials are purchased both domestically and internationally. The Company believes that its supply sources are both well-established and reliable. The Company has no long-term supply contracts and has experienced no significant problems in supplying its operations. Although the Company has ongoing relationships with certain suppliers of raw materials, the Company believes that there are a number of reliable vendors available and it is able to obtain competitive pricing for raw materials. Raw material prices fluctuate over time depending on supply, demand and other factors and increases in raw material prices may have an impact on the Company's financial performance (see "Risk Factors--Price Fluctuations of Raw Materials"). The Company is seeking to reduce certain raw materials costs by the substitution of lower cost replacements.

COMPETITION

  The footwear manufacturing business is a fragmented and highly competitive industry. Competition is generally based on product quality, price, customer service and timely delivery. The Company's main competitors vary by region and by product. Cellulose insoles are the only product for which the

Company has a global competitor, Bontex, a U.S. based producer of cellulose insole materials with plants in the U.S. and Belgium. Nantex Industries Co. of Taiwan is also a competitor for cellulose insole material. Competition in the non-woven insoles market is mainly from national or regional suppliers such as Industria Biagioli and Didi & Gori in Italy and Tronjen Industries in Taiwan. Competition for sales of stiffeners is also fragmented with a limited number of international competitors such as Rhenoflex, Foss Manufacturing Co and Stanbee Co. The key competitors for the tacks and nails produced by the Company's Unifast division are Metallurgica Lombarda and Mondial Punte in Italy and Kongo Special Nail Company in Japan.

LEGAL PROCEEDINGS

  From time to time, the Company is involved in routine litigation incidental to its business. The Company is not a party to any pending or threatened legal proceeding which the Company believes would have a material adverse effect on the Company's results of operations or financial condition.

INTELLECTUAL PROPERTY

  The Company utilizes trademarks on nearly all of its products, and believes having such distinctive trademarks is an important factor in creating and maintaining the strong market position for its goods and services. This further serves to identify the Company and distinguish its goods from those of its competitors. The Company considers the "Texon," "Aquiline," "Tufflex," "Formo," "IVI," "Unifast" and "Implus" trademarks to be among its most valuable assets, and has registered trademarks in over 80 countries. The Company's policy is to protect vigorously its trademarks against infringement. The Company does not believe it is dependent to any significant extent upon any single or related group of patents, licenses or concessions.

YEAR 2000 COMPLIANCE

  The Company is in the process of formulating and implementing a program designed to ensure that the software used in connection with the Company's business and operations will manage and manipulate data involving the transition of dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. The Company currently estimates that the additional costs to be incurred in connection with such a program shall be approximately (Pounds)200,000 although there can be no assurance that this will be the case or that the Company will not incur additional costs in connection with such program. Furthermore, there can be no assurance that Year 2000 projects will be successful or that the date change from 1999 to 2000 will not materially affect an organization's operations and financial results. Businesses, including the Company, may also be affected by the inability of third parties to manage the Year 2000 problem.

ENVIRONMENTAL MATTERS

  The Company's facilities, several of which have been operated as industrial establishments for long periods of time, are subject to comprehensive environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it is currently in substantial compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain such compliance during 1998 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, adjacent sites or offsite waste disposal locations, may give rise to additional compliance or remediation costs which could have a material adverse effect on the Company's results of operations or financial condition. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

  Texon USA, Inc., the Company's U.S. subsidiary (the "U.S. Subsidiary"), was organized as a new corporation in 1997 to acquire the assets of Texon Footwear, Inc., including the manufacturing facility located in Russell, Massachusetts. As part of the reorganization, the U.S. Subsidiary expressly assumed all liabilities of Texon Footwear, Inc. that related to the acquired assets, including liabilities under federal, state and local environmental laws. The Company believes, however, that it is indemnified, by the entity from which the assets were purchased in 1990, for all currently known environmental claims. To date, the indemnifying entity has been addressing all such claims. Thus, although the U.S. Subsidiary has assumed certain obligations of Texon Footwear, Inc., which may include certain environmental liabilities, the Company does not believe that the U.S. Subsidiary ultimately will be required to satisfy claims that might be made against it, either because other parties will satisfy those claims or because Texon Footwear, Inc. otherwise will be found not to be responsible for them. The nature of past operations, however, exposes the U.S. Subsidiary to a risk of new claims, or the discovery of new information relating to existing claims, with respect to environmental matters. There can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

EMPLOYEES

  As of December 31, 1997, the Company had approximately 1,071 employees (49% in the United Kingdom, 22% in the rest of Europe, 13% in North America and 16% in Asia and the Pacific). Approximately 460 employees, or about 43%, are represented by various unions pursuant to collective bargaining agreements. The Company has not experienced any labor problems resulting in a work stoppage, and believes it maintains good relations with its employees.

BACKLOG

  As of December 31, 1997, on a constant currency basis, the Company had a backlog of approximately (Pounds)8.3 million, compared with (Pounds)10.4 million as of December 31, 1996. Most of this backlog was shipped during January 1998 and the Company believes that substantially all of the remainder will be shipped during the first quarter of 1998. Management believes that its backlog order level reduced approximately 20% over the 12 month period as a result of a reduction of non-woven backlog levels due to the reduction of order lead times. The backlog in 1996 was extraordinarily high due to a special order in the Middle East.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The Company's executive directors and other executive officers hold office on such terms as are approved by the remuneration committee of the Board of Directors or by the Board of Directors. The Company's non-executive directors hold office in accordance with the Shareholders Agreement entered into among the Company's shareholders and the Company. See "Principal Shareholders-- Shareholders Agreement and Articles of Association."

  The following sets forth the names and ages of each of the Company's directors and executive officers and the positions they hold as of the date of this Prospectus:

DIRECTORS AND EXECUTIVE OFFICERS

             NAME               AGE                   POSITION
             ----               ---                   --------
Peter Selkirk..................  42 Chief Executive and Director
Neil Fleming...................  42 Finance Director and Director
Kevin Cochrane.................  53 Director of Sales
Neil Eastwood..................  61 Director of Cellulose Operations
Tony Freeman...................  49 Director of Marketing
Terry Pee......................  54 Director of Non-Woven and Unifast Operations
David Gamble...................  51 Company Secretary
Timothy Wright.................  34 Non-executive Director
Shahan Soghikian...............  39 Non-executive Director

  Set forth below is a brief description of the business experience of each director and executive officer:

  Mr. Selkirk joined the Company as Managing Director in January 1996 after a career in technical materials based companies in the packaging, automotive and electronics sectors including Raychem Corporation and Courtaulds. He was previously employed by Raychem Corporation as manager of one of its European divisions, having been appointed in January 1993. Mr. Selkirk has an international background, having worked in the United States and throughout Europe. Mr Selkirk has managed operations in the United States and Europe and has experience in sales, marketing, logistics and manufacturing. He has a Masters degree in Natural Sciences from Cambridge University and an MBA from the London Business School.

  Mr. Fleming joined the Company as Finance Director in June 1996 after holding various financial and general management positions at companies in the capital goods, engineering and general industrial sectors, including APV plc and the Norton Company. Between February 1991 and February 1994, Mr. Fleming was group financial controller of APV plc and from February 1994 to June 1996, he was managing director and then president of one of APV's divisions. He has an international background, having worked in the United States, Germany, France, Denmark, and Luxembourg. Mr. Fleming has a Bachelor of Science Degree in Physics from Edinburgh University and is a Chartered Accountant with the Institute of Chartered Accountants of Scotland.

  Mr. Cochrane joined the Company in 1967 and has worked in various sales and marketing and managerial positions before being appointed as Director of Sales in January 1998. Mr. Cochrane has a Bachelors degree in Economics from Holy Cross College, Massachusetts and an MBA from the Wharton Business School.

  Mr. Eastwood joined the Company in 1980 and is responsible for the Company's cellulose operations as General Manager. He was appointed Director of Cellulose Operations in February 1997. He has previously been employed in operational and production control capacities in the textile industry. Mr. Eastwood has a Bachelor of Sciences degree in Textile Technology from Manchester University.

  Mr. Freeman has had 30 years of experience in the Company's business, having been employed by a predecessor of the Company in 1968. Mr. Freeman has in that time held various positions including General Manager of the Unifast division and of non-woven products and is now the Company's Director of Marketing having been appointed in January 1998. Mr. Freeman has a Technical Diploma in Mechanical Engineering from the City & Guilds of London Institute, a diploma from the Institute of Industrial Management at Leicester Polytechnic and a diploma in International Marketing from IMD in Lausanne.

  Mr. Pee joined the Company in September 1997, when he was appointed operations director of the Unifast division and of non-woven products. Prior to joining the Company, Mr. Pee held positions both within the U.K. and abroad, with various manufacturing and engineering companies, including GEC. From 1988 to 1995, he was managing director of one of the product groups of APV plc involved in global manufacturing and, until September 1996, served as business development director for the Asia Pacific region. From September 1996 to September 1997, he held the position of managing director of GEA in South Africa.

  Mr. Gamble has been with the group since 1972. From 1976 to 1987, he was the European Tax Manager and Director of International Taxes for Emhart Corporation, the then U.S. parent of the Company. Since 1987 he has been Deputy Finance Director, and, since 1989, Company Secretary of the group, managing all tax, treasury and corporate finance matters of the group. Mr. Gamble is a Chartered Accountant.

  Mr. Wright has been a non-executive director of the Company since 1995. He is a director of both Apax Partners & Co. Strategic Investors Limited and Apax Partners & Co. Ventures Limited where he has been employed in private equity investing for the last eight years since 1990. Mr. Wright is a non-executive director of a number of private companies associated with certain funds advised by Apax.

  Mr. Soghikian is the general partner of Chase Capital Partners responsible for Europe and is based in London. He has been with Chase Capital Partners since 1990 and has been a non-executive director of the Company since 1995. Prior to joining Chase Capital Partners, Mr. Soghikian was a member of the mergers and acquisitions groups of Bankers Trust and Prudential Securities, Inc. Mr. Soghikian is a non-executive director of a number of private companies associated with Chase Capital Partners, including Drilltec Patents & Technologies Company, Inc. and American Floral Services. Mr. Soghikian is also a member of the Advisory Board of Baring Communications Equity Ltd.

COMPENSATION OF DIRECTORS AND OFFICERS

  For the year ended December 31, 1997, the aggregate compensation, including bonuses, of all directors and executive officers of the Company named above was (Pounds)824,465. For the year ended December 31, 1997, the aggregate amount set aside by the Company to provide pension, retirement or similar benefits to those directors and executive officers was approximately (Pounds)119,005.

SENIOR MANAGEMENT OPTIONS

  Following completion of the Transactions, Senior Management holds approximately 8.5% of the outstanding Voting Ordinary Shares of the Company. Senior Management have been granted options to acquire a further 4.3% of the outstanding Voting Ordinary Shares from the Company's institutional investors. The options have been granted in respect of 160,000 A Shares of (Pounds)1 at an exercise price of (Pounds)8.75 per A Share. The options will lapse on December 21, 2004 if not exercised prior to that date. All of the options have been granted to Senior Management. Furthermore, certain employees of the Company, including Senior Management, may be allotted (i) options to acquire up to 240,000 A Shares from institutional investors and (ii) 80,000 Voting Ordinary Shares that are authorized but are not currently outstanding.

EMPLOYMENT AGREEMENTS

  Messrs. Selkirk, Fleming, Cochrane, Eastwood, Gamble and Pee are engaged under employment agreements with the Company which are subject to twelve months' termination notice from the Company or the executive. These agreements provide for remuneration packages including base salary, bonus, insurance, and pension benefits and also include non-competition and non-solicitation provisions.

LIABILITY LIMITATION

  Each director of the Company is indemnified out of the assets of the Company against costs and liabilities incurred in the proper execution of his duties or in the proper exercise of his powers, including liabilities incurred in defending legal proceedings in which judgment is given in his favor, no finding of material breach of duty is made or where relief from liability is otherwise granted by the court. The Articles also permit the Company to arrange directors' and officers' liability insurance for the benefit of directors and the Company intends to obtain such insurance coverage.

                            PRINCIPAL SHAREHOLDERS

  The following table furnishes information, after giving effect to the Transactions, as to the beneficial ownership of the outstanding Voting Ordinary Shares by (i) each person known by the Company to beneficially own more than 5% of the outstanding Voting Ordinary Shares and (ii) all directors and officers of the Company as a group.

                                                     AMOUNT OF BENEFICIAL
                                                        OWNERSHIP(/1/)
                                                     -------------------------
                                                     NUMBER OF      PERCENTAGE
                                                      SHARES          OWNED
                                                     ---------      ----------
PRINCIPAL SHAREHOLDERS
Apax(/2/)........................................... 2,852,776        75.95
Phildrew Ventures Third Fund........................   288,001         7.67
Timothy Wright(/3/)................................. 2,852,776(/2/)   75.95
All directors and officers as a group(/3/) (3
 persons)........................................... 3,172,776(/2/)   84.47

--------
  (1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of January 27, 1998, there were 320,000 Voting Ordinary Shares and no Non Voting Ordinary Shares issued and outstanding.

  (2) In relation to the holdings of interest in the Company, "Apax" includes funds managed by Apax and, in respect of 70,224 Voting Ordinary Shares, funds managed by Apax Partners & Cie Ventures S.A.

  (3) Includes 2,852,776 Voting Ordinary Shares owned by funds advised by Apax. Mr. Wright is a director of Apax Partners & Co. Strategic Investors Limited and Apax Partners & Co. Ventures Limited. Mr. Wright disclaims beneficial ownership of the shares held by funds advised by Apax.

  (4) This table does not reflect the Non Voting Ordinary Shares, all of which are beneficially owned by Chase Equity Associates LP, an affiliate of the Initial Purchasers, and The Chase Manhattan Bank. Chase Equity Associates LP also beneficially owns 4.99% of the Voting Ordinary Shares. The Voting Ordinary Shares and Non Voting Ordinary Shares rank pari passu. The Non Voting Ordinary Shares comprise 4.18% of the outstanding Ordinary Shares.

ARTICLES OF ASSOCIATION AND SHAREHOLDERS AGREEMENT

  The Company's shareholders and the Company have entered into a shareholders agreement dated December 23, 1997 (the "Shareholders Agreement"), regulating certain aspects of the operation and management of the Company and the shareholders' relationship inter se and with the Company. In addition, as a matter of U.K. law, the Articles are binding on the Company's shareholders. The following is a summary description of the principal terms of the Articles and the Shareholders Agreement and is subject to and qualified in its entirety by the Articles.

 Articles of Association

  Equity Structure. Following the Transactions, the Company's outstanding equity structure consists of 3,436,277 Voting Ordinary A Shares (the "Voting A Shares"), 163,723 Non Voting Ordinary A Shares (together with the Voting A Shares, the "A Shares"), 320,000 Voting Ordinary B Shares (the "B Shares") and 52,000,000 preference shares. The holders of Non Voting Ordinary A Shares may convert any or all of their Non Voting Ordinary A Shares into Voting A Shares at any time by serving notice on the Company upon the occurrence of certain events, including (i) a Listing, (ii) a Sale or (iii) the disposal of substantially the whole business and assets of the Company. The Voting A Shares and the B Shares comprise the Voting Ordinary Shares.

  Preferred Shares. Under the Articles, the preference shares are redeemable at the option of the Company. Holders of preference shares will be entitled to receive a fixed cumulative dividend, calculated as a percentage of the redemption value of (Pounds)52.0 million of the preference shares, payable semi-annually at a rate which will be exclusive of any associated tax credit. The ability of the Company to pay these dividends in cash and to redeem the preference shares is subject to certain restrictions contained in the Revolving Facility and the Indenture. See "Description of Credit Facilities" and "Description of Notes--Limitation on Restricted Payments". The dividend shall be 15% through September 30, 2002. However, any preference dividend payments due on or prior to December 31, 2000, which are paid on or prior to the due date, shall be deemed to satisfy three times the amount of the preference dividend so paid, provided that arrears of accrued but unpaid preference dividends in respect of previous periods have been paid.

  The holders of the Company's preference shares will become eligible to vote at the general meetings of the Company upon, among other things, non-payment of the preferred dividend in full on the due date. In the Articles, Listing means a listing of the Company's shares on a recognized stock exchange and Sale means a transfer of Ordinary Shares which results in any person holding at least 90% of the outstanding Ordinary Shares.

  Board Representation. For so long as funds advised by Apax hold in aggregate more than 50% of the Ordinary Shares, Apax is entitled to appoint and remove up to two directors (the "Apax Directors") to the Board of Directors of the Company. The holders of more than 50% of the A Shares are entitled to appoint and remove one further non-executive director of the Company (the "Non-Executive Director"). Additionally, pursuant to the Shareholders Agreement, the holders of more than 50% of the A Shares are entitled to appoint a director to act as Chairman of the Board of Directors. With the exception of any Apax Director and the Non-Executive Director, directors may be appointed and removed by the holders of either not less than 50% of the Voting Ordinary Shares or not less than 55.6% of the A Shares. Enhanced voting rights are provided to inhibit the removal of an Apax Director or the Non-Executive Director by statutory shareholders' resolutions. The minimum number of directors is one and there is no maximum number.

  Transfer Restrictions/Provisions. Transfers of ordinary shares may not be registered (i) other than in compliance with the Articles and (ii) unless the transferee has agreed to be bound by the Shareholders Agreement. The Articles also provide for "drag-along" rights, pre-emptive offerings, permitted transfers and compulsory transfers for departing management shareholders in certain circumstances.

  Indemnity. Each director of the Company is indemnified out of the assets of the Company against costs, charges, losses and liabilities incurred in the proper execution of his duties or in the proper exercise of his powers, including liabilities incurred in defending legal proceedings in which judgment is given in his favor or in which he is acquitted or which are otherwise disposed of without a finding or admission of material breach of duty or where relief from liability is otherwise granted by the court. The Articles also permit the Company to arrange directors' and officers' liability insurance for the benefit of the directors and the Company intends to obtain such insurance coverage.

 Shareholders Agreement

  Financial Information. The Company will supply to each institutional investor certain financial information, including audited, consolidated annual results, annual budgets (to have been approved by the Apax Directors) and monthly management accounts. Apax and the other institutional investors are entitled to disseminate this information among themselves and to their clients and professional advisers, subject to certain restrictions.

  The Apax Directors and the Non-Executive Director are entitled to pass information received by them from the Company to Apax, the other institutional investors and certain of their affiliates.

  Matters Requiring Consent. Certain actions or transactions of the Company require either the consent of an Apax Director, the consent of the holders of more than 50% of the A Shares, or both. These matters include variations to the Company's capital; alteration of constitutional documents; winding up or dissolution of the Company; disposal of certain assets, undertakings or subsidiaries; material changes to the business; entry into contracts with investors and their affiliates; delegation of directors' powers; borrowing money or incurring indebtedness other than as permitted by the Senior Credit Agreement; entry into contracts or arrangements outside the ordinary course of business; and the appointment and removal of executive directors.

  Sale or Listing. The Company and the investors have declared in the Shareholders Agreement their intention that a Sale or flotation of the Company's shares be achieved within 3 years of the date of the Shareholders Agreement. The minority institutional investors are entitled to sell their holding to the majority institutional investors if, after 3 years, there has been no Sale or flotation, provided that a valuation is obtained from an investment bank and the majority institutional investors do not wish to proceed with a realization at the value specified by the investment bank.

  Duration/New Shareholders. The Shareholders Agreement ceases to have effect on a Sale or a flotation. Individual investors cease to be parties to the Shareholders Agreement upon ceasing to hold shares in the capital of the Company (or, in the case of shareholders who are also employees, on the later of their ceasing to hold shares or the cessation of their employment with the Company). Shares may not be transferred or issued to persons who are not parties to the Shareholders Agreement or agree to be bound by its terms.

  Institutional Directors' Remuneration. If two Apax Directors are appointed, each shall be entitled to an annual fee of (Pounds)15,000 plus VAT and if only one director is appointed, he shall be entitled to an annual fee of (Pounds)20,000 plus VAT. The Non-Executive Director is entitled to an annual fee of (Pounds)20,000 plus VAT.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  In connection with the sale of the Old Notes, the Company entered into the Exchange and Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for a series of registered debt securities with terms identical in all material respects to the terms of the Old Notes, except that the Exchange Notes are issued free from any covenant regarding transfer restrictions, and except that if the Exchange Offer is not consummated by June 29, 1998, the Company will be obligated to pay each holder of Old Notes an amount equal to DM 0.192 per week per DM 1,000 of the Old Notes until the Exchange Offer is consummated.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that the Exchange Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquired the Old Notes as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes.

  By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder, (i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

  Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of Exchange Notes.

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

  Holders of Old Notes not tendered will not have any further registration rights and the Old Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Notes could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION, HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Holders of Exchange Notes are not entitled to any registration rights with respect to the Exchange Notes. Pursuant to the Exchange and Registration Rights Agreement, holders of Old Notes are entitled to certain registration rights. Under the Exchange and Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Notes, that it will, at its cost, (i) within 60 days after the date of the original issue of the Old Notes, file the Registration Statement with the Commission and (ii) within 120 days after the date of original issuance of the Old Notes, use its reasonable best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement.

  The Exchange and Registration Rights Agreement also provides that, if (i) because of any change in law or applicable interpretations thereof by the Commission's staff the Company is not permitted to effect the Exchange Offer, or (ii) any Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 150 days after the Issue Date, or (iii) any Initial Purchaser so requests with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following the consummation of the Exchange Offer, or (iv) any applicable law or interpretations do not permit any holder to participate in the Exchange Offer, or (v) any holder that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Notes or (vi) the Company so elects, then the following provisions shall apply: The Company shall use its reasonable best efforts to as promptly as practicable file with the Commission and thereafter shall use its reasonable best efforts to cause to be declared effective a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Transfer Restricted Securities (as defined below) by the holders from time to time in accordance with the methods of distribution set forth in such registration statement (hereafter, a "Shelf Registration Statement"); provided, however, that no holder of Old Notes or Exchange Notes shall be entitled to have Old Notes or Exchange Notes held by it covered by such Shelf Registration Statement unless such holder agrees in writing to be bound by all the provisions of the Exchange and Registration Rights Agreement applicable to such holder. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by holders for a period of two years from January 30, 1998, or such shorter period that will terminate when all the Old Notes and Exchange Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement and the date on which the

Notes become eligible for resale without volume restrictions pursuant to Rule 144 under the Securities Act (in any such case, such period being called the "Shelf Registration Period"). The Company shall be deemed not to have used its best efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that would result in holders of Old Notes or Exchange Notes covered thereby not being able to offer and sell such Old Notes or Exchange Notes during that period, unless such action is required by applicable law. Notwithstanding any other provisions hereof, the Company will ensure that (i) any Shelf Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Shelf
Registration Statement and any amendment thereto (in either case, other than with respect to information included therein in reliance upon or in conformity with written information furnished to the Company by or on behalf of any holder specifically for use therein (the "Holders' Information")) does not, when it become effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of any Shelf Registration Statement, and any supplement to such prospectus (in either case, other than with respect to Holders' Information), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  The Exchange and Registration Rights Agreement also provides that if (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the issue date of the Old Notes (the "Issue Date"), (ii) the Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective within 120 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation), (iii) the Exchange Offer is not consummated on or prior to 150 days after the Issue Date, or (iv) the Shelf Registration Statement is filed and declared effective within 120 days after the Issue Date (or in the case of a Shelf Registration Statement required to be filed in response to a change in law or the applicable interpretations of Commission's staff, if later, within 45 days after publication of the change in law or interpretation) but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default," the Company will be obligated to pay Liquidated Damages to each Holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to DM 0.192 per week per DM 1,000 principal amount of Transfer Restricted Securities held by such Holder until (i) the applicable Registration Statement is filed, (ii) the Registration Statement is declared effective and the Exchange Offer is consummated, (iii) the Shelf Registration Statement is declared effective or
(iv) the Shelf Registration Statement again becomes effective or an additional Shelf Registration is filed and becomes effective, as the case may be. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease. As used herein, the term "Transfer Restricted Securities" means (i) each Note until the date on which such Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) each Note or Private Exchange Security until the date on which it has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) each Note or Private Exchange Security until the date on which it is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. As used herein, the term "Private Exchange Security" means debt securities of the Company that are identical in all material respects to the Exchange Notes, except for the transfer restrictions equivalent to those of the Old Notes.

TERMS OF THE EXCHANGE

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will, unless such Old Notes are withdrawn in accordance with the withdrawal rights specified in "--Withdrawal of

Tenders" below, accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue, on or promptly after the Expiration Date, an aggregate principal amount of up to DM 245 million of Exchange Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. The Exchange Notes issued in connection with the Exchange Offer will be delivered on the earliest practicable date on or following the Expiration Date. Holders may tender some or all of their Old Notes in connection with the Exchange Offer.

  The terms of the Exchange Notes are identical in all material respects to the terms of the Old Notes, except that the Exchange Notes have been registered under the Securities Act and are issued free from any covenant regarding transfer restrictions, and except that if the Exchange Offer is not consummated by June 29, 1998, the Company will be obligated to pay Liquidated Damages to each holder of Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. As of the date of this Prospectus, DM 245 million aggregate principal amount of the Old Notes is outstanding.

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Exchange and Registration Rights Agreement.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
               , 1998, unless extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Exchange Offer will remain in effect from the effective date of the Registration Statement through the Expiration Date for a minimum period of 30 days, unless extended.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at the rate of 10% per annum. Interest on the Exchange Notes shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes surrendered or, if no interest has been paid on the Old Notes, from January 30, 1998.

  Interest on the Exchange Notes will be payable semiannually on February 1 or August 1 of each year, commencing on the first Interest Payment Date following the issuance thereof.

  Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the Exchange Notes, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date.

EXCHANGE OFFER PROCEDURES

  The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" prior to 5:00 p.m. New York City time on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the signer of a Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects or irregularities. Old Notes that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Exchange and Registration Rights Agreement will terminate.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of names of the registered holder or holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder, (i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired as a result of market making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF EXCHANGE SECURITIES

  The Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely confirmation of such Old Notes into the Exchange Agent's account at DTC, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the holder desires to exchange, such unaccepted or unexchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such nonexchanged Old Notes will be credited to an account maintained with
DTC) designated by the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the DTC systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with such DTC's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with DTC specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Exchange Offer Procedures" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

  The Chase Manhattan Bank has been appointed as Exchange Agent in connection with the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at 450 West 33rd Street, 15th Floor, New York, New York 10001. The Exchange Agent's telephone number is
(212) 946-3014 and facsimile number is (212) 946-8177.

  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Any expenses of the Exchange Offer that are paid by the Company will be amortized by the Company over the term of the Exchange Notes under both U.K. and U.S. generally accepted accounting principles.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except under certain limited circumstances, the Company does not currently intend to register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any rights under the Exchange and Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than
(i) a broker-dealer who acquired the Old Notes as a result of market making activities or other trading activities, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. By tendering each holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the Exchange Notes whether or not such person is the holder, (i) will acquire the Exchange Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes and (iii) is not engaged in and does not intend to engage in a distribution of the Exchange Notes. If any holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such Exchange Notes, is engaged in or intends to engage in a distribution of such Exchange Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such holder or any such other person (i) cannot rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the requirement that any such secondary resale transactions be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer who receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In
addition, pursuant to Section 4(3) under the Securities Act, until         ,
1998, all dealers effecting transactions in the Exchange Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. See "The Exchange Offer--Purpose of the Exchange Offer" and "Plan of Distribution."

                             CERTAIN TRANSACTIONS

GROUP REORGANIZATION/MACHINERY BUSINESS DISPOSAL

  During 1997, the group of companies owned by United Texon Limited underwent a significant internal reorganization to facilitate the Machinery Disposal. During the first phase, the group implemented a legal reorganization which created a discrete sub-group (the "Machinery group") of companies held by USM Group Limited, a wholly-owned subsidiary of United Texon Limited, carrying on the Machinery business. This process was substantially completed on July 29, 1997. In the second phase, the shares in USM Group Limited were transferred as of December 31, 1997, to a new company principally owned by shareholders of the Company, thereby completing the Machinery Disposal.

  As a result of the Machinery Disposal and the Acquisition, there exist two separate groups of companies ultimately owned by groups of shareholders who are identical, other than in relation to management shareholdings and stock options. Described below are (i) the agreements governing the first phase of the Machinery Disposal, (ii) the agreements governing the second phase of the Machinery Disposal and (iii) agreements between the Company and the Machinery group relating to their ongoing relationships.

  Share and Asset Transfer Agreements. The shares of companies operating the Machinery business incorporated in Australia, Brazil, Canada, France, Germany, Hong Kong, South Korea, the U.K. and the United States (including, indirectly, shares in companies incorporated in Puerto Rico and Thailand) were transferred into the Machinery group. The share transfer agreements contain minimal warranties of the sellers. Additionally, asset purchase agreements were entered into to transfer the Machinery business into the Machinery group in Austria, France, Germany, Spain, the U.K. and the United States and to transfer assets of the Materials business out of the Machinery group in Germany, Hong Kong, Taiwan and the United States. The asset purchase agreements sought to allocate certain identified liabilities between the parties but did not contain extensive representations and warranties nor, in general, indemnification provisions for unknown liabilities related to the assets being transferred. The asset purchase agreements also contained undertakings not to compete with the transferred business (and in some cases agreements by the purchaser not to compete with the seller's retained business). The Company may have unidentified contingent liabilities relating to the Machinery business previously carried out by it. Accordingly, liabilities relating to the past business activity could arise and affect the ability of the Company to pay interest on the Notes and to satisfy its other debt obligations.

  Agreement for the Sale of USM Group Limited. Effective as of December 31, 1997, the entire issued share capital of USM Group Limited was sold by United Texon Limited for a nominal consideration to a new company owned principally by United Texon Limited's shareholders. The sale agreement contains warranties by United Texon Limited regarding the shares being sold and provisions regulating aspects of the ongoing relationship between the Company and the Machinery group. These include (i) indemnification of the Machinery group from any actual or contingent liabilities in respect of any indebtedness or other obligations of the companies conducting the Materials business, (ii) provisions dealing with the sharing of historic insurance coverage, (iii) mutual undertakings not to compete for three years or solicit certain employees for 12 months from 1997 and (iv) an undertaking by the parties to determine an appropriate mechanism for either winding up or splitting the U.K. pension scheme.

  Ongoing Agreements with the Machinery group. The ongoing agreements between the Company and the Machinery group consist of (i) distribution/agency agreements, (ii) agreements for the sharing of premises or services and (iii) group relief agreements for the surrender of tax losses for which payments will be made to the surrendering company at a discount to the relevant rate of corporation tax. Pursuant to distribution/agency agreements, a Machinery group company is appointed as a distributor or agent for the sale of certain of the Company's products from Austria, Brazil, Canada, France, Germany, Japan, Korea, Spain, Taiwan, and Thailand. Members of the Machinery group have appointed the Company as distributor/agent for certain shoe machinery products in Australia, Mexico and New Zealand. These agreements are generally for an initial term (typically one year) and are then automatically continued subject to six months' termination notice. Agreements between the Company and Machinery group companies are in place for the sharing of premises or services in Austria, China, France, Germany, Indonesia, Spain, the U.K. and the United States. These agreements provide for payments to be made on what the Company believes is a reasonable, commercial basis. These agreements are generally for a short term although the Company has entered into a sub-lease from a Machinery group company of office premises at Wilmington, Massachusetts which will expire when the primary lease expires on December 31, 2001.

CREDIT ARRANGEMENTS

  In January 1998, Texon International plc entered into a credit agreement (the "Credit Agreement") providing for the Revolving Facility with The Chase Manhattan Bank, Chase Manhattan plc and Chase Manhattan International Limited, which are affiliates of one of the Company's shareholders. Under the terms of the Credit Agreement, an arrangement fee of 1.75% of the Revolving Facility ((Pounds)15.0 million) is payable to Chase Manhattan plc, and an annual agency fee (initially (Pounds)50,000 per annum) is payable to Chase Manhattan International Limited. See "Description of Credit Facilities."

  Under the credit facilities that were repaid in part from the net proceeds of the Old Note Offering, an arrangement fee of (Pounds)700,354 was paid in July 1997 to Chase Manhattan International Limited, Lloyds Bank plc and BHF Bank AG and an annual agency fee of (Pounds)50,000 is payable to Chase Manhattan International Limited.

1995 ACQUISITION DEBT AND A NOTES

  The 1995 Acquisition Debt was held by certain shareholders of the Company. (Pounds)184,240 in principal amount of the A Notes were held by shareholders in the Company and (Pounds)15,628 in principal amount were held by David Gamble, a member of management. A portion of the net proceeds of the Old Note Offering were used to repay the indebtedness represented by the 1995 Acquisition Debt and A Notes. See "The Transactions" and "Use of Proceeds."

ARTICLES OF ASSOCIATION AND SHAREHOLDERS AGREEMENT

  The shareholders of the Company have entered into the Shareholders Agreement and are subject to the provisions of the Articles. The Shareholders Agreement provides, among other things, for certain board representation, provision of financial information and consent for certain actions. The Articles contain, among other things, certain provisions regarding transfer restrictions, the appointment of directors and indemnification. See "Principal Shareholders-- Articles of Association and Shareholders Agreement."

SALE OF SOUTH AFRICAN SUBSIDIARY

  On July 21, 1997 the Company completed the sale of its South African subsidiary, BU Shoe Machinery (Pty) Limited, to two former directors of that company. The decision to sell this business arose as a result of net losses being generated by the subsidiary in 1996 and the difficulty in transferring funds out of South Africa due to exchange control regulations.

  The total consideration paid for the business was (Pounds)466,000 resulting in a loss to the Company of (Pounds)223,000 which was included in the 1997 loss of the discontinued operations. The initial consideration paid was (Pounds)128,500 with the remainder being paid on a deferred basis in quarterly installments of (Pounds)33,750. The first of these payments was made on September 26, 1997 and the last deferred payment is due on December 31, 1999. BU Shoe Machinery (Pty) Limited carries on activities which, prior to its disposal, would have fallen within those of the Machinery business. Accordingly the net assets disposed of with the sale have been excluded from the operations of the discontinued business as at

December 31, 1997. Similarly any further deferred sums to be paid on or after December 31, 1997, will be paid to USM Group Limited. Neither of the former directors who acquired BU Shoe Machinery (Pty) Limited are shareholders of the Company.

MANAGEMENT OPTIONS

  Peter Selkirk, Neil Fleming, David Gamble, Neil Coutts and Keith Pacey held options to subscribe for shares in United Texon Limited. Messrs. Selkirk, Fleming and Gamble are executive officers of the Materials business. See "Management--Directors and Executive Officers." Messrs. Coutts and Pacey are executives of the Machinery business who have not continued with the Company. The precise number of shares for which they were entitled to subscribe was determined by reference to a formula and varied according to the amount of the consideration payable in connection with the Acquisition. These options were exercised on January 30, 1998, and the shares issued as a result were sold to the Company in connection with the Acquisition for an aggregate consideration of approximately (Pounds)2.81 million. See "Use of Proceeds."

  Following completion of the Transactions, Senior Management holds approximately 8.5% of the outstanding Voting Ordinary Shares of the Company. Senior Management have been granted options to acquire a further 4.3% of the outstanding Voting Ordinary Shares from the Company's institutional investors. Furthermore, certain employees of the Company, including Senior Management, may be allotted (i) options to acquire up to 240,000 A Shares from institutional investors and (ii) 80,000 Voting Ordinary Shares that are authorized but are not currently outstanding.

DIRECTORS' FEES

  Certain directors' fees are payable to the Apax Directors and the Non-Executive Director. See "Principal Shareholders--Shareholders Agreement."

                       DESCRIPTION OF CREDIT FACILITIES

  The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms of the Revolving Facility, which will be available upon request from the Company.

REVOLVING FACILITY

  In January 1998, Texon International plc entered into the Credit Agreement with Chase Manhattan plc as arranger, The Chase Manhattan Bank as issuing bank, The Chase Manhattan Bank and other institutions as original lending banks and Chase Manhattan International Limited as agent and security agent. The Credit Agreement provides a multi-currency revolving facility in a maximum amount not exceeding (Pounds)15.0 million. Letters of credit and bank guarantees may be issued as part of the Revolving Facility. The Revolving Facility will be used to refinance a portion of the senior bank facilities and provide for the working capital and general corporate purposes of the Company. The availability of the Revolving Facility will be subject to various conditions precedent customary for facilities of this nature.

  The Revolving Facility bears interest at a rate of 2% per annum plus LIBOR, subject to certain reductions based on financial performance. The Revolving Facility is a three year facility. A commitment fee of 0.75% per annum will be paid by Texon International plc on the undrawn portion of the Revolving Facility. Each lender which issues a letter of credit or bank guarantee under the Revolving Facility will receive an issuing bank fee of 0.125% per annum in respect of its contingent liability for such letter of credit or bank guarantee. Each lender will receive a letter of credit fee calculated on a day to day basis in respect of issued letters of credit or bank guarantees at a rate equal to the margin payable in respect of the facilities and based on each lender's contingent liability in respect of such letters of credit or bank guarantees.

  Texon International plc will be required to make mandatory prepayments of all outstanding loans under the Revolving Facility upon the occurrence of a flotation, debt refinancing or change of control of the Company.

  The Credit Agreement contains customary covenants including restrictions on disposal of assets, incurring additional indebtedness or contingent liabilities, making acquisitions or investments, engaging in mergers or consolidations, or amending other debt instruments.

  In addition, the Company is required to comply with specified financial ratios, including a total net interest cover ratio, a fixed charge ratio and a total debt to EBITDA ratio, calculated on a rolling 12 month basis. The Credit Agreement also contains customary events of default including payment default, covenant default, cross-default and certain events of insolvency.

OTHER CREDIT FACILITIES

  Two of the Company's German subsidiaries have working capital facilities, both available in Deutsche Marks: (Pounds)250,000 is available pursuant to a demand facility at an interest rate of 7.75% and (Pounds)340,000 is available pursuant to a demand facility at an interest rate of 7.75%. The Company's Italian subsidiary has four working capital facilities available in Italian
Lire: (Pounds)1.4 million is available pursuant to a demand facility at an interest rate of 6.2%, (Pounds)1.0 million is available pursuant to a demand facility at an interest rate of 6.6%, (Pounds)1.0 million is available pursuant to a demand facility at an interest rate of 6.25% and a (Pounds)0.35 million facility with an interest rate of 7% repayable on March 1998. One of the Company's U.K. subsidiaries has two finance lease facilities totaling (Pounds)1.0 million, one with an interest rate of 8.57% repayable quarterly until September 23, 2001 and one with an interest rate of 7.7% and repayable quarterly until September 10, 2000. The Company's New Zealand subsidiary has a working capital facility of (Pounds)74,000 available in New Zealand dollars at an interest rate of 10% and repayable on July 31, 1998. In China, the Company has three working capital facilities for an aggregate amount of (Pounds)2.7 million with interest rates varying from 8.8% to 15%, two of which are repayable on demand and the remainder expiring at various times up until March 15, 1998. The Notes will be effectively subordinated to indebtedness under these facilities. See "Description of Notes--Ranking."

                             DESCRIPTION OF NOTES

  For purposes of this section, the "Company" means Texon International plc only, and does not include its subsidiaries.

GENERAL

  The Old Notes were issued and the Exchange Notes are to be issued under an Indenture, dated as of January 30, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), a copy of which will be available upon request to the Company. The terms of the Exchange Notes are substantially identical to the terms of the Old Notes.

  The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA and the Notes. Capitalized terms used herein and not otherwise defined have the meanings set forth in the section "Certain Definitions". References herein to specific amounts in one currency mean such amounts or their equivalent in other currencies on the date of determination.

  The Exchange Notes will be represented initially by a global note in bearer form without coupons (the "Global Exchange Note") which will be issued in a denomination equal to the outstanding principal amount of the Notes represented thereby and held by The Bank of New York, as the book-entry depositary (the "Book-Entry Depositary"). The Global Exchange Note will be deposited with the Book-Entry Depositary pursuant to the Note Depositary Agreement (the "Note Depositary Agreement") between the Company and the Book-Entry Depositary. For a description of the Note Depositary Agreement, see "Description of the Note Depositary Agreement."

  The Book-Entry Depositary will issue a certificateless depositary interest to DTC, which will then record beneficial interests in the Global Exchange Note. Beneficial interests in the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC (with respect to participant's interest) and its participants, including, as applicable, the Euroclear Operator and Cedel. Such beneficial interests in the Exchange Notes are referred to as "Book-Entry Interests."

  Holders of Book-Entry Interests will be entitled to receive definitive Notes in registered form ("Definitive Notes") in exchange for their holdings of Book-Entry Interests only in the limited circumstances set forth in "Description of the Note Depositary Agreement--Issuance of Definitive Notes." In no event will definitive Notes in bearer form be issued.

  Application has been made to list the Exchange Notes on the Luxembourg Stock Exchange.

  The Exchange Notes will be payable as to principal, interest and Additional Amounts, if any, either (i) to the Book-Entry Depositary (as Holder of the Global Exchange Note) against presentation and surrender (or, in the case of partial payment, endorsement) of the Global Exchange Note at the office of any agent of the Company (the "Paying Agent") maintained for such purpose outside the U.K. or (ii) in the event that Definitive Notes are issued as described under "Description of The Note Depositary Agreement--Issuance of Definitive Notes" at an office of the Paying Agent maintained for such purpose (which will include an office within the City and State of New York); provided, however, that with respect to any payment of principal or interest on Definitive Notes with an aggregate principal amount in excess of DM 1 million held by any Holder or group of Holders, such payment will be made, at the written request of such Holder or Holders (which shall be a single request with appropriate wire transfer instructions) received by the Paying Agent 15 days before the applicable payment date, by wire transfer of immediately available funds to the Paying Agent, who in turn will wire such funds to such single account as such Holder or Holders may in writing to the Paying Agent direct. The Paying Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any payment transfer instructions received by the Paying Agent. Until otherwise designated by the Company, the office of the Paying Agent in New York will be the Corporate Trust Office of the Trustee maintained for such purpose. The Company may change the Paying Agent without prior notice to holders of Exchange Notes provided that the Company promptly notifies the Trustee following any such change. The Exchange Notes will be issued in minimum denominations of DM 1,000 principal amount and integral multiples thereof, and Definitive Notes, if issued, will only be issued in registered form. In all circumstances, the Company shall ensure that (i) at least one Paying Agent is located outside the U.K., (ii) if and so long as the Exchange Notes are listed on the Luxembourg Stock Exchange, at least one Paying Agent is located in Luxembourg, as the rules of the Luxembourg Stock Exchange require, or such other place as the Luxembourg Stock Exchange may approve and
(iii) if and so long as the Exchange Notes are listed on any other securities exchange, any requirement of such securities exchange as to Paying Agents are satisfied.

SUBSTITUTION OF CURRENCY

  Under the Treaty on the European Economic and Monetary Union (the "Treaty"), to which the Federal Republic of Germany is a signatory, on or before January 1, 1999, and subject to the fulfillment of certain conditions, the "Euro" may replace all or some of the currencies of the member states of the European Union, including the Deutsche Mark. If, pursuant to the Treaty, the Deutsche Mark is replaced by the Euro, the payment of principal of, or interest on, the Notes will be effected in Euro in conformity with legally applicable measures taken pursuant to, or by virtue of, the Treaty. In addition, the regulations of the European Commission relating to the Euro will then apply to the Notes and the Indenture. The circumstances and consequences described in this paragraph entitle neither the Company nor any holder of Notes to early redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of Notes or the Indenture or to raise other defenses or to request any compensation claim, nor will they affect any of the other obligations of the Company under the Notes and the Indenture.

TERMS OF THE NOTES

  The Notes are and the Exchange Notes will be unsecured senior obligations of the Company denominated in Deutsche Marks. The Notes will be limited to DM 245 million aggregate principal amount, and will mature on February 1, 2008. Each Note will bear interest at a rate per annum shown on the front cover of this Prospectus from January 30, 1998, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on January 15 or July 15 immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

  The Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after February 1, 2003, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice published in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or, in the case of Definitive Notes, mailed by first-class mail to each Holder's registered address (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)), at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest and Additional Amounts, if any, to the redemption date (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

                                                                      REDEMPTION
YEAR                                                                    PRICE
----                                                                  ----------
2003.................................................................  105.000%
2004.................................................................  103.333%
2005.................................................................  101.667%
2006 and thereafter..................................................  100.000%

  In addition, at any time and from time to time prior to February 1, 2001, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings by the Company following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount thereof) of 110% plus accrued interest and Additional Amounts, if any, to the redemption date (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof); provided, however, that at least 66 2/3% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering.

SELECTION

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal securities exchange, if any, on which Notes are listed or, if such Notes are not so listed or such exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note may be redeemed except in integral multiples of DM 1,000 in original principal amount. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. The Global Exchange Note redeemed in part will be surrendered to the Trustee who will make a notation thereon to reduce the principal amount of such Global Exchange Note to an amount equal to the unredeemed portion and, in the case of Definitive Notes, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

REDEMPTION FOR TAXATION REASONS

  The Notes may be redeemed, at the option of the Company, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders (which notice shall be irrevocable), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption (a "Tax Redemption Date") and all Additional Amounts (see "--Withholding Taxes"), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company determines that, as a result of
(i) any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of the U.K. (or any political subdivision or taxing authority of the U.K.) affecting taxation which change or amendment becomes effective on or after the Issue Date, (ii) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Issue Date or (iii) the issuance of Definitive Notes due to (A) DTC being at any time unwilling or unable to continue as or ceasing to be a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not able to be appointed by the Company within 90 days or (B) the Book-Entry Depositary being at any time unwilling or unable to continue as a Book-Entry Depositary and a successor Book-Entry Depositary is not able to be appointed by the Company within 90 days, the Company is or will be required to pay Additional Amounts, and the Company determines that such payment obligation cannot be avoided by the Company taking reasonable measures. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee an opinion of a tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

RANKING

  The Indebtedness evidenced by, and all obligations in respect of, the Notes will be unsecured Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will be effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and to all liabilities of its Subsidiaries.

  The Company has agreed that, if the terms of any Subordinated Obligations of the Company entered into after the Issue Date permit the holders of any Senior Indebtedness of the Company to block payments to the holders of such Subordinated Obligations in certain circumstances, then such Subordinated Obligations must also permit the holders of the Notes to block such payments in the same circumstances and to the same extent.

  All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of Subsidiaries of the Company including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such Subsidiaries.

  In the event of a proposed highly leveraged transaction, Holders of Notes will be protected to the extent that the covenants contained in the Indenture and the Credit Agreement do not permit the consummation of such a transaction. In particular, the Indenture and the Credit Agreement limit the amount of additional indebtedness that may be incurred by the Company and restrict the ability of the Company to grant liens on its assets, to enter into guarantees or to enter into sale and leaseback transactions. See "--Certain Covenants" and "Description of Credit Facilities." Subject to certain limitations, in the event a highly leveraged transaction results in a Change of Control, Holders of Notes will have the right to require the Company to repurchase such Holder's Notes. See "--Change of Control."

  At December 31, 1997, on a pro forma basis after giving effect to the Transactions (including the Incurrence of the principal amount anticipated to be outstanding under the Revolving Facility on the Issue Date) and the application of the net proceeds therefrom as described herein under "Use of Proceeds", the only outstanding Indebtedness of the Company other than the Notes (excluding its consolidated subsidiaries) would have been secured Senior Indebtedness of (Pounds)4.3 million arising under the Revolving Facility, and the total liabilities of the Subsidiaries of the Company (including trade payables and deferred taxes) would have been (Pounds)38.7 million. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may Incur and limits the incurrence of Indebtedness and the issuance of Preferred Stock by the Company's Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. Under certain circumstances the amount of such additional Indebtedness could be substantial. See "--Certain Covenants--Limitation on Indebtedness" below.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase (and in the case of Definitive Notes, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts, if any, in respect thereof):

  (i) prior to the first public offering of Voting Stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (i), the Permitted Holders shall be deemed to own beneficially any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

  (ii) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above) of more than 35% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders do not "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to own beneficially any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as defined in this clause (ii)), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders do not "beneficially own" (as defined in clause (i) above), directly or indirectly, in the aggregate a greater percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

  (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (in each case, other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

  (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the publishing or mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the Notes as provided for in the immediately following paragraph.

  Within 30 days following any Change of Control, the Company shall deliver written notice to the Trustee and publish a notice in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) (and, if and so long as Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or, in the case of Definitive Notes, mail a notice to each Holder (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) in each case, with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase (and in the case of Definitive Notes, subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date and Additional Amounts, if any, in respect thereof); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is first published or, where relevant, mailed, except as may otherwise be required by applicable law); and (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations, including any securities laws of the U.K. and Luxembourg and the requirements of the Luxembourg Stock Exchange or any other securities exchange on which the Notes are listed, to the extent such laws or regulations are applicable, in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except to the extent that a transaction is described in the definition of Change of Control, the Indenture does not contain provisions that permit Holders of Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. Holders of Notes are protected to the extent that the negative covenants contained in the Indenture and the Credit Agreement limit the incurrence of additional indebtedness and restrict the ability of the Company to grant liens and enter into guarantees or sale and leaseback transactions in connection with such a transaction. See "--Certain Covenants" and "Description of Credit Facilities." The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of Holders of at least a majority in principal amount of the Notes. See "--Amendments and Waivers."

  The occurrence of certain of the events which would constitute a Change of Control would require mandatory repayment of all outstanding indebtedness under the Credit Agreement, which will effectively prevent the repurchase of the Notes unless and until the indebtedness under the Credit Agreement is repaid in full. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company has no outstanding securities or liabilities that are pari passu with the Notes and which also contain Change of Control repayment provisions.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or a Restricted Subsidiary may Incur Indebtedness if on the date thereof the Consolidated Coverage Ratio would be greater than 2.0:1. Notwithstanding the foregoing, the Company will not permit any Restricted Subsidiary to issue, to any party other than the Company or a Wholly Owned Subsidiary of the Company, (i) any Preferred Stock or (ii) any Indebtedness that by its terms is subordinated or junior in right of payment to any other Indebtedness of such Restricted Subsidiary.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness (hereafter "Permitted Indebtedness"):

    (i) Indebtedness (x) of the Company under the Revolving Facility (as the same may be amended from time to time without increasing the committed amount available or outstanding, except as otherwise permitted by this covenant) and (y) of the Company and Restricted Subsidiaries under other credit agreements in an aggregate principal amount at any time outstanding for both (x) and (y) not to exceed the greater of (A) (Pounds)15.0 million, less any repayments and commitment reductions made pursuant to the provisions of clause (a)(iii)(A) of "--Limitation on Sales of Assets and Subsidiary Stock," and (B) the Borrowing Base at the time such Indebtedness is Incurred;

    (ii) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned

  Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

    (iii) Indebtedness represented by the Notes;

    (iv) any Indebtedness (other than the Indebtedness described in clauses
  (i) through (iii) above) outstanding on the Issue Date;

    (v) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (i), (iii), (iv) or paragraph (a) above;

    (vi) (A) Indebtedness or Preferred Stock of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) after giving effect to such acquisition (including the Incurrence of such Indebtedness or Preferred Stock pursuant to this clause (vi)) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (vi);

    (vii) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and its Restricted Subsidiaries in the ordinary course of their business and which do not secure other Indebtedness, and (B) of the Company or any Restricted Subsidiary under Currency Agreements and Interest Rate Agreements, in each case entered into for bona fide hedging purposes of the Company or such Restricted Subsidiary in the ordinary course of business and not for purposes of speculation; provided, however, that, in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements do not increase the Indebtedness of the Company or any Restricted Subsidiary outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

    (viii) Purchase Money Indebtedness and Capitalized Lease Obligations in an aggregate principal amount on the date of Incurrence which, when added to all other Purchase Money Indebtedness and Capitalized Lease Obligations Incurred pursuant to this clause (viii) and then outstanding, not to exceed (Pounds)5.0 million;

    (ix) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence which, when added to all other Indebtedness Incurred pursuant to this clause (ix) and then outstanding, not to exceed (Pounds)12.0 million;

    (x) Indebtedness represented by a grant or advance made available by a federal, state or governmental agency or department or other like body which is repayable only upon the Company or a Restricted Subsidiary (as the case may be) failing to satisfy one or more conditions set out in the terms of such grant or advance, provided there has been no such failure to satisfy any of such conditions, not to exceed (Pounds)1.0 million outstanding from time to time;

    (xi) Indebtedness arising from indemnification agreements or purchase price adjustments in the ordinary course of business; or

    (xii) Indebtedness owed in respect of compensation claims or other employee insurance arrangements in the ordinary course of business.

  (c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the date of the Indenture shall be treated as Incurred pursuant to clause (i) of paragraph (b) above, (ii) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section permitting such Indebtedness and (iii) in the event that Indebtedness or any portion thereof meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (B) dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary is not wholly owned and such dividend or distribution is being paid on Voting Stock other than Preferred Stock, to its other shareholders on a pro rata basis);

    (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by any Person or any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary);

    (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

    (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in clauses (i) through (iv) hereof being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

      (1) a Default will have occurred and be continuing (or would result therefrom);

      (2) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or

      (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of:

        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 1998, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment, (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries;

        (C) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

        (D) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

  (b) The provisions of the foregoing paragraph (a) will not prohibit:

    (i) any purchase or redemption of Capital Stock of the Company or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause (3)(B) of paragraph (a) above;

    (ii) any purchase or redemption of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "--Limitation on Indebtedness;" provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

    (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock;" provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

    (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments; or

    (v) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed (Pounds)1.0 million in any calendar year; provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments.

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

 Limitation on Restrictions on Distributions from Restricted Subsidiaries.
 The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or any Restricted Subsidiary, (ii) make any loans or advances to the Company or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary, except:

    (1) any encumbrance or restriction arising under applicable law;

    (2) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

    (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

    (4) any encumbrance or restriction pursuant to an agreement constituting Refinancing Indebtedness of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions contained in such agreements;

    (5) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or
  (C) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements or mortgages;

    (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

    (7) Purchase Money Indebtedness and Capital Lease Obligations permitted by clause (viii) of the covenant described under "--Limitation on Indebtedness."

  Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens, nor shall this covenant be deemed to restrict the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition;

    (ii) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; and

    (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

      (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary), to prepay, repay or purchase Senior Indebtedness (other than the Notes) or Indebtedness (other than Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

      (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash;

      (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in section (b) of this covenant, and

      (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) acquire Additional Assets (other than Indebtedness and Capital Stock) or
    (y) prepay, repay or purchase Indebtedness of the Company (other than Indebtedness owed to an Affiliate of the Company and other than Disqualified Stock of the Company) or Indebtedness of any Restricted Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case described in this clause (D) within one year from the receipt of such Net Available Cash or, if the Company has made an Offer pursuant to clause (C), six months from the date such Offer is consummated;

     provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds (Pounds)3.0 million.

  For the purposes of this covenant, the following are deemed to be cash: (x) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(iii)(C) of this covenant, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued interest and Additional Amounts, if any, to the date of purchase (and, in the case of Definitive Notes, subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date and Additional Amounts, if any, in respect thereof) in accordance with the procedures (including prorationing in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes, the Company will apply the remaining
Net Available Cash in accordance with clause (a)(iii)(D) of this covenant. The Company will not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of this covenant section
(a)(iii)) is less than (Pounds)3.0 million for any particular Asset
Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available
Cash from any subsequent Asset Disposition).

  (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations, including any securities laws of the U.K. and Luxembourg and the requirements of the Luxembourg Stock Exchange or any other securities exchange on which the Notes are listed, to the extent such laws or regulations are applicable, in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

  Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, are not in writing and have not been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and who are not employed by or otherwise associated with such Affiliate. In addition, if such Affiliate Transaction involves an amount in excess of $5.0 million, a fairness opinion must be provided by an independent internationally recognized appraisal or investment banking firm.

  (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company or its Subsidiaries, but in any event not to exceed (Pounds)1.0 million in the aggregate outstanding at any one time, (iv) the payment of reasonable fees and the provision of reasonable indemnities in the ordinary course of business to directors of and consultants to the Company or its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, (vi) transactions pursuant to written agreements as in effect on the Issue Date, (vii) any issuance of Capital Stock by the Company, and (viii) employment agreements providing for reasonable compensation and reasonable indemnities in the ordinary course of business.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company will not sell any Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, sell or otherwise dispose of any of its Capital Stock except: (i) to the Company or a Wholly Owned Subsidiary, or (ii) if, immediately after giving effect to such issuance or sale, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary. The proceeds of any sale of such Capital Stock permitted by section (ii) above will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

  Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien, other than Permitted Liens, on any of its property or assets (including Capital Stock), whether owned on the Issue Date or thereafter acquired, securing any obligation, unless contemporaneously therewith (or prior thereto) effective provision is made to secure the Notes on an equal and ratable basis with such obligation for so long as such obligation is so secured; provided, however, that the Company will not permit any Lien securing any Subordinated Obligation or Preferred Stock of the Company.

  Limitation on Guarantees of Company Indebtedness. The Company will not permit any Restricted Subsidiary to Guarantee any Indebtedness of the Company or to secure any Indebtedness of the Company with a Lien on the assets of such Restricted Subsidiary, unless contemporaneously therewith (or prior thereto) effective provision is made to Guarantee or secure the Notes, as the case may be, on an equal and ratable bases with such Guarantee or Lien for so long as such Guarantee or Lien remains effective, and in an amount equal to the amount of Company Indebtedness so Guaranteed or secured; provided, however, that any Guarantee by a Restricted Subsidiary of a Subordinated Obligation of the Company shall be subordinated and junior in right of payment to the contemporaneous Guarantee of the Notes by such Restricted Subsidiary; and provided, further, that the Company will not permit a Restricted Subsidiary to secure any Subordinated Obligation of the Company or to Guarantee or secure any Preferred Stock of the Company.

  Reports to Holders. Whether or not required by the rules and regulations of the Commission, the Company shall furnish to the holders of the Notes (i) all annual and quarterly financial information that would be required to be contained in a filing with the Commission on Forms 20-F and 10-Q (or any successor forms) if the Company were required to file such Forms (except that quarterly financial information need not contain any reconciliation to U.S. generally accepted accounting principles), including a "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and, with respect to the annual financial information, a report thereon by the Company's certified independent accounts and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that (x) such quarterly financial information may be prepared in accordance with generally accepted accounting principles in the U.K., shall be furnished within 60 days following the end of each fiscal quarter of the Company and may be provided in a report on Form 6-K, (y) such annual financial information shall be furnished within 120 days following the end of the fiscal year of the Company and (z) such information that would be required to be contained in a report on Form 8-K may be provided in a report on Form 6-K. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing). In addition, the Company shall furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Act by Persons not "affiliates" under the Securities Act.

  Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Related Business.

  Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (a) the Company or such Subsidiary would be entitled to (i) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (ii) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens;" (b) the net cash proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors) of such property and (c) the transfer of such property is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

MERGER AND CONSOLIDATION

  The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the England and Wales or the United States of America, any state thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; (v) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and (vi) the Company will have delivered to the Trustee opinions of tax counsel reasonably acceptable to the Trustee stating that (A) any payment of principal, redemption price or purchase price of, premium (if any), Additional Amounts (if any) and interest on the Notes by the Successor Company to a Holder (or beneficial owner, if not a Holder) after the consolidation, merger, conveyance, transfer or lease of assets will be exempt from the Taxes described and defined under "--Withholding Taxes" and
(B) no other taxes on income (including taxable capital gains) will be payable under the laws of the U.K. or any other jurisdiction where the Successor Issuer is or becomes located by a Holder (or beneficial owner, if not a Holder) who is not and is not deemed to be a resident of the U.K. or other jurisdiction where the Successor Company is or becomes located and does not carry on a trade in the U.K. through a branch, agency or permanent establishment to which the Notes of that Holder are attributable (or, as the case may be, does not carry on any business activities through a branch, agency or permanent establishment in such other jurisdiction where the Successor Company is or becomes located) in respect of the acquisition, ownership or disposition of Notes, including the receipt of principal, premium (if any), Additional Amounts (if any) or interest paid pursuant to such Notes.

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

  Notwithstanding the foregoing clauses (ii), (iii) and (iv), (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (B) the Company may merge with a Wholly-Owned Subsidiary incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

  An Event of Default is defined in the Indenture as (i) a default in any payment of interest on or Additional Amounts, if any, with respect to any Note when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under the covenant described under "--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" above (in each case, other than the failure to purchase Notes when required), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by the Company or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds (Pounds)7.5 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary (the "bankruptcy provisions") or (viii) the rendering of any judgment or decree for the payment of money in excess of (Pounds)7.5 million or its foreign currency equivalent against the Company or any Subsidiary if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision").

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a Default under clauses (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest and Additional Amounts, if any, on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances referred to in the Indenture, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any), interest or Additional Amounts, if any, when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that

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conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must give to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to the Trustee or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any), interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived without notice to any Holder but with the consent of the Holders of a majority in principal amount of the Notes then outstanding (in each case, including consents obtained in connection with a tender offer or exchange offer for the Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder to receive payment of principal of and interest and Additional Amounts, if any, on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or (viii) make any change in the provisions of the Indenture described under "--Withholding Taxes" that adversely affects the rights of any Holder of the Notes or amend the terms of the Notes in the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Company agrees to pay Additional Amounts, if any, in respect thereof.

  Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

  The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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

  After an amendment under the Indenture becomes effective, the Company is required to provide notice of such amendment to Noteholders briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

NOTICES

  Notice regarding the Notes will be (i) if Global Notes are outstanding, published in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) (and, if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort)) or (ii) in the case of Definitive Notes, mailed to Holders by first-class mail at their respective addresses as they appear on the registration books of the Registrar (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, published in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger
Wort)). If and so long as the Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations specified in the Indenture. The Company at any time may terminate its obligations under the covenants described under "--Change of Control," "-- Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto and the Company will not be required to repurchase the Notes upon a Change of Control. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi),
(vii) (with respect only to Subsidiaries) or clause (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or
(iv) under "--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee cash in Deutsche Marks or Federal Republic of Germany Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of Opinions of Counsel to the effect that (i) Holders of the Notes will not recognize any income, gain or loss for U.S. Federal income tax purposes or income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal income tax and U.K. income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel as to U.S. Federal income tax must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law), (ii) the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable English or U.S. Federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders and (iii) payments

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

from the defeasance trust will be free and exempt from any and all withholding and other income taxes of whatever nature imposed or levied by or on behalf of the U.K. or any political subdivision thereof or therein having the power to tax.

WITHHOLDING TAXES

  All payments made by the Company on the Notes (whether or not in the form of Definitive Notes) will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, "Taxes") imposed or levied by or on behalf of the U.K. or any political subdivision thereof or any authority having power to tax therein (each a "U.K. Tax Authority"), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any U.K. Tax Authority shall at any time be required on any payments made by the Company with respect to the Notes, including payments of principal, redemption price, interest, liquidated damages or premium, the Company will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by the Holders of the Notes or the Trustee, as the case may be, after such withholding or deduction, equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; except that no such Additional Amounts will be payable with respect to:

  (i) in the case of Notes listed on a Recognized Stock Exchange at the time such Additional Amounts would be payable, any payments on a Note held by or on behalf of a Holder or a beneficial owner who is liable for such Taxes in respect of such Note by reason of the Holder or beneficial owner having some connection with the U.K. (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the U.K.) other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

  (ii) in the case of Notes listed on a Recognized Stock Exchange at the time such Additional Amounts would be payable, any Taxes that are imposed or withheld as a result of a change in law (including regulations, administrative practice or official interpretations thereof) after the Issue Date where such withholding or imposition is by reason of the failure of the Holder or beneficial owner of the Note to comply with any request by the Company to provide information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such Taxes;

  (iii) except in the case of the winding up of the Company, any Note presented for payment (where presentation is required) in the U.K. (unless by reason of the Company's actions presentment could not have been made elsewhere); or

  (iv) any Note presented for payment (where Notes are in the form of Definitive Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period).

  Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of clauses (i) to (iv) inclusive above.

  Upon request, the Company will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts. Copies of such documentation will be made available to the Holders upon request.

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

  The Company will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the U.K., the United States of America or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

CONCERNING THE TRUSTEE

  The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar (in the case of Definitive Notes) and Paying Agent with regard to the Notes.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CURRENCY INDEMNITY

  Deutsche Marks is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than Deutsche Marks (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the Deutsche Mark amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that Deutsche Mark amount is less than the Deutsche Mark amount expressed to be due to the recipient under any Note, the Company shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, the holder of a Note shall certify in a satisfactory manner to the Trustee (indicating the sources of information used) that it would have suffered a loss had an actual purchase of Deutsche Marks been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Deutsche Marks on such date had not been practicable due to currency market conditions generally, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Note and shall continue in full force and effect despite any other judgement, order, claim or proof for a liquidated amount in respect of any sum due under any Note. But see "--Substitution of Currency."

CERTAIN DEFINITIONS

  "Additional Assets" means (i) any tangible property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or (iv) any reimbursement to the Company or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of inventory in the ordinary course of business, (iii) the disposition of all or substantially all of the assets of the Issuer in the manner permitted pursuant to the provisions described under the caption "--Merger and Consolidation," (iv) for purposes of the provisions described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "--Certain Covenants Limitation on Restricted Payments," (v) grant of a non-exclusive license of intellectual property in the ordinary course of business, (vi) the surrender or waiver of contract rights or settlement, release of surrender of tort or other claims and (vii) the sale or other disposition of the Leicester Plant, other than to an Affiliate of the Company.

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

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

  "Borrowing Base" means as of any date, an amount equal to the sum of (i) 60% of the aggregate book value of inventory plus (ii) 85% of the aggregate book value of all accounts receivable (net of bad debt reserves) of the Company and its Restricted Subsidiaries on a Consolidated basis, as determined in accordance with U.K. GAAP consistently applied less (iii) the outstanding principal amount of all Indebtedness that is permitted to be outstanding by virtue of clause (iv) of the covenant described under "--Limitation on Indebtedness," including any Refinancing Indebtedness in respect thereof. To the extent that information is not available as to the amount of inventory or accounts receivable as of a specific date, the Company shall use the most recent available information for purposes of calculating the Borrowing Base.

  "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions in Luxembourg, the State of New York, Frankfurt or London or a place of payment are authorized or required by law to close.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with U.K. GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with U.K. GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

  "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the government of the United States or the U.K. or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition; (ii) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc., or Moody's Investors Service, Inc.; (iii) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc., or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having capital and surplus in excess of $500 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i), (ii) and (iii) entered into with any bank meeting the qualifications specified in clause (iii) above; (v)commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc., or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within 270 days after the date of acquisition thereof; and (vi) interests in any investment company which invests solely in instruments of the type specified in clauses (i) through (v) above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means Texon International plc, a public limited company incorporated under the laws of England and Wales.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination in respect of the most recent such quarter to

(ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (B) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (D) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (B) or (C) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company after consultation with the independent certified public accountants of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

  "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary and (b) all current maturities of long-term Indebtedness, all as determined in accordance with U.K. GAAP consistently applied.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable

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

to Capitalized Lease Obligations and Attributable Debt, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) noncash interest expense, (v) commissions, discounts and other fees and charges with respect to letters of credit (other than with respect to trade letters of credit in the ordinary course of business) and bankers' acceptance financing,
(vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary; provided that payment of such amounts by the Company or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such Guarantee, (vii) net costs associated with Hedging Obligations (including amortization of fees), other than costs associated with Currency Agreements made to hedge currency exposure in connection with trade receivables or payables and purchases of supplies in the ordinary course of business, (viii) payments in respect of Preferred Stock of Restricted Subsidiaries of the Company or Disqualified Stock of the Company held by Persons other than the Company or a Wholly Owned Subsidiary, and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income
(loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of other distributions (whether of capital or by means of intercompany loans, advances or transfers) by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (whether of capital or by means of an intercompany loan, advance or transfer) (subject, in the case of a dividend or other distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause
(a)(3)(D) thereof.

  "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with U.K. GAAP consistently applied, and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with U.K. GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (e) treasury stock;
(f) cash set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

  "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and the Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

  "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with U.K. GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in a Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

  "Corporate Trust Office" means the office at which the Trustee's corporate trust business is principally administered, which at the date hereof is located at 101 Barclay Street, Floor 21 West, New York, NY 10286.

  "Credit Agreement" means the Credit Agreement as amended, waived or otherwise modified from time to time, to be executed by and among the Company, Chase Manhattan plc, The Chase Manhattan Bank and Chase Manhattan International Limited (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of Notes at the time outstanding).

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default, all as described under "Defaults" above.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes.

  "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense and (iv) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Federal Republic of Germany Obligations" means securities that are direct and unconditional obligations of the Federal Republic of Germany or any of its states (Bundeslander), as defined in Section 1807 No. 2 of the German Civil Code (Burgerliches Gesetzbuch), as from time to time amended, and are not callable or redeemable at the option of the issuer thereof.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means (i) in the case of Global Notes, the bearer thereof which will initially be the Book-Entry Depositary and (ii) in the case of Definitive Notes, the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations and all Attributable Debt of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of the Company, the maximum liquidation preference (or, if greater, maximum mandatory redemption or repurchase price) with respect to any Preferred Stock (but excluding, in each case, any accrued dividends except to the extent such dividends increase such preference (or price)); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;
(viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  "Initial Purchasers" means Chase Manhattan Bank AG, Chase Securities Inc. and Chase Manhattan International Limited.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date on which the Notes are originally issued.

  "Leicester Plant" means the real property and related equipment owned by Texon UK Limited located in Leicester, England.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise) but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under U.K. GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with U.K. GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition placed in escrow (whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition); provided, however, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of funds therein released to the Company or any Restricted Subsidiary.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the proceeds in cash or Cash Equivalents of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees or expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Officer" means the Chairman of the Board, the Chief Executive, the Finance Director, any executive director or the Secretary of the Company.

  "Officers' Certificate" means a certificate signed by two Officers.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. Unless otherwise required by the TIA, the counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Holders" means Apax Ventures IV, Apax Ventures IV International Partners L.P., Apax European Buy-In Fund International Partners L.P., Apax European Buy-In Fund, Apax CR III or Chase Equity Associates L.P., any of their respective Affiliates, and any limited partnership, investment trust or investment fund which in each case is managed or advised by any of Apax Partners & Co. Strategic Investors Limited, Apax Partners & Co. Ventures Limited and Chase Capital Partners or any of their respective Affiliates; and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary and not exceeding (Pounds)1.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
(viii) a joint venture or other entity principally engaged in a Related Business, provided, however, that the aggregate amount of all such Investments under this clause (viii) shall not exceed (Pounds)2.0 million; and (ix) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock."

  "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes, assessments, governmental charges or claims or import duties or for the payment of rent, government contracts, performance and return of money bonds and other obligations of a like nature, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, landlord's, suppliers', materialmen's, repairmen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet due or payable or subject to penalties for non-payment and which are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision required in accordance with U.K. GAAP shall have been made therefor; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens existing on the Issue Date; (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; (i) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; (j) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly Owned Subsidiary; (k) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (l) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) or (i) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (n) judgment and attachment Liens not giving rise to an Event of Default; (o) leases or subleases granted to others in the ordinary course of business; (p) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business; (q) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (r) Liens granted by the Company on the stock of United Texon Limited securing Indebtedness of the Company under the Revolving Facility; (s) Liens granted by the Company securing Indebtedness of the Company permitted under clauses (b) (iii) or (viii) of "Certain Covenants-- Limitations on Indebtedness," or securing Refinancing Indebtedness in respect thereof; (t) Liens securing Indebtedness (other than Preferred Stock) of a Restricted Subsidiary permitted under clause (a) or clauses (b)(i), (iv), (v),
(vi), (vii), (viii) or (ix) of "Certain Covenants--Limitations on Indebtedness" and (u) Liens securing aggregate Indebtedness outstanding from time to time not in excess of 10.0% of Consolidated Net Tangible Assets.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

  "Public Equity Offering" means an underwritten primary public offering of ordinary shares of the Company pursuant (i) to an effective registration statement under the Securities Act or (ii) a placement outside the United States involving the distribution of an offering circular to at least 100 bona fide prospective purchasers and listing of such ordinary shares on the Luxembourg Stock Exchange or other Recognized Stock Exchange (a "Qualified Placement").

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii)at least 15% of the total issued and outstanding ordinary shares of the Company has been distributed by means of an effective registration statement under the Securities Act or a Qualified Placement.

  "Purchase Agreement" means the agreement for the purchase of DM 245 million principal amount of Senior Notes between the Company and the Initial Purchasers dated January 27, 1998.

  "Purchase Money Indebtedness" means Indebtedness (i) consisting of the deferred purchase price of property, conditional sale obligations, obligation under any title retention agreement and other purchase money obligations with respect to the acquisition of an asset in the ordinary course of business, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, that such Indebtedness is Incurred within 180 days after such acquisition by the Company or Restricted Subsidiary of such asset and does not exceed the lesser of the fair market value or the purchase price of such asset.

  "Recognized Stock Exchange" means a recognized stock exchange within the meaning of Section 841 of the U.K. Income and Corporation Taxes Act of 1988.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively,

"refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries as conducted on the Issue Date.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Revolving Facility" means the Revolving Facility under the Credit Agreement (as defined therein).

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Senior Credit Documents" means the collective reference to the Credit Agreement and the Security Documents (as defined in the Credit Agreement).

  "Senior Indebtedness" means all Indebtedness of the Company including principal of, premium (if any), accrued interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to such Indebtedness, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that the obligations constituting such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (i) any obligation of the Company to any Subsidiary of the Company, (ii) any liability for taxes owed or owing by the Company, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness or obligation of the Company which is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, including any Subordinated Obligations, (v) any obligations with respect to any Capital Stock, or (vi) any Indebtedness Incurred in violation of the Indenture.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant

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to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the U.K. or the United States of America or any agency thereof or obligations Guaranteed by the United States of America or the U.K. or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust Company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa -77bbbb) as in effect on the date of the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Transactions" means the establishment of and initial drawings under the Revolving Facility, the Offering and the Acquisition (including the use of the proceeds of such financings and the payment of related fees and expenses).

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "Trust Officer" means any Vice President or any other officer or assistant officer of the Trustee assigned by the Trustee to the Corporate Trust Office to administer its corporate trust matters.

  "U.K. GAAP" means accounting principles and practices generally accepted in the U.K. and approved by the Institute of Chartered Accountants of England and Wales or other applicable authority, as in effect on the Issue Date. All ratios and comparisons contained in the Indenture shall be computed in conformity with U.K. GAAP.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of (Pounds)10,000 or less or (B) if such Subsidiary has consolidated assets greater than (Pounds)10,000, then such designation would be permitted under the covenant entitled "Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

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

                 DESCRIPTION OF THE NOTE DEPOSITARY AGREEMENT

GENERAL

  The Exchange Notes will be represented initially by the Global Exchange Note, which will be issued in bearer form without coupons and which will represent the aggregate principal amount of the outstanding Exchange Notes. The Global Exchange Note will be deposited with The Bank of New York, as Book-Entry Depositary pursuant to the terms of the Note Depositary Agreement. The Book-Entry Depositary will issue a certificateless depositary interest (representing a 100% interest in the underlying Global Exchange Note) to DTC or its nominee. The summary of certain provisions of the Note Depositary Agreement contained in this section does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Note Depositary Agreement, a copy of the form of which will be available from the Company upon request.

  Upon confirmation by DTC that the Book-Entry Depositary has custody of the Global Exchange Note and upon acceptance by DTC of the certificateless depositary interest pursuant to the Letter of Representations, DTC will record beneficial interests in the Global Exchange Note. Book-Entry Interests will be recorded in denominations of DM 1,000 and integral multiples thereof. Ownership of Book-Entry Interests will be limited to Persons that have accounts with DTC ("Participants") or Persons that hold interests in the Book-Entry Interests through Participants ("Indirect Participants"), including, as applicable, the Euroclear Operator, Cedel, banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with DTC, either directly or indirectly. Indirect Participants shall also include Persons that hold through such Indirect Participants. The Book-Entry Interests will not be held in definitive form. Instead, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective interests beneficially owned by such Participants. Ownership of Book-Entry Interests will be shown on, and the transfer of these Book-Entry Interests or the interests therein will be effected only through, records maintained by DTC (with respect to interests of its Participants) and on the records of Participants or Indirect Participants (with respect to interests of Indirect Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests.

  So long as the Book-Entry Depositary, or its nominee, is the Holder of the Global Exchange Note underlying Book-Entry Interests, the Book-Entry Depositary or such nominee, as the case may be, will be considered the sole Holder of the Global Exchange Note for all purposes under the Indenture. Except as set forth below under "--Issuance of Definitive Notes," Participants or Indirect Participants will not be entitled to have Exchange Notes or Book-Entry Interests registered in their names, will not receive or be entitled to receive physical delivery of Exchange Notes in definitive bearer or registered form and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each Person holding a Book-Entry Interest must rely on the procedures of the Book-Entry Depositary and DTC and, Indirect Participants must rely on the procedure of the Participants or Indirect Participants through which such Person owns its interest in the Book-Entry Interests, including, as applicable, the Euroclear Operator and Cedel, to exercise any rights and obligations of a Holder under the Indenture. See "--Action in Respect of the Global Exchange Note and the Book-Entry Interests." If any Definitive Notes are issued, they will only be issued in registered form.

  Unless and until Book-Entry Interests are exchanged for Definitive Notes, the certificateless depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

  Purchasers of beneficial interests in the Exchange Notes will hold their beneficial interests in the Global Exchange Note. Investors may hold their beneficial interest in the Global Exchange Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in the Global Exchange Note, including those held through Euroclear Operator or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through the Euroclear Operator or Cedel may also be subject to the procedures and requirements of such system.

  Although DTC, the Euroclear Operator and Cedel have agreed to certain procedures to facilitate transfers of beneficial interests in the Global Exchange Note among participants of DTC and account holders of the Euroclear Operator and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, the Euroclear Operator or Cedel or their respective participants or account holders of their respective obligations under the rules and procedures governing their operations.

PAYMENTS ON THE GLOBAL EXCHANGE NOTE

  Payment of principal of and interest on, and any other amount due in respect of, the Global Exchange Note will be made to the Book-Entry Depositary, as the Holder thereof. All such amounts will be payable, by a Paying Agent located outside of the United Kingdom, in Deutsche Marks or U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment therein of public and private debts. Upon receipt of any payment of principal of or premium (if any) or interest on the Global Note, the Book-Entry Depositary will distribute all such payments to Cede & Co., as nominee of DTC. All such payments will be distributed without deduction or withholding for any taxes, duties, assessments or other governmental charges of whatever nature except as may be required by law. If any such deduction or withholding is required to be made, then except as provided in "Description of Notes--Withholding Taxes," such Additional Amounts will be paid by the Company to the Book-Entry Depositary as may be necessary in order that the net amounts received by the Holder of the Global Exchange Note or owners of Book-Entry Interests after such deduction or withholding shall be not less than the amounts specified in such Exchange Note to which such Holder or owner is entitled. DTC, upon receipt of any payment from the Book-Entry Depositary, will promptly credit Participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Interests, as shown on the records of DTC. The Company expects that payments by Participants to owners of interests in Book-Entry Interests held through such Participants or Indirect Participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants or Indirect Participants. None of the Company, the Trustee, the Book-Entry Depositary or any other agent of the Company, the Trustee or the Book-Entry Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of a Participants's ownership of Book-Entry Interests or for maintaining, supervising or reviewing any records relating to a Participants's ownership of Book-Entry Interests.

  To the extent that any holder of Book-Entry Interests has not made an election to receive payments in Deutsche Marks in respect of any payment of principal or interest, the aggregate amount designated for all such holders of Book-Entry Interests in respect of such payment (the "DM Conversion Amount") will be converted by the Paying Agent into U.S. dollars and paid to or as directed by the Book-Entry Depositary for payment through DTC's settlement system to its relevant Participants. All costs of any such conversion and any wire transfers will be deducted from such payments. Any such conversion shall be based on The Bank of New York's bid quotation, at or prior to 11:00 a.m. New York time, on the second New York Business Day preceding the relevant payment date, for the purchase by the Paying Agent of the DM Conversion Amount of U.S. dollars for settlement on such payment date. If such bid quotation is not available for any reason, the Paying Agent will endeavor to obtain a bid quotation from a leading foreign exchange bank in New York City selected by the Paying Agent for such purpose. If no bid quotation from a leading foreign exchange bank is

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

available, payment of the DM Conversion Amount will be made in Deutsche Marks to or as directed by the Book-Entry Depositary for distribution to the account or accounts specified by DTC to the Book-Entry Depositary.

INFORMATION REGARDING DTC, THE EUROCLEAR OPERATOR AND CEDEL

  DTC, the Euroclear Operator and Cedel have advised the Company as follows:

  DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

  The Euroclear Operator and Cedel. The Euroclear Operator and Cedel each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

  The Euroclear Operator and Cedel provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. The Euroclear Operator and Cedel also deal with domestic securities lending and borrowing. The Euroclear Operator and Cedel also deal with domestic securities markets in several countries through established depository and custodial relationships. The Euroclear Operator and Cedel have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

  Account holders in the Euroclear Operator and Cedel are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the Euroclear Operator and Cedel is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

  Account holders' overall contractual relations with the Euroclear Operator and Cedel are governed by the respective rules and operating procedures of the Euroclear Operator and Cedel and any applicable laws. The Euroclear Operator and Cedel act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

  The Company understands that under existing industry practices, if either the Company or Trustee requests any action of owners of Book-Entry Interests or if an owner of a Book-Entry Interest desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the Participants owning the relevant Book-Entry Interests to give or take such action, and such Participants would authorize Indirect Participants to give or take such action or would otherwise act upon the instructions of such Indirect Participants.

REDEMPTION

  In the event the Global Exchange Note (or a portion thereof) is redeemed, the Book-Entry Depositary will deliver all amounts received by it in respect of the redemption of the Global Exchange Note to DTC and surrender such Global Exchange Note to the Trustee for cancellation or, in the case of a partial redemption, endorsement to reflect the reduction in the principal amount of the Global Exchange Note equal to the principal amount redeemed. The redemption price payable in connection with the redemption of Book-Entry Interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the Global Exchange Note (or portion thereof). For any redemptions of the Global Exchange Note in part, selection of Book-Entry Interests to be redeemed will be made by DTC on a pro rata basis (or on such other basis as DTC deems fair and appropriate) provided that no Book-Entry Interest of DM 1,000 principal amount or less shall be redeemed in part. Once redeemed in part, a new Global Exchange Note in the principal amount equal to the unredeemed portion thereof will be issued and delivered to the Book-Entry Depositary.

TRANSFERS AND TRANSFER RESTRICTIONS

  All transfers of Book-Entry Interests will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its Participants. See""--General." Pursuant to the Note Depositary Agreement, the Global Exchange Note may be transferred only to a successor Book-Entry Depositary.

ISSUANCE OF DEFINITIVE NOTES

  Holders of Book-Entry Interests will be entitled to receive Definitive Notes in registered form in exchange for their holdings of Book-Entry Interests (i) if DTC is at any time unwilling or unable to continue as, or ceases to be, a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not able to be appointed by the Company with 90 days of such notification or (ii) if the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not able to be appointed by the Company within 90 days. Any Definitive Notes issued in exchange for Book-Entry Interests will be registered in such name or names as the Book-Entry Depositary shall instruct the Trustee based on the instruction of DTC. It is expected that such instructions will be based upon directions received by DTC from Participants with respect to ownership of Book-Entry Interests.

  In addition to the foregoing, on or after the occurrence of an Event of Default, holders of Book-Entry Interests will be entitled to request and receive Definitive Notes. Such Definitive Notes will be issued to and registered in the name of, or as directed by, such Person only upon the request in writing by the Book-Entry Depositary (based upon the instructions of DTC).

  To the extent permitted by law, the Company, the Trustee and any Paying Agent shall be entitled to treat the Person in whose name any Definitive Note is registered as the absolute owner thereof. The Indenture contains provisions relating to the maintenance by a registrar of a register reflecting ownership of Definitive Notes, if any, and any other provisions customary for a registered debt security. Any payments in respect of a Definitive Note will be made to the Holder appearing on the register at the close of business on the record date at his address shown on the Register.

  HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE NOTES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE NOTES AS SET FORTH UNDER "CERTAIN INCOME TAX CONSIDERATIONS--MATERIAL U.K. TAX CONSEQUENCES."

  However, U.S. Holders of Definitive Notes may be entitled to receive a refund of withheld amounts from the U.K. Inland Revenue in certain circumstances. See "Certain Income Tax Considerations--Material U.K. Tax Consequences." In addition, if a Holder receives Definitive Notes, such Holder will be entitled to receive Additional Amounts with respect to such Notes. See "Description of Exchange Notes--Withholding Taxes."

TRANSFER AND EXCHANGE OF DEFINITIVE NOTES

  In the event that Definitive Notes are in issue, a Holder may transfer or exchange the Definitive Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Notes selected for redemption or for a period of 15 days before a selection of Exchange Notes to be redeemed. If Definitives Notes are issued, the Company will appoint a Person located in London and reasonably acceptable to the Trustee, as an additional paying and transfer agent. Upon the issuance of Definitive Notes, Holders will be able to transfer and exchange Definitive Notes at the London office of such paying and transfer agent provided that all transfers and exchanges must be effected in accordance with the terms of the Indenture and, among other things, be recorded in the register maintained by the registrar.

ACTION IN RESPECT OF THE GLOBAL EXCHANGE NOTE AND THE BOOK-ENTRY INTERESTS

  Not later than 10 days after receipt by the Book-Entry Depositary of notice of any solicitation of consents or requests for a waiver or other action by the Holder of the Global Exchange Note or holders of the Book-Entry Interests, the Book-Entry Depositary will mail to DTC a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Depositary as to the consent, waiver or other action, if any, pertaining to the Book-Entry Interests or the Global Exchange Note and (c) a statement as to the manner in which such instructions may be given. Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Book-Entry Interests or the Global Exchange
Note in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described under "--General" above with respect to soliciting instructions from its Participants. The Book-Entry Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Book-Entry Interests or the Global Exchange Note.

REPORTS

  The Book-Entry Depositary will immediately, and in no event later than ten days from receipt, send to DTC a copy of any notices, reports and other communications received relating to the Company, the Global Exchange Note or the Book-Entry Interests. Copies of all such notices, reports and communications will be available for inspection at the offices of the listing agent for the Exchange Notes. All notices regarding the Exchange Notes will be
(i) in the case of the Global Exchange Note, published in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) (and if and so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be The Luxemburger Wort)) or (ii) in the case of Definitive Notes, mailed to Holders by first-class mail at their respective addresses as they appear on the registration books of the Registrar (and if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall to require, published in a newspaper having a general circulation in Luxembourg (which is expected to be The Luxemburger Wort)).

ACTION BY BOOK-ENTRY DEPOSITARY

  Subject to certain limitations, upon the occurrence of a default with respect to the Exchange Notes, or in connection with any other right of the Holder of the Global Exchange Note under the Indenture or the Note Depositary Agreement, if requested in writing by DTC, the Book-Entry Depositary will take any such action as shall be requested in such notice.

CHARGES OF BOOK-ENTRY DEPOSITARY

  The Company has agreed to pay all charges of the Book-Entry Depositary under the Note Depositary Agreement. The Company has also agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it under the Note Depositary Agreement.

AMENDMENT AND TERMINATION

  The Note Depositary Agreement may be amended by agreement among the Company and the Book-Entry Depositary. The consent of DTC shall not be required in connection with any amendment to the Note Depositary Agreement: (i) to cure any inconsistency, omission, defect or ambiguity in such Agreement; (ii) to add to the covenants and agreements of the Book-Entry Depositary or the Company; (iii) to effectuate the assignment of the Book-Entry Depositary's rights and duties to a qualified successor; (iv) to comply with the Securities Act, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, or the TIA; or (v) to modify, alter, amend or supplement the Note Depositary Agreement in any other manner that is not adverse to DTC or the holders of Book-Entry Interests. Except as set forth above, no amendment that adversely affects DTC or the holders of Book-Entry Interests may be made to the Note Depositary Agreement or the Book-Entry Interests without the consent of DTC.

  Upon the exchange of the Global Exchange Note in whole for Definitive Notes and the issuance of Definitive Notes, the Note Depositary Agreement will terminate. The Note Depositary Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 90 days as set forth under "--Resignation or Removal of Book-Entry Depositary" below.

RESIGNATION OR REMOVAL OF BOOK-ENTRY DEPOSITARY

  The Book-Entry Depositary may at any time resign as Book-Entry Depositary upon 60 days' written notice delivered to each of the Company and the Trustee. The Company may remove the Book-Entry Depositary at any time upon 90 days' written notice. No resignation or removal of the Book-Entry Depositary and no appointment of a successor Book-Entry Depositary shall become effective until
(i) the acceptance of appointment by the successor Book-Entry Depositary or
(ii) the issuance of Definitive Notes.

OBLIGATION OF BOOK-ENTRY DEPOSITARY

  The Book-Entry Depositary will assume no obligation or liability under the Note Depositary Agreement other than to use good faith and reasonable care in the performance of its duties under such Agreement.

                              TAX CONSIDERATIONS

MATERIAL U.K. TAX CONSEQUENCES

  The following discussion represents the opinion of Dickson Minto W.S. as to the material U.K. tax consequences of the receipt, ownership, and disposition of Exchange Notes received in exchange for Old Notes pursuant to the Exchange Offer. Except where noted, it relates only to the position of persons who are the absolute beneficial owners of their Notes and may not apply to special situations, such as those of dealers in securities. Furthermore, the discussion below is generally based upon the provisions of the U.K. tax laws and U.K. Inland Revenue practice as in effect on the date hereof, and such provisions may be repealed, revoked or modified so as to result in U.K. tax consequences different from those discussed below. Persons considering the exchange of Old Notes pursuant to the Exchange Offer should consult their own tax advisers concerning U.K. tax consequences in light of their particular situations as well as any consequences arising under the law of any other relevant tax jurisdiction (including the application of any relevant double taxation treaty). No representations with respect to the tax consequences to any particular holder of Book-Entry Interests are made hereby.

  It should be noted that the U.K. Inland Revenue announced on November 18, 1997 that the arrangements under which quoted Eurobond interest is received from U.K. collecting agents without income tax being deducted will be reviewed after December 9, 1998.

  Taxation of Interest. While the Notes continue to be in bearer form and are listed on a recognized stock exchange (as defined by section 841 Taxes Act
1988) interest on the Notes may be paid without withholding for income tax provided:


    (a) the person by or through whom the payment is made is not in the U.K.;

    (b) the payment is made by or through a person who is in the U.K. and either of the following requirements is met

      (i) the person receiving the interest is beneficially entitled to the interest, beneficially owns the Notes and is not resident in the U.K. for tax purposes; or

      (ii) the Notes are held within a recognized clearing system within the meaning of section 841A Taxes Act 1988 (The Euroclear Operator and Cedel have each been designated as a recognized clearance system for this purpose)

  and the person by or through the payment is made has received a declaration to that effect in the form required by law and the Inland Revenue has not issued a notice to the person by or through the payment is made stating that they consider that the above conditions have not been satisfied.

  If the above requirements are not satisfied, interest will be paid under deduction of income tax at the lower rate (currently 20%) subject to any direction to the contrary by the Inland Revenue in respect of any relief which may be available pursuant to the provisions of any applicable double taxation treaty.

  If the Notes cease to be represented by the Global Exchange Note and Definitive Notes are issued interest on the Definitive Notes will be paid under deduction of income tax.

  Where a U.K. collecting agent (except by means of clearing of a cheque or arranging for the clearing of the cheque):

    (a) acts as custodian of the Notes and receives interest on the Notes or directs that interest on the Notes be paid to another person or consents to such payment; or

    (b) collects or secures payment of or receives interest on the Notes for a Noteholder; or

    (c) otherwise acts for another person in arranging the collection of securing payment of interest on the Notes then the collecting agent will be liable to account for U.K. income tax at the lower rate (currently 20%) unless:

    (i) the relevant Notes are held in a recognized clearing system and the collecting agent pays or accounts for the interest directly or indirectly to the clearing system and the declaration in the form required by law is obtained; or

    (ii) the relevant Notes are held in a recognized clearing system for which the collecting agent is a depository; or

    (iii) the person beneficially entitled to the interest is not resident in the U.K. and beneficially owns the relevant Notes or is specified by regulation; or

    (iv) the interest arises to trustees not resident in the U.K. of certain discretionary or accumulation trusts where none of the beneficiaries of the trust is resident in the U.K.; or

    (v) the person beneficially entitled to the interest is eligible for certain relief's from tax in respect of the interest; or

    (vi) the interest falls to be treated as income of, or of the government of, a sovereign power or of certain international organizations.

  A declaration in the form required by law needs to be provided in the cases of clauses (iii) to (vi) in order for the interest to be paid with withholding.

  The interest on a Note is derived from the U.K. and accordingly will be chargeable to U.K. tax by direct assessment even if the interest is paid without deduction. Interest on the Notes received without deduction or withholding will not be chargeable to U.K. income tax in the hands of a holder of a Note who is not resident in the U.K. unless the holder of the Note carries on a trade, profession or vocation within the U.K. through a UK branch or agency in connection with which the interest is received or to which the Notes are attributable.

  There are certain exemptions for interest received by certain categories or agencies (such as some brokers and investment managers).

  Where interest on the Notes has been paid under deduction of lower rate income tax (currently 20%) Noteholders which are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision under an applicable double taxation treaty between the country in which they are resident for tax purposes and the U.K. A United States holder who is entitled to the benefit of the U.S./U.K. double taxation treaty would normally be able to recover in full for any tax withheld by making the appropriate claim. A claim may be made by a United States holder prior to the interest being paid and if accepted the Inland Revenue will authorize subsequent payments to be made without withholding. In the case of an advance claim such a claim should be made well in advance of the interest payment date and in the case of a claim for repayment well before the end of the appropriate limitation period (being six years after the end of the U.K. year of assessment to which the interest relates).

  Taxation of Accrued Income. A transfer or exchange of a Note by a non corporate Noteholder resident or ordinarily resident in the U.K. or carrying on a trade in the U.K. through a branch or agency with which the ownership of the Notes is connected or attributable may give rise to a charge to income tax in respect of an amount representing interest on the Note which has accrued since the last interest payment date.

  Corporate Noteholders who are within the U.K. charge to corporation tax will not be taxed in this way. Corporate Noteholders who are within the U.K. charge to corporation tax are generally charged to tax in each accounting period by reference to the interest accrued in that period in accordance with an authorized accruals or mark to market basis of accounting.

  Capital Gains. A disposal or exchange of a Note by a non corporate Noteholder who is resident or ordinarily resident for tax purposes in the U.K. or carries on the trade profession or vocation in the U.K.

through a branch or agency to which the Note is attributable or connected may give rise to a chargeable gain or allowable loss for the purposes of taxation of chargeable gains. In the event that the Noteholder receives a premium on redemption the premium should be treated as a capital receipt. As the Notes are issued in a currency other than sterling, in order to calculate any chargeable gain it will be necessary for a person liable to U.K. tax and chargeable gains to prepare the pound sterling value of the Notes at acquisition and disposal. Any difference may give rise to a gain or a loss for tax purposes.

  Corporate Noteholders who are within the charge to a corporation tax will be taxed and relieved on their Notes in accordance with an authorized accruals or mark to market basis of accounting. Foreign exchange gains and losses in respect of the Notes held by such a company will be taxed and relieved as income for U.K. corporation tax purposes in accordance with the company's accounts.

  Stamp Duty And Stamp Duty Reserve Tax. No U.K. stamp duty or stamp duty reserve tax is payable on the issue or transfer of the Global Exchange Note or on the issue or transfer of a Definitive Note.

UNITED STATES TAX CONSIDERATIONS

  The following discussion represents the opinion of Mayer, Brown & Platt as to the material U.S. federal income tax consequences of the receipt, ownership and disposition of Exchange Notes received by U.S. Holders (as defined below) in exchange for Old Notes pursuant to the Exchange Offer. The discussion is not a complete analysis or description of all potential tax consequences to such holders and does not address all tax considerations that may be relevant to all categories of investors (such as dealers in securities or commodities, tax-exempt investors, investors whose functional currency is not the U.S. dollar and other investors subject to special rules, including investors holding Notes as part of a currency hedge, a straddle, a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments).

  Holders contemplating the exchange of Old Notes pursuant to the Exchange Offer are urged to consult their own tax advisors concerning the U.S. federal, state and local tax consequences of the receipt, ownership and disposition of Exchange Notes.

  This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative pronouncements, and existing and proposed Treasury regulations, changes to any of which after the date of this Prospectus could apply on a retroactive basis and affect the tax consequences described herein.

  The term "U.S. Holder" means a beneficial owner of a Book Entry Interest in the Global Exchange Note that (a) holds the Note as a capital asset and (b) is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes.

  Exchange Offer. A U.S. Holder of a Note will not recognize taxable income, gain or loss on receipt of an Exchange Note in exchange for an Old Note pursuant to this Exchange Offer, and for the purpose of determining the amount and character of gain or loss upon the subsequent sale or other disposition of Exchange Notes, a U.S. Holder will have the tax basis and holding period in an Exchange Note as the U.S. Holder's tax basis and holding period in the Old Note exchanged therefor.

  Payments of Interest. The gross amount of interest paid on a Note will be includible in the gross income of a U.S. Holder at the time it is received or accrued, depending on the U.S. Holder's method of accounting for U.S. federal income tax purposes, under the rules described below. The Notes are not believed to have been issued with any original issue discount. This treatment is based upon the assumption that no liquidated damages will be paid on account of a Registration Default. The United States Internal Revenue Service could, however, assert a different position, which could result in the

Notes being treated as issued with original issue discount, and thereby affecting the timing and character of interest income of U.S. Holders.

  In the case of a cash method U.S. Holder, the amount of interest income in respect of any interest payment will be determined by translating such payment into U.S. dollars at the spot exchange rate in effect on the date such interest payment is received. No exchange gain or loss will be realized with respect to the receipt of such interest payment, other than exchange gain or loss that is attributable to any difference between the exchange rate utilized to translate the Deutsche Mark payment into U.S. dollars by the Paying Agent (as described above under "Description of the Note Depositary Agreement-- Payments on the Global Exchange Note") and the spot exchange rate in effect on the date such interest payment is received or, in the case of a U.S. Holder that elects to receive payments on the Notes in Deutsche Marks, that is attributable to the actual disposition of the Deutsche Marks received. Any such exchange gain or loss will generally be treated as ordinary income or loss. In the case of an accrual method U.S. Holder, the amount of any interest income accrued during any accrual period will generally be determined by translating such accruals into U.S. dollars at the average exchange rate applicable to the accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Such a U.S. Holder will additionally realize exchange gain or loss with respect to any interest income accrued on the date such interest income is received (or on the date the Note is disposed of) in an amount equal to the difference between (x) the U.S. dollars received in respect of such interest payment or, in the case of a U.S. Holder that elects to receive payments on the Notes in Deutsche Marks, the amount determined by converting the amount of the payment received into U.S. dollars at the spot exchange rate in effect on the date such payment is received and (y) the amount of interest income accrued in respect of such payment according to the rule set forth in the prior sentence. Notwithstanding the rules described above, an accrual method U.S. Holder may alternatively make an election to apply a "spot accrual convention" that effectively allows such U.S. Holder to translate accrued interest into U.S. dollars at a single spot exchange rate, as set forth in Treasury regulations (S) 1.988-2(b)(2)(iii)(B). The amount of interest income received by a U.S. Holder as set forth in this paragraph will generally be treated as "passive income" or, in the case of certain U.S. Holders, "financial services income," from sources outside the United States, and any foreign currency exchange gain or loss as set forth in this paragraph will generally be treated as realized from sources within the United States.

  Market Discount. If a U.S. Holder acquired a Note at a price that is lower than its remaining principal amount by 0.25% or more of the sum of all amounts payable on the Note after the purchase date other than stated interest multiplied by the number of remaining whole years to maturity, the Note would be considered to bear "market discount" in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the disposition of the Note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the Note while held by such U.S. Holder and will thus be treated as earned from sources outside the United States. In addition, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note. Market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the U.S. Holder, under a constant yield method. Alternatively, a U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rule regarding deferral of interest deductions will not apply. Such election, once made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount will be accrued by a U.S. Holder in Deutsche Marks. The amount includible in income by a U.S. Holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the spot exchange rate in effect on the date that the Note is disposed of by the U.S. Holder. However, if the U.S. Holder has elected to include market discount in income currently, the amount of accrued market discount includible in income for any accrual period will be determined in Deutsche Marks and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period.

  Premium. A. U.S. Holder that acquired a Note at a cost greater than the sum of all amounts payable on the Note after the purchase date other than stated interest would be considered to have purchased the Note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant yield method over the remaining term of the Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the permission of the Internal Revenue Service. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. A U.S. Holder must calculate the amortization of premium in Deutsche Marks. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the rate used by the U.S. Holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on a Note based on the difference between the exchange rate computed as described above and the spot exchange rate on the date on which the U.S. Holder acquired the Note. In general, a U.S. Holder will treat gain or loss as received from sources within the United States. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder's tax basis when the Note matures or is disposed of by the U.S. Holder.

  Sale, Retirement and Other Disposition of the Notes. Upon the sale, exchange or retirement of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized (not including any amounts received that are attributable to accrued and unpaid interest, which will be taxable as interest income, accrued market discounts, and exchange gain or loss as set forth above and in this paragraph) and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will be its cost, which generally will be calculated by reference to the spot exchange rate for Deutsche Marks in effect on the date of purchase. The value of any amount received by a U.S. Holder on retirement of the Note generally will be determined by reference to the spot exchange rate for Deutsche Marks in effect on the date the Note is retired. Gain or loss recognized on the sale or retirement of a Note (determined as described above) will be capital gain or loss and will be long-term gain or loss if the Note was held for more than one year at the time of the disposition. U.S. Holders that are individuals may be eligible for preferential treatment for net capital gains, particularly with respect to capital assets that are held for more than 18 months at the time of disposition. Gain recognized by a U.S. Holder generally will be treated as U.S. source income. U.S. Holders should consult their tax advisors regarding the source of loss recognized on the sale, exchange or retirement of a Note. Notwithstanding the foregoing, gain or loss recognized by a U.S. Holder on the sale, exchange or retirement of a Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in Deutsche Mark exchange rates during the period in which the U.S. Holder held the Note or, in the case of a U.S. Holder that does not elect to receive payments on the Notes in Deutsche Marks, to the extent of any difference between the amount realized on retirement of the Note calculated by reference to the spot exchange rate for Deutsche Marks in effect on the date of retirement and the actual amount of U.S. dollars received. In general, such foreign currency gain or loss will be treated by a U.S. Holder as realized from sources within the United States.

  Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest paid in respect of the Notes and to the sales proceeds of Notes paid to U.S. Holders, other than certain exempt U.S. Holders (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or to comply with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be eligible for credit against such U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until       , 1998, all dealers effecting
transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Exchange Notes will be passed upon for the Company by Mayer, Brown & Platt, special U.S. counsel for the Company. Certain aspects of the validity of the Exchange Notes will be passed upon for the Company by Dickson Minto W.S., U.K. counsel to the Company.

                                    EXPERTS

  The consolidated financial statements of USM (Holdings) Limited as of April 24, 1995 and for the period from January 1, 1995 to April 24, 1995 and the consolidated financial statements of United Texon Limited as of December 31, 1996 and 1997 and for the periods from April 25, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 and the consolidated financial statements of Texon International plc as of December 31, 1997 being both the date it acquired United Texon Limited and the end of its financial reporting period, included in the Registration Statement have been audited and reported upon by KPMG, independent chartered accountants. Such consolidated financial statements have been included herein in reliance upon the reports of KPMG and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form F-4 under the Securities Act of 1933 (the "Securities Act"), with respect to the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted from the Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, and the financial statements and notes filed as a part thereof. Statements made in the Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirely by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports with the Commission. All reports and other information filed by the Company, and the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at the prescribed rates.

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, the Company shall furnish to the holders of the Notes and file with the Trustee and the Commission (i) all annual and quarterly financial information that would be required to be contained in a filing with the Commission on Forms 20-F and 10-Q (or any successor forms) if the Company were required to file such Forms (except that quarterly financial information need not contain any reconciliation to U.S. generally accepted accounting principles) and (ii) all information that would be required to be contained in current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that (x) such quarterly financial information may be prepared in accordance with U.K. generally accepted accounting principles, shall be furnished within 60 days following the end of each fiscal quarter of the Company and may be provided in a report on Form 6-K, (y) such annual financial information shall be furnished within 120 days following the end of the fiscal year of the Company and (z) such information that would be required to be contained in a report on Form 8-K may be provided in a report on Form 6-K.

  As a foreign private issuer, the Company is exempt from certain provisions of the Exchange Act prescribing the furnishing and content of proxy statements.

                            TEXON INTERNATIONAL PLC

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            TEXON INTERNATIONAL PLC
      CONSOLIDATED FINANCIAL STATEMENTS OF TEXON INTERNATIONAL PLC AND ITS PREDECESSOR COMPANIES, UNITED TEXON LIMITED AND USM (HOLDINGS) LIMITED

CONTENTS                                                                    PAGE
--------                                                                    ----
Independent auditors' report............................................... F-2
Consolidated profit and loss accounts...................................... F-3
Consolidated balance sheets................................................ F-4
Consolidated cash flow statements.......................................... F-5
Reconciliation of net cash flow to movement in net debt.................... F-6
Consolidated statements of total recognised gains and losses............... F-7
Reconciliation of movements in total shareholders' deficit................. F-8
Notes to the consolidated financial statements............................. F-9

                         INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors
Texon International plc:

  We have audited the accompanying consolidated balance sheets of United Texon Limited and subsidiaries as of December 31, 1996 and 1997, and of Texon International plc and subsidiaries as of December 31, 1997, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognised gains and losses and reconciliation of movements in shareholders' funds of USM (Holdings) Limited for the period from January 1, 1995 to April 24, 1995, and of United Texon Limited for the period from April 25, 1995 to December 31, 1995, and the years ended December 31, 1996 and 1997, and of Texon International plc for December 31, 1997 being both the date it acquired United Texon Limited and the end of its financial reporting period. These consolidated financial statements are the responsibility of the management of Texon International plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom which standards are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of United Texon Limited and subsidiaries as of December 31, 1996 and 1997, and of Texon International plc and subsidiaries as of December 31, 1997, and the consolidated results of operations and cash flows of USM (Holdings) Limited for the period from January 1, 1995 to April 24, 1995, of United Texon Limited for the period from April 25, 1995 to December 31, 1995, and the years ended December 31, 1996 and 1997, and of Texon International plc for December 31, 1997 being both the date it acquired United Texon Limited and the end of its financial reporting period, in conformity with generally accepted accounting principles in the United Kingdom.

  Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected the results of operations for the years, ended December 31, 1996 and 1997 and shareholders' equity as of December 31, 1996 and 1997, to the extent summarised in Note 26 to the consolidated financial statements.

                                                    /s/ KPMG
                                                    Chartered Accountants
                                                    Registered Auditors

London, England
March 31, 1998

                            TEXON INTERNATIONAL PLC

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                    USM
                                (HOLDINGS)
                                  LIMITED            UNITED TEXON LIMITED
                                ----------- --------------------------------------
                                PERIOD FROM PERIOD FROM
                                JANUARY 1,   APRIL 25,
                                  1995 TO      1995 TO    YEAR ENDED   YEAR ENDED
                                 APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                          NOTES    1995         1995         1996         1997
                          ----- ----------- ------------ ------------ ------------
                                (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000
Sales turnover
  Continuing
   operations...........     3     38,172      76,905       127,887      121,556
  Discontinued
   operations...........           27,652      54,008        77,074       66,255
                                  -------     -------      --------     --------
                                   65,824     130,913       204,961      187,811
Cost of sales
  Continuing
   operations...........          (25,835)    (55,689)      (83,606)     (79,015)
  Discontinued
   operations...........          (17,286)    (39,784)      (52,446)     (44,322)
                                  -------     -------      --------     --------
                                  (43,121)    (95,473)     (136,052)    (123,337)
Gross profit
  Continuing
   operations...........           12,337      21,216        44,281       42,541
  Discontinued
   operations...........           10,366      14,224        24,628       21,933
                                  -------     -------      --------     --------
                                   22,703      35,440        68,909       64,474
Marketing and
 administrative expenses   4,5
  Continuing
   operations...........           (8,409)    (16,917)      (28,001)     (32,932)
  Discontinued
   operations...........           (9,378)    (25,060)      (28,401)     (24,552)
                                  -------     -------      --------     --------
                                  (17,787)    (41,977)      (56,402)     (57,484)
Operating profit/(loss)    4,5
  Continuing
   operations...........            3,928       4,299        16,280        9,609
  Discontinued
   operations...........              988     (10,836)       (3,773)      (2,619)
                                  -------     -------      --------     --------
                                    4,916      (6,537)       12,507        6,990
Profit on sale of
 discontinued
 activities.............    5b        --          --            --         1,602
Profit/(loss) before
 interest and taxation       6
  Continuing
   operations...........            3,928       4,299        16,280        9,609
  Discontinued
   operations...........              988     (10,836)       (3,773)      (1,017)
                                  -------     -------      --------     --------
                                    4,916      (6,537)       12,507        8,592
Interest receivable.....              140         237           229          298
Interest payable and
 similar charges........     7     (3,510)     (7,873)      (11,267)     (10,915)
                                  -------     -------      --------     --------
Profit/(loss) on
   ordinary activities
   before taxation......            1,546     (14,173)        1,469       (2,025)
Taxation on profit on
 ordinary activities....     9       (650)       (988)       (1,905)      (1,988)
                                  -------     -------      --------     --------
Profit/(loss) on
   ordinary activities
   after taxation.......              896     (15,161)         (436)      (4,013)
Minority equity
 interests..............    17         68         109          (293)        (305)
                                  -------     -------      --------     --------
Net profit/(loss) for
 the financial year.....    16        964     (15,052)         (729)      (4,318)
                                  -------     -------      --------     --------
(Accretion)/waiver of
   dividend and
   redemption premium on
   non-equity preference
   shares...............    15        --       (1,450)       (3,767)       5,217
                                  -------     -------      --------     --------
Retained profit/(loss)
   for the period for
   equity shareholders..              964     (16,502)       (4,496)         899
                                  =======     =======      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

                          CONSOLIDATED BALANCE SHEETS

                                                                      TEXON
                                                                  INTERNATIONAL
                                          UNITED TEXON LIMITED         PLC
                                        ------------------------- -------------
                                           AS OF        AS OF         AS OF
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                  NOTES     1996         1997          1997
                                  ----- ------------ ------------ -------------
                                        (Pounds)000  (Pounds)000   (Pounds)000
FIXED ASSETS
  Tangible assets................   10      26,554       15,841       17,098
CURRENT ASSETS
  Stocks.........................   11      36,047       16,716       16,716
  Debtors........................   12      34,994       19,345       19,345
  Cash at bank and in hand.......            1,791        1,143        1,156
                                          --------     --------     --------
                                            72,832       37,204       37,217
CREDITORS (amounts falling due
 within one year)................   13     (99,873)    (113,734)    (114,393)
NET CURRENT ASSETS/(LIABILITIES)
  Due within one year............          (29,793)     (77,392)     (78,038)
  Debtors due after one year.....            2,752          862          862
TOTAL NET CURRENT LIABILITIES....          (27,041)     (76,530)     (77,176)
                                          --------     --------     --------
TOTAL ASSETS LESS CURRENT
 LIABILITIES.....................             (487)     (60,689)     (60,078)
                                          ========     ========     ========
CREDITORS
  Amounts falling due after more
   than one year.................   13      33,897          698          698
  Provisions for liabilities and
   charges.......................   14      30,461        6,422        6,422
CAPITAL AND RESERVES--EQUITY
  Called up share capital........   15      29,050       29,050           13
  Share premium account..........   16       4,950        4,950          --
  Share capital to be issued
   (including share premium).....   16         --           --        55,600
  Goodwill write-off reserve.....   16     (81,809)     (79,462)    (124,242)
  Profit and loss account........   16     (18,257)     (23,778)         --
                                          --------     --------     --------
Shareholders' deficit
  Equity interest................         (100,283)     (98,240)     (68,629)
  Non--equity interests..........   15      34,217       29,000          --
                                           (66,066)     (69,240)     (68,629)
Minority equity interests........   17       1,221        1,431        1,431
                                          --------     --------     --------
                                           (64,845)     (67,809)     (67,198)
                                          --------     --------     --------
                                              (487)     (60,689)     (60,078)
                                          ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

                       CONSOLIDATED CASH FLOW STATEMENTS

                                    USM                                                TEXON
                                (HOLDINGS)                                         INTERNATIONAL
                                  LIMITED            UNITED TEXON LIMITED               PLC
                                ----------- -------------------------------------- -------------
                                PERIOD FROM PERIOD FROM                             PERIOD FROM
                                JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                  1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                 APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                          NOTES    1995         1995         1996         1997         1997
                          ----- ----------- ------------ ------------ ------------ -------------
                                (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Cash flow from operating
 activities.............   21a     2,723        4,311       27,329        4,976           --
Return on investments
 and servicing of
 finance................   21b    (3,274)      (5,214)      (6,459)      (5,665)          --
Taxation................            (347)      (1,894)        (564)      (2,678)          --
Capital expenditure and
 financial investment...   21b     2,685       (3,847)      (3,298)       5,990           --
Acquisitions and
 disposals..............   21b       --       (29,356)         --           --        (64,175)
                                  ------      -------      -------       ------       -------
Cash inflow/(outflow)
 before use of liquid
 resources..............           1,787      (36,000)      17,008        2,623       (64,175)
Financing
Increase/(decrease) in
 debt...................   21b    (3,317)       1,393      (17,499)      (4,029)       64,175
Value of shares.........             867       34,000          --           --             13
                                  ------      -------      -------       ------       -------
Increase/(decrease) in
 cash in the period.....            (663)        (607)        (491)      (1,406)           13
                                  ======      =======      =======       ======       =======




  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

            RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                    USM                                                TEXON
                                (HOLDINGS)                                         INTERNATIONAL
                                  LIMITED            UNITED TEXON LIMITED               PLC
                                ----------- -------------------------------------- -------------
                                PERIOD FROM PERIOD FROM                             PERIOD FROM
                                JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                  1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                 APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                          NOTES    1995         1995         1996         1997         1997
                          ----- ----------- ------------ ------------ ------------ -------------
                                (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Increase/(decrease) in
 cash in the period.....   21c       (663)        (607)        (491)     (1,406)           13
Cash inflow/(outflow)
 from debt and lease
 financing..............            2,450       (1,393)      17,499       4,029           --
                                  -------     --------     --------     -------       -------
Change in net debt
 resulting from cash
 flows..................            1,787       (2,000)      17,008       2,623            13
Non cash movements in
 debt...................              867       (5,535)         --       (3,434)          --
New finance leases......              --           --        (3,925)        --            --
Translation
 differences............           (1,591)      (1,868)       2,899        (106)          --
Loans and finance leases
 acquired with
 subsidiary.............              --       (93,101)         --          --        (64,175)
                                  -------     --------     --------     -------       -------
Movement in net debt in
 the period.............            1,063     (102,504)      15,982        (917)      (64,162)
Net debt brought
 forward................          (93,035)         --      (102,504)    (86,522)          --
                                  -------     --------     --------     -------       -------
Net debt carried
 forward................          (91,972)    (102,504)     (86,522)    (87,439)      (64,162)
                                  =======     ========     ========     =======       =======



  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

          CONSOLIDATED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                 USM                                                TEXON
                                                             (HOLDINGS)                                         INTERNATIONAL
                                                               LIMITED            UNITED TEXON LIMITED               PLC
                                                             ----------- -------------------------------------- -------------
                                                             PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                             JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                               1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                              APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                1995         1995         1996         1997         1997
                                                             ----------- ------------ ------------ ------------ -------------
                                                             (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Net profit/(loss) for the financial year...................       964      (15,052)        (729)      (4,318)        --
Exercised share options....................................       --           --           --         2,803         --
Currency translation differences on foreign currency
 working capital/net tangible assets and goodwill..........       887          518       (5,652)      (4,187)        --
Currency translation differences on foreign currency
 borrowings................................................      (750)        (377)       3,035          181         --
Elimination of currency translation differences on goodwill
 included in other reserves................................    (1,856)      (1,384)       7,868        2,347         --
                                                               ------      -------       ------       ------         ---
Total recognised gains /(losses) in the period.............      (755)     (16,295)       4,522       (3,174)        --
                                                               ======      =======       ======       ======         ===


  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

           RECONCILIATION OF MOVEMENTS IN TOTAL SHAREHOLDERS' DEFICIT

                              USM                                                TEXON
                          (HOLDINGS)                                         INTERNATIONAL
                            LIMITED            UNITED TEXON LIMITED               PLC
                          ----------- -------------------------------------- -------------
                          PERIOD FROM PERIOD FROM                             PERIOD FROM
                          JANUARY 1,   APRIL 25,                             DECEMBER 31,
                            1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                           APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1995         1995         1996         1997         1997
                          ----------- ------------ ------------ ------------ -------------
                          (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Retained profit/(loss)
 for the year for equity
 shareholders...........        964     (16,502)      (4,496)         899           --
Appropriation from
 equity to non-equity
 included therein (in
 respect of the
 preference shares).....        --        1,450        3,767       (5,217)          --
                            -------     -------      -------      -------      --------
                                964     (15,052)        (729)      (4,318)          --
New share capital
 issued.................        867      34,000          --           --             13
New share capital to be
 issued.................        --          --           --           --         55,600
Exercised share
 options................        --          --           --         2,803           --
Goodwill written off
 during period..........        --      (88,293)         --           --       (124,242)
Foreign exchange
 adjustments............     (1,719)     (1,243)       5,251       (1,659)          --
                            -------     -------      -------      -------      --------
Net (decrease)/increase
 to shareholders'
 deficit................        112     (70,588)       4,522       (3,174)      (68,629)
Opening shareholders'
 deficit................    (51,724)        --       (70,588)     (66,066)          --
                            -------     -------      -------      -------      --------
Closing shareholders'
 deficit................    (51,612)    (70,588)     (66,066)     (69,240)      (68,629)
                            =======     =======      =======      =======      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                            TEXON INTERNATIONAL PLC

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 BUSINESS ACTIVITY AND BASIS OF PRESENTATION

  The Group formed by Texon International plc and its subsidiaries ("the Group") is engaged in manufacturing and supplying shoe materials and machinery to the footwear industry world-wide.

 Texon International acquisition

  On December 23, 1997, Texon International plc and the shareholders of United Texon Limited entered into an acquisition agreement (the "Acquisition Agreement") under which Texon International plc agreed to acquire the entire issued share capital of United Texon Limited (the "Acquisition"). The Acquisition was conditional upon (i) consummation of the offering by Texon International plc of Senior Notes due 2008 (the "Offering") and (ii) a Revolving Facility being made available unconditionally. These conditions were duly fulfilled on January 30, 1998.

  Under the terms of the Acquisition Agreement, Texon International plc had control of the financial and operational management of United Texon Limited effective from December 31, 1997 and Texon International plc has therefore prepared consolidated accounts at December 31, 1997, see Note 25. Texon International plc did not trade previously and Texon International plc has no consolidated profit or loss for the period from its incorporation on December 17, 1997 to December 31, 1997, consequently no consolidated profit and loss account has been included for Texon International plc.

 United Texon Limited acquisition

  United Texon Limited was incorporated on January 5, 1995. On April 24, 1995, United Texon Limited acquired USM (Holdings) Limited in a transaction (the "1995 Acquisition") accounted for using the purchase method. The consolidated financial information presented herein for the periods ended December 31, 1995, December 31, 1996 and December 31, 1997 relate to United Texon Limited and its subsidiaries. The consolidated financial information presented herein for the period ended April 24, 1995 relates to USM (Holdings) Limited.

 Machinery disposal

  On December 31, 1997, United Texon Limited disposed of the group of companies operating the shoe machinery business through a sale to a new company formed by the shareholders of United Texon Limited ("the Machinery Disposal"). The Machinery Disposal is treated as a disposal in the 1997 financial statements of United Texon Limited and the comparative figures have been reanalysed to show the Machinery business as a discontinued operation.

 Consolidated financial information

  The consolidated financial information presented herein for the periods prior to Texon International plc's acquisition of United Texon Limited relates to United Texon Limited and USM (Holdings) Limited. United Texon Limited and USM (Holdings) Limited are also referred to collectively as ("the Group") in these consolidated financial statements where appropriate.

2 ACCOUNTING POLICIES

  The following paragraphs describe the significant accounting policies used in preparing the consolidated financial statements.

A) BASIS OF PREPARATION

  The consolidated financial statements have been prepared in pounds sterling and in accordance with generally accepted accounting principles in the UK ("UK GAAP"). These accounting principles differ in certain significant respects from accounting principles generally accepted in the United States ("US GAAP"). Note 26 sets out a description and the related effect on net income/(loss) and shareholders' deficit of the significant differences.

                            TEXON INTERNATIONAL PLC

2 ACCOUNTING POLICIES (CONTINUED)

B) BASIS OF CONSOLIDATION

  The consolidated financial statements incorporate the financial statements of USM (Holdings) Limited and its subsidiary undertakings for the period ended April 24, 1995, and of United Texon Limited and its subsidiary undertakings for the period ended December 31, 1995, the years ended December 31, 1996 and 1997, and Texon International plc and its subsidiary undertakings as at December 31, 1997. As the Acquisition was only effective from 18:00 hours on December 31, 1997, a consolidated balance sheet for United Texon Limited as of that date has been included for reference purposes only.

  The consolidated financial statements incorporate the results and assets and liabilities of each company and its subsidiaries after eliminating intercompany balances and transactions.

  Any excess of the cost of investment including acquisition costs, over the fair value of net assets acquired is written off to other reserves.

C) SALES TURNOVER

  Sales turnover comprises the invoiced value (excluding value added tax) for the sale of products from stock, the provision of machine servicing and the leasing of machines, sales turnover is recognized at the time of shipment of products, the date of provision of service or over the life of the lease.

D) FOREIGN EXCHANGE

  The closing assets and liabilities of subsidiaries denominated in overseas currencies have been translated at the exchange rates ruling at the balance sheet date. The results for the period of overseas companies have been translated at the average exchange rate relevant for the period. Differences arising on the translation of assets and liabilities and the results for the year denominated in overseas currencies are taken to reserves along with the effect of foreign exchange contracts and foreign currency borrowings entered into for the purpose of hedging those exposures. The currency translation on goodwill passes through other reserves in accordance with the accounting policy for goodwill. All other profits or losses on exchange are dealt with in the consolidated profit and loss accounts.

  To reduce the effect of fluctuating currency exchange rates, foreign currency forward contracts are entered into to hedge firm commitments. The Group does not enter into speculative foreign exchange contracts. Differences arising on the translation of foreign currency forward contracts to hedge these commitments are recognized when the commitment matures.

E) STOCK

  Stock is stated at the lower of cost, including factory overheads where applicable, and net realisable value on a first in first out basis. Provision is made for slow-moving and obsolete items.

F) RESEARCH AND DEVELOPMENT

  Research, development and patent expenditure is written off in the year in which it is incurred.

                            TEXON INTERNATIONAL PLC

2 ACCOUNTING POLICIES (CONTINUED)

G) DEPRECIATION OF TANGIBLE FIXED ASSETS

  Depreciation of tangible fixed assets is provided on the cost of the assets so as to write off the cost less the estimated residual value of the assets over their estimated useful lives by equal annual instalments over the following periods:

                                                             YEARS
                                                -------------------------------
Freehold buildings............................. 20 to 45
Leasehold improvements......................... Over the shorter of useful life or term of the lease
Leased machinery............................... 5 to 10
Plant and equipment............................ 5 to 13
Office equipment............................... 3 to 10
Motor vehicles................................. 3 to 5

H) LEASE COMMITMENTS

  Where leases are entered into which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a "finance lease'. Other leases are treated as operating leases.

  An asset subject to a finance lease is recorded in the consolidated balance sheet as a tangible fixed asset and is depreciated over its estimated useful life or the term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the consolidated profit and loss accounts, and the capital element which reduces the outstanding obligation for future instalments.

  Operating lease payments and receipts are charged to the consolidated profit and loss accounts on a straight line basis over the life of the lease.

I) MACHINERY LEASED TO CUSTOMERS

  Leased machinery retained by the Group, is included in tangible fixed assets at cost to the Group less accumulated depreciation. Cost includes factory overheads and, where applicable, costs of importation. Leases are treated as operating leases and income from them is recognised over the lease period.

  Where the Group have transferred machinery on lease to its customers, but retained the ability or obligation to re-acquire the machinery at the end of the primary lease period, the asset has been included in tangible fixed assets as above, and the proceeds received credited to the consolidated profit and loss accounts over the primary lease period.

  In the event of the Group re-acquiring machinery, the Group's exposure is limited to the realisable market value of the machines.

J) TAXATION

  The charge for taxation is based on the profit/(loss) for the year and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes. Provision is made for deferred tax only to the extent that it is probable that an actual liability will crystallise.

                            TEXON INTERNATIONAL PLC

2 ACCOUNTING POLICIES (CONTINUED)

K) PENSIONS AND OTHER POST RETIREMENT BENEFITS

  Pension schemes are operated in the UK and in overseas countries. The expected cost of defined benefit pension schemes is charged to the consolidated profit and loss accounts so as to spread the cost of pensions over the remaining service lives of employees in the scheme. Variations from the regular cost are spread over the expected remaining service lives of current employees in the scheme. The pension cost is assessed in accordance with the advice of qualified actuaries.

  Provision is also made for post retirement medical and life assurance benefits of retired employees and certain current employees in the US.

L) NET EARNINGS/(LOSS) PER ORDINARY SHARE

  Historical net earnings/(loss) per share is not shown as the historical arrangement is not indicative of the continuing capital structure.

M) USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

N) DISCONTINUED OPERATIONS

  United Texon Limited carried out its activities through two divisions: the Machinery division and the Materials division. On December 31, 1997, the group of companies comprising the Machinery division was disposed of and accordingly the results of this division have been separately disclosed.

  In order to provide full financial information for the Machinery division for the periods prior to January 1, 1997 management have made reasonable estimates and judgements based on their knowledge of the business. The information has been compiled as follows:

 Gross profit

  Gross profit has historically been analysed by product line and accordingly can be analysed by division. Segmental information included in the Group's audited consolidated statutory accounts has historically disclosed the divisional split of revenues and gross profit.

 Operating income/(loss)

  Research and development and distribution and marketing costs can predominately be directly associated with a specific division and have been allocated accordingly. Common costs, including

                            TEXON INTERNATIONAL PLC

2 ACCOUNTING POLICIES (CONTINUED)

administration costs, have been allocated by management on a category by category basis dependent on the type of income or cost on an appropriate basis. Pension costs have been analysed between divisions based on the divisional employee numbers on a demerged basis.

 Interest and tax

  Interest on substantially all of the borrowings has been allocated to the Materials division in accordance with the Materials division assuming the debt following the sale of the Machinery division. Taxation charges have been allocated between divisions based on the post sale Group structure.

3 ANALYSIS OF TURNOVER, GROSS PROFIT AND CAPITAL EMPLOYED

  Operations were divided into two segments: Materials and related products and Machinery and related products. As discussed in Note 1, the Materials and Machinery business have been separated and the Machinery business sold with effect from December 31, 1997. Consequently, the following analyses show the activities of each of the companies split between "continuing" and "discontinued" operations.

                                 USM
                             (HOLDINGS)
                               LIMITED            UNITED TEXON LIMITED
                             ----------- --------------------------------------
                             PERIOD FROM
                             JANUARY 1,  PERIOD FROM
                                1995      APRIL 25,
                              TO APRIL     1995 TO     YEAR ENDED   YEAR ENDED
                                 24,     DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                1995         1995         1996         1997
                             ----------- ------------ ------------ ------------
                             (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000
TURNOVER ANALYSED BY MAJOR
 BUSINESS ACTIVITY:
Continuing operations......    38,401       77,295      128,602      122,343
Discontinued operations....    27,967       54,595       78,227       67,048
                               ------      -------      -------      -------
                               66,368      131,890      206,829      189,391
Sales between operations...      (544)        (977)      (1,868)      (1,580)
                               ------      -------      -------      -------
External turnover..........    65,824      130,913      204,961      187,811
                               ======      =======      =======      =======
OPERATING PROFIT/(LOSS)
 ANALYSED BY MAJOR BUSINESS
 ACTIVITY:
Continuing operations......     3,928        4,299       16,280        9,609
Discontinued operations....       988      (10,836)      (3,773)      (2,619)
                               ------      -------      -------      -------
                                4,916       (6,537)      12,507        6,990
                               ======      =======      =======      =======
CAPITAL EXPENDITURES:
Continuing operations......       496        1,455        3,188        1,722
Discontinued operations....     1,329        3,026        2,959        1,538
                               ------      -------      -------      -------
                                1,825        4,481        6,147        3,260
                               ======      =======      =======      =======
DEPRECIATION:
Continuing operations......       805        1,424        2,161        2,355
Discontinued operations....     1,365        2,600        3,671        2,583
                               ------      -------      -------      -------
                                2,170        4,024        5,832        4,938
                               ======      =======      =======      =======

                            TEXON INTERNATIONAL PLC

3 ANALYSIS OF TURNOVER, GROSS PROFIT AND CAPITAL EMPLOYED (CONTINUED)

                                                                     TEXON
                                                                 INTERNATIONAL
                                         UNITED TEXON LIMITED         PLC
                                       ------------------------- -------------
                                          AS OF        AS OF         AS OF
                                       DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                           1996         1997         1997
                                       ------------ ------------ -------------
                                       (Pounds)000  (Pounds)000   (Pounds)000
OPERATING ASSETS/(LIABILITIES)
 EMPLOYED BY MAJOR BUSINESS ACTIVITY:
Continuing operations.................     28,652      23,800        25,057
Discontinued operations...............      7,663         --            --
                                         --------     -------       -------
                                           36,315      23,800        25,057
RECONCILIATION TO NET LIABILITIES:
Cash..................................      1,791       1,143         1,156
Borrowings............................    (87,221)    (87,660)      (64,396)
Taxes.................................     (2,230)       (975)         (975)
Accrued bank interest.................     (3,663)     (4,117)       (4,117)
Future rental income..................     (4,697)        --            --
Non-operating accruals................        --          --        (23,923)
Reorganisation reserve................     (5,140)        --            --
                                         --------     -------       -------
                                         (101,160)    (91,609)      (92,255)
                                         --------     -------       -------
NET LIABILITIES.......................    (64,845)    (67,809)      (67,198)
                                         ========     =======       =======

                            TEXON INTERNATIONAL PLC

3 ANALYSIS OF TURNOVER, GROSS PROFIT AND CAPITAL EMPLOYED (CONTINUED)

  GEOGRAPHICAL ANALYSIS OF CONTINUING OPERATIONS IS AS FOLLOWS:

                               USM
                           (HOLDINGS)
                             LIMITED             UNITED TEXON LIMITED
                           ----------- ----------------------------------------
                           PERIOD FROM     PERIOD
                           JANUARY 1,  FROM APRIL 25,
                             1995 TO      1995 TO      YEAR ENDED   YEAR ENDED
                            APRIL 24,   DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                              1995          1995          1996         1997
                           ----------- -------------- ------------ ------------
                           (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
TURNOVER ANALYSIS BY
 COMPANY LOCATION:
Europe...................    25,647        49,292        83,725       80,413
America..................     7,440        14,898        24,473       23,652
Asia.....................     2,609         7,115        11,567       11,167
Other....................     2,705         5,990         8,837        7,111
                             ------        ------       -------      -------
                             38,401        77,295       128,602      122,343
                             ======        ======       =======      =======
Export sales from the
 UK......................     7,148        19,975        19,954       16,825
                             ======        ======       =======      =======
TURNOVER ANALYSIS BY
 DESTINATION:
Europe...................    22,768        42,882        65,029       59,178
America..................     6,310        12,333        21,564       21,658
Asia.....................     5,687        14,317        24,752       26,398
Other....................     3,636         7,763        17,257       15,109
                             ------        ------       -------      -------
                             38,401        77,295       128,602      122,343
                             ======        ======       =======      =======
OPERATING PROFIT ANALYSIS
 BY
 COMPANY LOCATION:
Europe...................     3,306         2,746        12,782        6,449
America..................       329           635         1,918        1,665
Asia.....................        40           438           940        1,135
Other....................       253           480           640          360
                             ------        ------       -------      -------
                              3,928         4,299        16,280        9,609
                             ======        ======       =======      =======

  GEOGRAPHICAL OPERATING ASSETS EMPLOYED ANALYSED BY COMPANY LOCATION FOR CONTINUING OPERATIONS IS AS FOLLOWS:

                                                                                                                     TEXON
                                                                                                                 INTERNATIONAL
                                                                                         UNITED TEXON LIMITED         PLC
                                                                                       ------------------------- -------------
                                                                                          AS OF        AS OF         AS OF
                                                                                       DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                                           1996         1997         1997
                                                                                       ------------ ------------ -------------
                                                                                       (Pounds)000  (Pounds)000   (Pounds)000
     Europe...........................................................................    13,760       10,591       11,848
     America..........................................................................     5,064        2,943        2,943
     Asia.............................................................................     6,938        7,950        7,950
     Other............................................................................     2,890        2,316        2,316
                                                                                          ------       ------       ------
   --------------------------------------------------                                     28,652       23,800       25,057
                                                                                          ======       ======       ======

  Operating assets have been analysed above, rather than net assets, as it more appropriately reflects the divisions by excluding cash balances and amounts falling due for bank loans and

                            TEXON INTERNATIONAL PLC

3 ANALYSIS OF TURNOVER, GROSS PROFIT AND CAPITAL EMPLOYED (CONTINUED)

overdrafts, obligations under finance leases, accrued interest and the accrued consideration for the Acquisition.

  The customer base is diverse both in its geographical spread, types of footwear companies (athletic and traditional, men's and women's) and across the spectrum of branded shoe companies, manufacturers, converters and distributors. No single customer accounted for more than 3% of sales in 1995, 1996 or 1997.

  The Group purchases most of the raw materials for its products on the open market, and sales may be affected by changes in the market price of such raw materials.

  The Group does not engage in commodity hedging transactions for raw materials. Although the Group has generally been able to pass on increases in the price of raw materials to its customers, there can be no assurance that it will be able to do so in the future, on a timely basis or at all. The results of operations have in the past been affected by fluctuations in the price of the primary raw material, wood pulp, for its cellulose products. Additionally, significant increases in the price of the Group's products due to increases in the cost of raw materials, could have a negative effect on demand for its products and a material adverse effect on the Group's business, financial condition and results of operation.

4 OPERATING PROFIT

  Operating profit/(loss) is stated after charging:

                              USM
                          (HOLDINGS)
                            LIMITED             UNITED TEXON LIMITED
                          ----------- ----------------------------------------
                          PERIOD FROM     PERIOD
                          JANUARY 1,  FROM APRIL 25,
                            1995 TO      1995 TO      YEAR ENDED   YEAR ENDED
                           APRIL 24,   DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                             1995          1995          1996         1997
                          ----------- -------------- ------------ ------------
                          (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
Marketing and
 distribution costs......   11,633        25,205        36,328       33,235
Research and development
 costs...................    1,418         3,545         4,037        3,810
Administration expenses:
  Operating expenses.....    4,099         9,394        11,397        9,838
  Other expenses.........      637         3,833         4,640       10,601
                            ------        ------        ------       ------
                            17,787        41,977        56,402       57,484
                            ======        ======        ======       ======

                            TEXON INTERNATIONAL PLC

4 OPERATING PROFIT (CONTINUED)

  Operating profit relating to continuing operations is stated after charging:

                              USM
                          (HOLDINGS)
                            LIMITED             UNITED TEXON LIMITED
                          ----------- -----------------------------------------
                          PERIOD FROM
                          JANUARY 1,    PERIOD FROM
                            1995 TO   APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                           APRIL 24,  TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1995          1995           1996         1997
                          ----------- --------------- ------------ ------------
                          (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000
Marketing and
 distribution costs.....     5,520        10,862         18,923       19,428
Research and
 development............       423           892          1,312        1,351
Administration expenses:
  Operating expenses....     1,897         3,647          5,725        5,285
  Other expenses........       569         1,516          2,041        6,868
                             -----        ------         ------       ------
                             8,409        16,917         28,001       32,932
                             =====        ======         ======       ======

5 EXCEPTIONAL ITEMS

  A) EXCEPTIONAL ITEMS INCLUDED WITHIN OPERATING PROFIT:

                             USM
                         (HOLDINGS)
                           LIMITED             UNITED TEXON LIMITED
                         ----------- -----------------------------------------
                         PERIOD FROM
                         JANUARY 1,    PERIOD FROM
                           1995 TO   APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                          APRIL 24,  TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                            1995          1995           1996         1997
                         ----------- --------------- ------------ ------------
                         (Pounds)000   (Pounds)000   (Pounds)000  (Pounds)000
OPERATING PROFIT BEFORE
 EXCEPTIONAL ITEMS......    4,916          3,573        12,507       12,649
EXCEPTIONAL ITEMS
  Restructuring
   provision..........i)      --         (10,110)          --           --
  Cost of abortive
   sale..............ii)      --             --            --        (1,712)
  Refinancing
   costs............iii)      --             --            --        (1,144)
  Share options......iv)      --             --            --        (2,803)
                            -----        -------        ------       ------
OPERATING PROFIT/(LOSS)
 FOR THE PERIOD.........    4,916         (6,537)       12,507        6,990
                            =====        =======        ======       ======

I)Restructuring provision

  In 1995, the decision was taken to significantly restructure the Group. The costs of these projects totalling (Pounds)10,110,000 was provided in the 1995 accounts as an exceptional item ((Pounds)5,760,000 in cost of sales and (Pounds)4,350,000 in marketing and administrative costs). Of the charge (Pounds)1,634,000 related to the continuing operations ((Pounds)1,434,000 in costs of sales and (Pounds)200,000 in marketing and administrative costs).

  The balance sheet accrual relating to the restructuring provision amounted to (Pounds)nil as of December 31, 1997 and (Pounds)5,140,000 and (Pounds)9,374,000 as of December 31, 1996 and 1995 respectively.

                            TEXON INTERNATIONAL PLC

5 EXCEPTIONAL ITEMS (CONTINUED)

II)  Cost of abortive sale

  In October 1997, the shareholders of United Texon Limited aborted a proposed sale of its shares. The costs of this abortive sale, amounting to (Pounds)1,712,000 have been treated as an exceptional item in continuing operations.

III)  Refinancing costs

  In July 1997, United Texon Limited refinanced its Senior Loan facilities with a syndicate of banks led by Chase Manhattan Bank plc. The cost of this refinancing, amounting to (Pounds)1,144,000 has been treated as an exceptional item in continuing operations.

IV)  Share options

  On October 22, 1997 United Texon Limited issued share options to five senior employees. The excess of market value over the exercise price of the options, estimated at (Pounds)2,803,000 has been treated as an exceptional item in continuing operations.

B)  PROFIT ON SALE OF DISCONTINUED OPERATION

  Effective December 31, 1997, the entire Machinery division ("Machinery Group") was sold by United Texon Limited for a nominal consideration to a new company owned principally by United Texon Limited's shareholders. The net gain on the sale of the Machinery Group amounted to (Pounds)1,602,000. The total profit on disposal being (Pounds)3,250,000 with (Pounds)1,648,000 of costs associated with the demerger. The net gain has been treated as an exceptional item.

  The exceptional items relating to the discontinued operations had no effect on United Texon Limited's tax charge or minority interest.

                            TEXON INTERNATIONAL PLC

6   PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE INTEREST

  Profit/(loss) on ordinary activities before interest is stated after charging/(crediting):

                              USM
                           (HOLDINGS)
                            LIMITED              UNITED TEXON LIMITED
                          ------------ -----------------------------------------
                          PERIOD FROM
                           JANUARY 1,    PERIOD FROM
                              1995     APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                          TO APRIL 24, TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                              1995          1995           1996         1997
                          ------------ --------------- ------------ ------------
                          (Pounds)000    (Pounds)000   (Pounds)000  (Pounds)000
COMBINED GROUP
Depreciation of tangible
 fixed assets
  Owned.................     2,137          3,926         5,702        4,768
  Leased................        33             98           130          170
Operating lease charges
  Hire of plant and
   machinery............       546          1,091         1,376        1,360
  Other lease charges...       627          1,253         1,745        1,657
Finance lease charges
  Plant and machinery...        14             30            59           77
  Leased machinery......       265            412           488          322
Pension costs...........     1,028          2,160         3,145        2,959
Profit on sale of
 properties.............      (897)           --            --          (386)
Loss/(profit) on sale of
 other assets...........         6            (73)          (51)        (251)
Net foreign exchange
 losses.................       148            371            66           51
Provision for doubtful
 debtors................       272            517           672          558
CONTINUING OPERATIONS
Depreciation of tangible
 fixed assets
  Owned.................       772          1,326         2,031        2,213
  Leased................        33             98           130          142
Operating lease charges
  Hire of plant and
   machinery............       333            666           840          546
  Other lease charges...       420            840         1,170          742
Finance lease charges
  Plant and machinery...        14             30            59           68
  Leased machinery......       --             --            --           --
Pension costs...........       290            928         1,246        1,144
Profit on sale of
 properties.............       --             --            --          (386)
Profit on sale of other
 assets.................       --             (20)           (3)        (266)
Net foreign exchange
 losses/(profits).......       149             72            45          (53)
Provision for doubtful
 debtors................       176            227           467          378

                            TEXON INTERNATIONAL PLC

7   INTEREST PAYABLE AND SIMILAR CHARGES

                               USM
                           (HOLDINGS)
                             LIMITED               UNITED TEXON LIMITED
                         --------------- -----------------------------------------
                           PERIOD FROM     PERIOD FROM
                         JANUARY 1, 1995 APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                          TO APRIL 24,   TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                              1995            1995           1996         1997
                         --------------- --------------- ------------ ------------
                           (Pounds)000     (Pounds)000   (Pounds)000  (Pounds)000
INTEREST PAYABLE AND
 SIMILAR CHARGES ON:
  Borrowings totally
   repayable within
   5 years..............       (934)         (6,288)        (3,086)      (7,874)
  Debenture interest
   repayable within
   5 years..............        --              --             --        (3,041)
  Borrowings repayable
   after 5 years........     (2,576)            --          (5,543)         --
  Debenture interest
   repayable after
   5 years..............        --           (1,585)        (2,638)         --
                             ------          ------        -------      -------
                             (3,510)         (7,873)       (11,267)     (10,915)
                             ======          ======        =======      =======

8   DIRECTORS AND EMPLOYEES

  The average number of employees (including directors) was made up as follows:

                                USM
                            (HOLDINGS)
                              LIMITED            UNITED TEXON LIMITED
                            ----------- --------------------------------------
                            PERIOD FROM PERIOD FROM
                            JANUARY 1,   APRIL 25,
                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED
                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                               1995         1995         1996         1997
                            ----------- ------------ ------------ ------------
Manufacturing..............    1,221       1,194        1,142        1,021
Selling, distribution and
 administration............    1,250       1,252        1,174        1,058
                               -----       -----        -----        -----
                               2,471       2,446        2,316        2,079
                               =====       =====        =====        =====
Total number of employees
 at end of period..........    2,481       2,400        2,259        1,071
                               =====       =====        =====        =====

  As of December 31, 1997 Texon International plc had 1,071 employees, of which 603 were in manufacturing and 468 in selling, distribution and administration.

                            TEXON INTERNATIONAL PLC

8   DIRECTORS AND EMPLOYEES (CONTINUED)

  Payments in respect of these employees were as follows:

                                 USM
                              (HOLDINGS)
                               LIMITED              UNITED TEXON LIMITED
                             ------------ -----------------------------------------
                             PERIOD FROM
                              JANUARY 1,    PERIOD FROM
                                 1995     APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                             TO APRIL 24, TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                 1995          1995           1996         1997
                             ------------ --------------- ------------ ------------
                             (Pounds)000    (Pounds)000   (Pounds)000  (Pounds)000
   Wages...................     15,669        31,212         45,672       43,980
   Social security costs...      1,870         3,549          5,768        5,342
   Other pension costs.....      1,028         2,160          3,145        2,959
   Health and other payroll
    costs..................        868         1,088          2,130        2,033
                                ------        ------         ------       ------
                                19,435        38,009         56,715       54,314
                                ======        ======         ======       ======

  Directors' emoluments including pension contributions comprise:

                             USM
                          (HOLDINGS)
                           LIMITED              UNITED TEXON LIMITED
                         ------------ -----------------------------------------
                         PERIOD FROM
                          JANUARY 1,    PERIOD FROM
                             1995     APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                         TO APRIL 24, TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                             1995          1995           1996         1997
                         ------------ --------------- ------------ ------------
                         (Pounds)000    (Pounds)000   (Pounds)000  (Pounds)000
   Fees.................       7             40             60           60
   Other emoluments.....     311            198          1,090        1,146
   Pensions.............      14              5             37          117
                             ---            ---          -----        -----
                             332            243          1,187        1,323
                             ===            ===          =====        =====

  Included within other emoluments for the years ended December 31, 1996 and 1997, is (Pounds)306,000 and (Pounds)375,000, respectively, paid as compensation to Directors and past Directors for loss of office. Directors of United Texon Limited who were compensated during 1996 for loss of office were, Mr Bates (resigned May 31, 1996), Mr Burton (resigned June 28, 1996) and Mr Price (resigned August 6, 1996). The directors compensated for loss of office during 1997 were Dr Coutts who resigned from United Texon Limited on December 31, 1997 and Mr Fleming, who following the sale of the Machinery business, resigned from the Machinery division on December 31, 1997 and was compensated by British United Shoe Machinery Co Limited, a subsidiary within the Machinery division.

  Pensions for the year ended December 31, 1996 includes a contribution of (Pounds)26,361 paid on behalf of two Directors as compensation for loss of office.

                            TEXON INTERNATIONAL PLC

8  DIRECTORS AND EMPLOYEES (CONTINUED)

  Directors' emoluments:

  The emoluments of the Chairman were (Pounds)54,000, (Pounds)133,000, (Pounds)201,000 and (Pounds)545,000 for the period from January 1, 1995 to April 24, 1995, period from April 25, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 respectively.

  Emoluments of the highest paid Director were (Pounds)68,000, (Pounds)133,000, (Pounds)224,000 and (Pounds)545,000 for the period from January 1, 1995 to April 24, 1995, period from April 25, 1995 to December 31, 1995 and the years ended December 31, 1996 and 1997 respectively.

  Three Directors have benefits accruing under money purchase pension schemes.

  The remuneration of the executive Directors is authorised by the Remuneration Committee of the Board which consists of non-executive Directors only.

  While the consolidated profit and loss accounts include the total emoluments of the employees of United Texon Limited for the year, the Directors' emoluments shown above are only for the period in which they were a director of United Texon Limited.

  Additional information relating to Directors share options is located in
Note 15.

                            TEXON INTERNATIONAL PLC

9 TAXATION

                                 USM
                             (HOLDINGS)
                               LIMITED            UNITED TEXON LIMITED
                             ----------- --------------------------------------
                             PERIOD FROM    PERIOD
                             JANUARY 1,   FROM APRIL
                               1995 TO   25, 1995 TO   YEAR ENDED   YEAR ENDED
                              APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                1995         1995         1996         1997
                             ----------- ------------ ------------ ------------
                             (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000
TAXABLE INCOME/(LOSS):
UK.........................    (1,589)      (8,417)      (1,949)     (11,590)
Overseas...................     3,135       (5,756)       3,418        9,565
                               ------      -------       ------      -------
                                1,546      (14,173)       1,469       (2,025)
                               ======      =======       ======      =======
THE TAX CHARGE IS MADE UP
 AS FOLLOWS:
UK
  Corporation tax at 31.5%,
   (1996 and 1995: 33%)....       --           --           --           --
  Deferred tax.............       --           --           --          (247)
OVERSEAS TAXATION
  Corporation tax..........      (641)        (830)      (2,324)      (1,796)
  Withholding tax..........       (11)         (83)        (195)          (3)
  Deferred tax.............         2         (107)         (69)          36
                               ------      -------       ------      -------
                                 (650)      (1,020)      (2,588)      (2,010)
CURRENT YEAR ADJUSTMENTS IN
 RESPECT OF PRIOR YEARS
  Corporation tax..........       --           112          (13)          22
  Deferred tax.............       --           (80)         696          --
                               ------      -------       ------      -------
                                 (650)        (988)      (1,905)      (1,988)
                               ======      =======       ======      =======
Continuing operations......      (367)        (682)      (2,387)      (1,492)
Discontinued operations....      (283)        (306)         482         (496)
                               ------      -------       ------      -------
                                 (650)        (988)      (1,905)      (1,988)
                               ======      =======       ======      =======

  The December 31, 1997 charge for UK Corporation Tax at 31.5% (1996 and 1995:
33%) is stated after double tax relief of (Pounds)512,000 (December 31, 1996:
(Pounds)177,000; period April 25, 1995 to December 31, 1995: (Pounds)988,000;
period from January 1, 1995 to April 24, 1995: (Pounds)Nil).

  At December 31, 1997, Texon International plc and its subsidiaries had carried forward tax losses available for continuing operations of (Pounds)11,971,000, with (Pounds)4,020,000 expiring between December 31, 1997 and December 31, 2012 and (Pounds)7,951,000 being unlimited.

  The taxable profits generated by the Foshan Texon Cellulose Board Manufacturing Co Limited are subject to a tax holiday until December 31, 1997, and at half the standard rate for the following three years (the current standard rate is 33%).

                            TEXON INTERNATIONAL PLC

9 TAXATION (CONTINUED)

  The table below reconciles the expected UK statutory charge to the actual taxes:

                                USM
                            (HOLDINGS)
                              LIMITED               UNITED TEXON LIMITED
                          --------------- -----------------------------------------
                            PERIOD FROM     PERIOD FROM
                          JANUARY 1, 1995 APRIL 25, 1995   YEAR ENDED   YEAR ENDED
                           TO APRIL 24,   TO DECEMBER 31, DECEMBER 31, DECEMBER 31,
                               1995            1995           1996         1997
                          --------------- --------------- ------------ ------------
                            (Pounds)000     (Pounds)000   (Pounds)000  (Pounds)000
EXPECTED TAXATION
 CHARGE/(BENEFIT) AT UK
 CORPORATION TAX RATES
 (1997: 31.5%; 1996 and
 1995: 33%).............        510           (4,677)          485          (638)
Current year tax losses
 not relieved...........        758            5,801         1,743         4,043
Benefit of prior year
 losses.................       (736)            (406)         (441)       (2,922)
Withholding tax.........         11               83           195             3
Overseas tax rates......        107              219           836         1,469
Benefit of overseas tax
 holiday................        --               --           (230)         (229)
Prior year tax
 adjustment.............        --               (32)         (683)          (22)
Non-deductible
 expenses...............        --               --            --          1,308
Non-taxable gain on
 disposal of
 discontinued
 operations.............        --               --            --         (1,024)
                               ----           ------         -----        ------
Actual taxes on income..        650              988         1,905         1,988
                               ====           ======         =====        ======

  To the extent that dividends remitted from overseas subsidiaries and associated undertakings are expected to result in additional taxes, appropriate amounts have been provided. No taxes have been provided for unremitted earnings of subsidiaries and associated undertakings when such amounts are considered permanently re-invested.

                            TEXON INTERNATIONAL PLC

10 CONSOLIDATED TANGIBLE FIXED ASSETS

                                                                           MACHINERY
                           LAND AND    PLANT AND    OFFICE       MOTOR     LEASED TO
                           BUILDINGS   MACHINERY   EQUIPMENT   VEHICLES    CUSTOMERS     TOTAL
                          ----------- ----------- ----------- ----------- ----------- -----------
                          (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
UNITED TEXON LIMITED
COST
At January 1, 1997......    11,105       35,358      3,367        652       13,041       63,523
Exchange adjustment.....      (270)        (749)       (80)       (12)        (293)      (1,404)
Additions...............         9        1,813        111        173        1,154        3,260
Disposals...............    (1,450)      (1,646)      (526)      (235)      (4,808)      (8,665)
Discontinued
 operations.............    (1,309)     (12,142)    (1,877)      (218)      (8,777)     (24,323)
                            ------      -------     ------       ----       ------      -------
At December 31, 1997....     8,085       22,634        995        360          317       32,391
                            ======      =======     ======       ====       ======      =======
ACCUMULATED DEPRECIATION
At January 1, 1997......     2,734       22,577      2,757        334        8,567       36,969
Exchange adjustment.....      (122)        (371)      (149)       (53)        (287)        (982)
Provided during the
 year...................       340        2,571        182        154        1,691        4,938
Disposals...............      (743)      (1,521)      (483)      (113)      (3,430)      (6,290)
Discontinued
 operations.............      (480)      (9,629)    (1,561)      (138)      (6,277)     (18,085)
                            ------      -------     ------       ----       ------      -------
At December 31, 1997....     1,729       13,627        746        184          264       16,550
                            ======      =======     ======       ====       ======      =======
NET BOOK VALUE AT
 DECEMBER 31, 1997......     6,356        9,007        249        176           53       15,841
                            ------      -------     ------       ----       ------      -------
NET BOOK VALUE AT
 DECEMBER 31, 1996......     8,371       12,781        610        318        4,474       26,554
                            ======      =======     ======       ====       ======      =======
-------------------------------------------------------------------------------------------------
TEXON INTERNATIONAL PLC
COST
Assets acquired.........     6,356        9,007        249        176           53       15,841
Fair value adjustments..     1,257          --         --         --           --         1,257
                            ------      -------     ------       ----       ------      -------
At December 31, 1997....     7,613        9,007        249        176           53       17,098
                            ======      =======     ======       ====       ======      =======
ACCUMULATED DEPRECIATION
Depreciation on assets
 acquired...............       --           --         --         --           --           --
                            ------      -------     ------       ----       ------      -------
Net book value at
 December 31, 1997......     7,613        9,007        249        176           53       17,098
                            ======      =======     ======       ====       ======      =======

  Included in the total net book value of plant and machinery at December 31, 1997 is (Pounds)1,005,000 (December 31, 1996: (Pounds)1,244,000) in respect of assets held under finance leases and hire purchase contracts. Depreciation charged during the year ended December 31, 1997 related to such plant and machinery is (Pounds)142,000 (December 31, 1996: (Pounds)128,000).

  Included in the net book value of machinery leased to customers as of December 31, 1997 is (Pounds)24,000 (December 31, 1996: (Pounds)2,201,000) in
respect of assets sold to finance companies on terms whereby the assets may be re-acquired at the end of the primary lease period under a re-marketing agreement with such finance companies.

                            TEXON INTERNATIONAL PLC

10 CONSOLIDATED TANGIBLE FIXED ASSETS (CONTINUED)

  Land and Buildings comprise:

                                                          SHORT
                                            FREEHOLD    LEASEHOLD     TOTAL
                                           ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
UNITED TEXON LIMITED
COST
At January 1, 1997........................   10,782        323       11,105
Exchange adjustment.......................     (255)       (15)        (270)
Reclassification..........................      --           5            5
Capital expenditure.......................      --           4            4
Disposals.................................   (1,441)        (9)      (1,450)
Discontinued operations...................   (1,014)      (295)      (1,309)
                                             ------       ----       ------
Cost at December 31, 1997.................    8,072         13        8,085
                                             ======       ====       ======
ACCUMULATED DEPRECIATION
At January 1, 1997........................    2,555        179        2,734
Exchange adjustment.......................     (120)        (2)        (122)
Provided in the year......................      322         18          340
Disposals.................................     (734)        (9)        (743)
Discontinued operations...................     (299)      (181)        (480)
                                             ------       ----       ------
Accumulated depreciation at December 31,
 1997.....................................    1,724          5        1,729
                                             ======       ====       ======
NET BOOK VALUE
At December 31, 1997......................    6,348          8        6,356
                                             ======       ====       ======
At December 31, 1996......................    8,227        144        8,371
                                             ======       ====       ======
------------------------------------------------------------------------------
TEXON INTERNATIONAL PLC
COST
Assets acquired...........................    6,348          8        6,356
Fair value adjustments....................    1,257        --         1,257
                                             ------       ----       ------
At December 31, 1997......................    7,605          8        7,613
                                             ======       ====       ======
ACCUMULATED DEPRECIATION
Depreciation on assets acquired...........      --         --           --
                                             ======       ====       ======
NET BOOK VALUE
At December 31, 1997......................    7,605          8        7,613
                                             ======       ====       ======

                            TEXON INTERNATIONAL PLC

11   STOCKS

  Stocks comprise the following:

                                                                      TEXON
                                                                  INTERNATIONAL
                                          UNITED TEXON LIMITED         PLC
                                        ------------------------- -------------
                                           AS OF        AS OF         AS OF
                                        DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                            1996         1997         1997
                                        ------------ ------------ -------------
                                        (Pounds)000  (Pounds)000   (Pounds)000
Raw materials..........................     2,747        2,283        2,283
Work in progress.......................    10,146        1,148        1,148
Finished goods and goods for resale....    23,154       13,285       13,285
                                           ------       ------       ------
                                           36,047       16,716       16,716
                                           ======       ======       ======

12   DEBTORS

  Debtors comprise the following:

                                                                       TEXON
                                                                   INTERNATIONAL
                                           UNITED TEXON LIMITED         PLC
                                         ------------------------- -------------
                                            AS OF        AS OF         AS OF
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1996         1997         1997
                                         ------------ ------------ -------------
                                         (Pounds)000  (Pounds)000   (Pounds)000
AMOUNTS FALLING DUE WITHIN ONE YEAR
Trade debtors, net of (Pounds)1,529,000
 (1996: (Pounds)1,626,000) allowance
 for doubtful debtors..................     28,920       16,868       16,868
Other debtors..........................      2,152        1,288        1,288
Prepayments and accrued income.........      1,170          327          327
                                            ------       ------       ------
                                            32,242       18,483       18,483
                                            ======       ======       ======
AMOUNTS FALLING DUE AFTER MORE THAN ONE
 YEAR
Trade debtors..........................        670          --           --
Other debtors..........................      2,082          862          862
                                            ------       ------       ------
                                             2,752          862          862
                                            ------       ------       ------
Total debtors..........................     34,994       19,345       19,345
                                            ======       ======       ======

                            TEXON INTERNATIONAL PLC

12   DEBTORS (CONTINUED)

  Other debtors falling due after more than one year relate to deposits on leased assets, bonds and cash surrender insurance. The movement on the allowance for doubtful debts may be analysed as follows:

                             USM                                                TEXON
                         (HOLDINGS)                                         INTERNATIONAL
                           LIMITED            UNITED TEXON LIMITED               PLC
                         ----------- -------------------------------------- -------------
                         PERIOD FROM PERIOD FROM                             PERIOD FROM
                         JANUARY 1,   APRIL 25,                             DECEMBER 31,
                           1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                          APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                            1995         1995         1996         1997         1997
                         ----------- ------------ ------------ ------------ -------------
                         (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Balance at beginning of
 period.................    2,196       2,341         2,343       1,626           --
Charge for the period...      272         517           662         558           --
Utilised during the pe-
 riod...................     (175)       (557)       (1,274)       (576)          --
Allowance acquired......      --          --            --          --          1,529
Exchange adjustment.....       48          42          (105)        (79)          --
                            -----       -----        ------       -----         -----
Balance at end of peri-
 od.....................    2,341       2,343         1,626       1,529         1,529
                            =====       =====        ======       =====         =====

13   CREDITORS

                                                                       TEXON
                                                                   INTERNATIONAL
                                           UNITED TEXON LIMITED         PLC
                                         ------------------------- -------------
                                            AS OF        AS OF         AS OF
                                         DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                             1996         1997         1997
                                         ------------ ------------ -------------
                                         (Pounds)000  (Pounds)000   (Pounds)000
Amounts falling due within one year
  Borrowings, bank loans and
   overdrafts..........................     56,587       60,446        60,446
  Obligations under finance leases.....        147          224           224
  Payments received on account.........        519           81            81
  Trade creditors......................     13,036        9,460         9,460
  Taxation and social security.........      4,965        2,333         2,333
  Other creditors......................      3,900          871           871
  Accruals.............................     20,719       13,105        37,028
  Debentures...........................        --        27,214         3,950
                                            ------      -------       -------
                                            99,873      113,734       114,393
                                            ======      =======       =======
Amounts falling due after more than one
 year
  Obligations under finance leases
   (falling due in 2-5 years)..........        945          698           698
  Future lease income..................      2,318          --            --
  Debentures, falling due in 2-5
   years...............................      3,950          --            --
  Borrowings, bank loans
    Repayable after more than 1 year...      6,461          --            --
  Debentures
    Falling due after more than 5
     years.............................     20,223          --            --
                                            ------      -------       -------
                                            33,897          698           698
                                            ======      =======       =======

                            TEXON INTERNATIONAL PLC

13 CREDITORS (CONTINUED)

  Texon International plc and United Texon Limited had no trade balances bearing imputed interest at December 31, 1997. The weighted average interest rate on short-term and total borrowings at December 31, 1997 was 9.33% (1996:
8.79%).

BORROWINGS, BANK LOANS AND OVERDRAFTS COMPRISE:

                                                                                                                     TEXON
                                                                                                                 INTERNATIONAL
                                                                                         UNITED TEXON LIMITED         PLC
                                                                                       ------------------------- -------------
                                                                                          AS OF        AS OF         AS OF
                                                                                       DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                                           1996         1997         1997
                                                                                       ------------ ------------ -------------
                                                                                       (Pounds)000  (Pounds)000   (Pounds)000
Amounts falling due within one year
 Senior Secured Loans.................................................................    51,128       48,122       48,122
 Mezzanine Debt.......................................................................       --         6,854        6,854
 Other loans and bilateral facilities.................................................     5,459        5,470        5,470
                                                                                          ------       ------       ------
                                                                                          56,587       60,446       60,446
                                                                                          ======       ======       ======
Amounts falling due after more than one year
Mezzanine Debt........................................................................     6,461          --           --
                                                                                          ------       ------       ------
                                                                                           6,461          --           --
                                                                                          ======       ======       ======

  Following the acquisition of United Texon Limited by Texon International plc on December 31, 1997 the Senior Secured loans, Mezzanine Debt and Loan notes became repayable on demand and were repaid on completion of the transaction on January 30, 1998. As a part of the same transaction Texon International plc acquired the deep discounted bonds from the shareholders of United Texon Limited and as described in more detail in Note 25a entered into a new Credit Agreement. Details pertaining to the borrowings, bank loans and overdrafts as of December 31,1997 are given below.

  The Senior Secured Loans are from a syndicate of banks and are secured by fixed and floating charges on the worldwide assets of the Group's subsidiaries. The final maturity of the Senior Secured Loans is March 31, 2002. As at December 31, 1996, the Group was in breach of financial covenants regarding the Senior Secured Loans making them technically repayable on demand. On July 29, 1997 the Group successfully negotiated a new agreement resulting in the debt no longer being repayable on demand. The relevant interest rate effective on the loans in 1997 was 2.25% per annum over LIBOR (1996: 2.25%).

  The Group has unused available bank facilities as of December 31, 1997, of (Pounds)3,539,000. The facilities are available as part of and under the same terms as the existing debt.

  The Group is subject to various financial ratio covenants under the Senior credit agreement of July 29, 1997. Under the terms of the Senior credit agreement in place at December 31, 1997, the Group was prevented from paying a dividend on the ordinary shares.

  The date for repayment of the Mezzanine Debt is September 30, 2002. United Texon Limited's relevant interest rate for 1997 was 3.5% over the relevant cost of funds payable in cash, with a further 6% per annum payable on redemption. The third party lender has a second charge on the assets of

                            TEXON INTERNATIONAL PLC

13 CREDITORS (CONTINUED)

United Texon Limited. No interest was paid during 1997 and interest accrues thereon at 10.5% over the relevant cost of funds.

  Others loans and bilateral facilities represent credit facilities of subsidiaries with third parties.

DEBENTURES COMPRISE:

Details concerning the Bonds and Loan notes as of December 31, 1997 are given below:

                                                                                                                     TEXON
                                                                                                                 INTERNATIONAL
                                                                                         UNITED TEXON LIMITED         PLC
                                                                                       ------------------------- -------------
                                                                                          AS OF        AS OF         AS OF
                                                                                       DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                                           1996         1997         1997
                                                                                       ------------ ------------ -------------
                                                                                       (Pounds)000  (Pounds)000   (Pounds)000
Amounts falling due within one year
 Deep Discounted Bonds................................................................       --        23,264          --
 Loan notes...........................................................................       --         3,950        3,950
                                                                                          ------       ------        -----
                                                                                             --        27,214        3,950
Amounts falling due after more than one year                                              ======       ======        =====
 Deep discounted bonds................................................................    20,223          --           --
 Loan notes...........................................................................     3,950          --           --
                                                                                          ------       ------        -----
                                                                                          24,173          --           --

  The Deep Discounted Bonds were purchased from the shareholders by Texon International plc in connection with its acquisition of United Texon Limited and are included within accruals in Texon International plc's balance sheet as of December 31, 1997.

  The Deep Discounted Bonds which accrue at a discount rate of 15% per annum are redeemable at par on September 30, 2002 for (Pounds)45,184,000.

  Loan notes comprise a Loan note of (Pounds)450,000 redeemable on June 30, 1999, upon which no interest is payable. Options on Loan notes of (Pounds)158,476 are not exercised at December 31, 1997, against which no interest is payable until exercised and (Pounds)3,341,816 of Loan notes upon which interest is payable at a rate of 5% per annum. If interest is not paid at each six month period from January 1, 1996, then interest of 8% per annum is charged on this outstanding interest. The Loan notes are redeemable at United Texon Limited's option but in any event not later than the earlier of the date of sale or flotation of the Company or June 30, 1999.

                            TEXON INTERNATIONAL PLC

14 PROVISIONS FOR LIABILITIES AND CHARGES

UNITED TEXON LIMITED

                                                          OTHER
                               PENSIONS   DEFERRED TAX PROVISIONS     TOTAL
                              ----------- ------------ ----------- -----------
                              (Pounds)000 (Pounds)000  (Pounds)000 (Pounds)000
Balance at January 1, 1997...    16,957       (526)       14,030      30,461
Exchange adjustment..........    (2,043)        (3)          438      (1,608)
Provided.....................     1,679        211         2,848       4,738
Utilised.....................      (830)       --         (2,811)     (3,641)
Disposal of Machinery
 division....................   (12,069)       102       (11,561)    (23,528)
                                -------       ----       -------     -------
At December 31, 1997.........     3,694       (216)        2,944       6,422
                                =======       ====       =======     =======
At December 31, 1996.........    16,957       (526)       14,030      30,461
                                =======       ====       =======     =======

-------------------------------------------------------------------------------

TEXON INTERNATIONAL PLC

                                                            OTHER
                                 PENSIONS   DEFERRED TAX PROVISIONS     TOTAL
                                ----------- ------------ ----------- -----------
                                (Pounds)000 (Pounds)000  (Pounds)000 (Pounds)000
Provisions acquired............    3,694        (216)       2,944       6,422
                                   -----        ----        -----       -----
At December 31, 1997...........    3,694        (216)       2,944       6,422
                                   =====        ====        =====       =====

PENSIONS:

  Pensions are discussed in Note 22.

DEFERRED TAXATION:

                                                                                                                     TEXON
                                                                                                                 INTERNATIONAL
                                                                                         UNITED TEXON LIMITED         PLC
                                                                                       ------------------------- -------------
                                                                                          AS OF        AS OF         AS OF
                                                                                       DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                                                           1996         1997         1997
                                                                                       ------------ ------------ -------------
                                                                                       (Pounds)000  (Pounds)000   (Pounds)000
DEFERRED TAXATION IS REPRESENTED BY
Excess of capital allowances over accumulated depreciation............................       64          (51)         (51)
Intercompany profit contained in stock................................................     (725)        (262)        (262)
Other provisions and timing differences...............................................      135           97           97
                                                                                           ----         ----         ----
                                                                                           (526)        (216)        (216)
                                                                                           ====         ====         ====

  Properties valued in the accounts at more than their historical cost in the local books of Texon International plc and United Texon Limited could give rise to a tax liability of approximately (Pounds)1.7 million and (Pounds)1.3 million respectively if sold at net book value. Provision for this liability has not been made in the accounts in cases where there is no intention of selling the properties and in others any tax liability would be extinguished by available tax losses. There are no other potential liabilities for deferred tax, not provided in the financial statements.

OTHER PROVISIONS:

  Other provisions at December 31, 1997 includes (Pounds)606,000 (1996:
(Pounds)8,622,000) for post retirement medical and life insurance benefits of retired employees and certain current employees in the United States. (See
Note 23).

                            TEXON INTERNATIONAL PLC

15 SHARE CAPITAL

TEXON INTERNATIONAL PLC

                                                 TEXON INTERNATIONAL PLC
                                          -------------------------------------
                                               AS OF              AS OF
                                            DECEMBER 31,       DECEMBER 31,
                                                1997               1997
                                          ---------------- --------------------
                                          NUMBER OF SHARES PAR VALUE  (Pounds)
AUTHORISED SHARE CAPITAL
  Ordinary A voting shares of (Pounds)1
   each..................................     3,436,277         3,436,277
  Ordinary A non-voting shares of
   (Pounds)1 each........................       163,723           163,723
  Ordinary B voting shares of (Pounds)1
   each..................................       400,000           400,000
  Redeemable cumulative preference shares
   of 10p each...........................    52,000,000         5,200,000
                                                                ---------
                                                                9,200,000
                                                                =========

                                                  TEXON INTERNATIONAL PLC
                                             ----------------------------------
                                             NUMBER OF            CONSIDERATION
                                              SHARES   PAR VALUE      PAID
                                             --------- ---------- -------------
                                                        (Pounds)    (Pounds)
ISSUED SHARE CAPITAL
Ordinary B voting shares of (Pounds)1 each
Issued fully paid...........................       1          1           1
Issued partly paid..........................  49,999     12,501      12,501
                                              ------     ------      ------
                                              50,000     12,502      12,502
                                              ======     ======      ======

  On December 31, 1997 Texon International plc acquired the entire share capital including preference shares of United Texon Limited. The consideration includes the shares described as "share capital to be issued" as discussed in
Note 25.

  Under the terms of the revolving credit facility and the 10% Series A Notes due 2008, Texon International plc are prevented from paying a dividend on preference shares and ordinary shares until certain financial ratios have been met.

  The redeemable cumulative preference shares are redeemable at the option of the Company and carry a fixed cumulative dividend, calculated as a percentage of the redemption value of (Pounds)52.0 million, payable semi-annually at a rate exclusive of any associated tax credit. The dividend is 15% through September 30, 2002. However, any preference dividend payments due on or prior to December 31, 2000, which are paid on or prior to the due date, shall be deemed to satisfy three times the amount of the preference dividend so paid, provided that arrears of accrued but unpaid dividends in respect of previous periods have been paid until December 31, 2000, in the event that the dividend is not paid on the due date, it shall accumulate at a rate of 15%.

                            TEXON INTERNATIONAL PLC

15 SHARE CAPITAL (CONTINUED)

UNITED TEXON LIMITED

  Details of the issued share capital including the mandatorily redeemable cumulative preference shares acquired by Texon International plc at December 31, 1997 are given below:

                                                  UNITED TEXON LIMITED
                                          -------------------------------------
                                               AS OF              AS OF
                                            DECEMBER 31,       DECEMBER 31,
                                                1997               1997
                                          ---------------- --------------------
                                          NUMBER OF SHARES PAR VALUE  (Pounds)
AUTHORISED SHARE CAPITAL
  Ordinary voting shares of 1p each......     4,999,568             49,996
  Ordinary non-voting shares of 1p each..       250,327              2,503
  Mandatorily redeemable cumulative
   preference shares of (Pounds)1 each...    29,000,000         29,000,000
                                                                ----------
                                                                29,052,499
                                                                ==========

                                                   UNITED TEXON LIMITED
                                            -----------------------------------
                                            NUMBER OF             CONSIDERATION
                                              SHARES   PAR VALUE      PAID
                                            ---------- ---------- -------------
                                                        (Pounds)    (Pounds)
ISSUED SHARE CAPITAL
  Ordinary voting shares of 1p each........  4,749,673     47,497   4,749,673
  Ordinary non-voting shares of 1p each....    250,327      2,503     250,327
  Mandatorily redeemable cumulative
   preference shares of (Pounds)1 each..... 29,000,000 29,000,000  29,000,000
                                                       ----------  ----------
                                                       29,050,000  34,000,000
                                                       ==========  ==========

                                                 UNITED TEXON LIMITED
                                         -------------------------------------
                                              AS OF              AS OF
                                           DECEMBER 31,       DECEMBER 31,
                                               1996               1996
                                         ---------------- --------------------
                                         NUMBER OF SHARES PAR VALUE  (Pounds)
AUTHORISED SHARE CAPITAL
Ordinary voting shares of 1p each.......     5,092,000             50,920
Ordinary non-voting shares of 1p each...       157,895              1,579
Mandatorily redeemable cumulative
 preference shares of (Pounds)1 each....    29,000,000         29,000,000
                                                               ----------
                                                               29,052,499
                                                               ==========

                                                  UNITED TEXON LIMITED
                                           -----------------------------------
                                                 AS OF DECEMBER 31, 1996
                                           -----------------------------------
                                           NUMBER OF             CONSIDERATION
                                             SHARES   PAR VALUE      PAID
                                           ---------- ---------- -------------
                                                       (Pounds)    (Pounds)
ISSUED SHARE CAPITAL
Ordinary voting shares of 1p each.........  4,842,105     48,421   4,842,105
Ordinary non-voting shares of 1p each.....    157,895      1,579     157,895
Mandatorily redeemable cumulative
 preference shares of (Pounds)1 each...... 29,000,000 29,000,000  29,000,000
                                                      ----------  ----------
                                                      29,050,000  34,000,000
                                                      ==========  ==========

                            TEXON INTERNATIONAL PLC

15 SHARE CAPITAL (CONTINUED)

MANDATORILY REDEEMABLE CUMULATIVE PREFERENCE SHARES:

  The mandatorily redeemable cumulative preference shares are redeemable at United Texon Limited's option but in any event not later than the earlier of the date of sale or flotation of the company or September 30, 2002, at par together with premium of 7 1/2% per annum from date of allotment to date of redemption. In addition, the mandatorily redeemable cumulative preference shares carry the right to a preference dividend that accrues at the rate of 5% per annum from January 1, 1996, to date of redemption. The accretion of the preference dividend and redemption premium has been included as an appropriation in the profit and loss account and a transfer made for the amounts involved between equity and non-equity interests within the total of shareholders' equity.

  On October 6, 1997, United Texon Limited's shareholders waived their entitlement to the premium on redemption in respect of the period from January 1, 1996, to December 31, 1997, together with additional amounts representing interest on the preference dividend for the same period. The premium payable on the redemption of the preference shares from the date of issue to December 31, 1997, was also waived. From January 1, 1998, the original rights and entitlements are restored.

  As a result of the waiver the redemption premium, preference dividend and interest charges transferred from equity to non-equity interests in prior periods has been reversed in 1997.

  Non-equity interests are comprised of the following:

                                                                    (Pounds)
NON-EQUITY INTERESTS
Preference shares of (Pounds)1 each (at issue).................... 29,000,000
Acretion of redemption premium for the period.....................  1,450,000
                                                                   ----------
Non-equity interest at December 31, 1995.......................... 30,450,000
Acretion of redemption premium for the period.....................  2,284,000
Accrued preference dividend and interest on accrued preference dividend.........................................................  1,483,000
                                                                   ----------
Non-equity interest at December 31, 1996.......................... 34,217,000
Reversal of redemption premium ................................... (3,734,000)
Waiver of accrued preference dividend and interest on accrued preference dividend.............................................. (1,483,000)
                                                                   ----------
Non-equity interest at December 31, 1997.......................... 29,000,000
                                                                   ==========

SHARE OPTIONS-UNITED TEXON LIMITED

  Share options over 62,500 ordinary shares and 150,000 ordinary shares were previously granted to Directors in 1995 and 1996 at an exercise price of (Pounds)1 per share. The exercise price exceeded the fair value of the shares at the date of grant, there were no conditions for exercise and no expiration date for the options. No options were exercised or forfeited in 1995 and 1996. The share options for the 212,500 ordinary shares were forfeited during 1997 in connection with the establishment of a new share option scheme.

  Under the 1997 share option scheme 925,273 share options were granted to directors and officers at a weighted average exercise price per share of 1p. In 1997 671,123 were exercised with the remaining 254,150 being forfeited.

  The options were granted in October 1997, and were only exercisable on the occurrence of a capital event (ie. a sale or listing). The number of shares to which individuals were entitled was

                            TEXON INTERNATIONAL PLC

15 SHARE CAPITAL (CONTINUED)

determined in relation to the capital value of the Company. The acquisition of United Texon Limited by Texon International plc triggered the exercise of the options. The shares were issued on January 30, 1998, effective as at December 31, 1997.

  The total compensation cost included in the results of United Texon Limited in the year ended December 31, 1997 in respect of the 1997 share option scheme was (Pounds)2.8 million. The weighted average grant date fair value of options granted during the year was (Pounds)4.18.

SUMMARY OF SHARE CAPITAL MOVEMENT

  Movements in share capital are summarized below:

                                                                SHARE CAPITAL
                  ---------------------------------------------------------------------------------------------------------
                      MANDATORILY     MANDATORILY                 MANDATORILY      MANDATORILY
                      REDEEMABLE      REDEEMABLE                  REDEEMABLE       REDEEMABLE
                      CUMULATIVE      CUMULATIVE                  CUMULATIVE       CUMULATIVE
                      PREFERENCE      PREFERENCE   ORDINARY       PREFERENCE       PREFERENCE     ORDINARY
                  SHARES OF (Pounds)1  SHARES OF   SHARES OF  SHARES OF (Pounds)1   SHARES OF     SHARES OF
                         EACH         LPENCE EACH LPENCE EACH        EACH          LPENCE EACH   LPENCE EACH      TOTAL
                  ------------------- ----------- ----------- ------------------- ------------- ------------- -------------
                       (NUMBER)        (NUMBER)    (NUMBER)      ((Pounds)000)    ((Pounds)000) ((Pounds)000) ((Pounds)000)
AUTHORIZED:
USM (Holdings)
 Limited
 December 31,
  1994, April 24,
  1995...........     15,000,000        122,500    6,106,095        15,000               1            61         15,062
United Texon
 Limited
 April 25, 1995
  and December
  31, 1995, 1996
  and 1997.......     29,000,000            --     5,249,895        29,000             --             52         29,052
ISSUED:
USM (Holdings)
 Limited
 December 31,
  1994...........      5,971,714        122,500    6,030,960         5,972               1            60          6,033
Issued in
 exchange for
 mezzanine
 interest........        867,615            --           --            868                                          868
                      ----------        -------    ---------        ------             ---           ---         ------
April 24, 1995...      6,839,329        122,500    6,030,960         6,840               1            60          6,901
                      ==========        =======    =========        ======             ===           ===         ======
United Texon
 Limited
 United Texon
  Limited shares
  issued in
  exchange for
  cash...........     29,000,000                   5,000,000        29,000                            50         29,050
                      ----------                   ---------        ------                           ---         ------
 April 25, 1995
  and December
  31, 1995, 1996
  and 1997.......     29,000,000                   5,000,000        29,000                            50         29,050
                      ==========                   =========        ======                           ===         ======
---------------------------------------------------------------------------------------------------------------------------

TEXON INTERNATIONAL PLC

                                                       SHARE CAPITAL
                         --------------------------------------------------------------------------
                         REDEEMABLE
                         CUMULATIVE                    REDEEMABLE
                         PREFERENCE                    CUMULATIVE
                         SHARES OF                     PREFERENCE
                          10PENCE    ORDINARY SHARES    SHARES OF    ORDINARY SHARES
                            EACH    OF (Pounds)1 EACH 10PENCE EACH  OF (Pounds)1 EACH     TOTAL
                         ---------- ----------------- ------------- ----------------- -------------
                          (NUMBER)      (NUMBER)      ((Pounds)000)   ((Pounds)000)   ((Pounds)000)
AUTHORIZED:
December 31, 1997....... 52,000,000     4,000,000         5,200           4,000           9,200
Issued:
Texon International plc
ISSUED PARTLY PAID......                   50,000                            13              13
Share capital to be
 issued for the
 Acquisition............ 52,000,000     3,600,000         5,200           3,600           8,800
                         ----------     ---------         -----           -----           -----
December 31, 1997....... 52,000,000     3,650,000         5,200           3,613           8,813
                         ==========     =========         =====           =====           =====

                            TEXON INTERNATIONAL PLC

16 RESERVES

                                  SHARE     GOODWILL
                                 PREMIUM    WRITE-OFF   PROFIT AND
                                 ACCOUNT     RESERVE   LOSS ACCOUNT    TOTAL
                               ----------- ----------- ------------ -----------
                               (Pounds)000 (Pounds)000 (Pounds)000  (Pounds)000
USM (HOLDINGS) LIMITED
Balance at January 1, 1995...    17,484      (73,932)     (1,406)     (57,854)
Retained profit for the
 year........................       --           --          964          964
Exchange adjustments.........       --        (1,856)        137       (1,719)
                                 ------     --------     -------     --------
Balance at April 24, 1995....    17,484      (75,788)       (305)     (58,609)
                                 ======     ========     =======     ========
UNITED TEXON LIMITED
Balance at April 25, 1995....       --           --          --           --
Share premium on issue of or-
 dinary shares...............     4,950          --          --         4,950
Goodwill written-off during
 the period..................       --       (88,293)        --       (88,293)
Retained profit/(loss) for
 the year....................       --           --      (15,052)     (15,052)
Exchange adjustments.........       --        (1,384)        141       (1,243)
                                 ------     --------     -------     --------
Balance at December 31,
 1995........................     4,950      (89,677)    (14,911)     (99,638)
                                 ======     ========     =======     ========
Balance at January 1 1996....     4,950      (89,677)    (14,911)     (99,638)
Retained profit/(loss) for
 the year....................       --           --         (729)        (729)
Exchange adjustments.........       --         7,868      (2,617)       5,251
                                 ------     --------     -------     --------
Balance at December 31,
 1996........................     4,950      (81,809)    (18,257)     (95,116)
                                 ======     ========     =======     ========
Balance at January 1, 1997...     4,950      (81,809)    (18,257)     (95,116)
Retained profit/(loss) for
 the year....................       --           --       (4,318)      (4,318)
Exercised share options......       --           --        2,803        2,803
Exchange adjustments.........       --         2,347      (4,006)      (1,659)
                                 ------     --------     -------     --------
Balance at December 31,
 1997........................     4,950      (79,462)    (23,778)     (98,290)
                                 ======     ========     =======     ========
-------------------------------------------------------------------------------
TEXON INTERNATIONAL PLC
Balance at incorporation.....       --           --          --           --
Goodwill written-off during
 the period..................       --      (124,242)        --      (124,242)
Share capital to be issued...    46,800          --          --        46,800
                                 ------     --------     -------     --------
Balance at December 31,
 1997........................    46,800     (124,242)        --       (77,443)
                                 ======     ========     =======     ========

  The Texon International plc and United Texon Limited accumulated translation gains at December 31, 1997, were (Pounds)nil and (Pounds)2,349,000 respectively (United Texon Limited 1996: (Pounds)4,008,000).

                            TEXON INTERNATIONAL PLC

17 MINORITY EQUITY INTERESTS

                                                               USM                                                 TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                             LIMITED             UNITED TEXON LIMITED               PLC
                                                           ------------ -------------------------------------- -------------
                                                           PERIOD FROM  PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                               1995       1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                           TO APRIL 24, DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                           ------------ ------------ ------------ ------------ -------------
                                                           (Pounds)000  (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Balance at beginning of period............................    1,053          --           890        1,221           --
Acquisition of USM (Holdings) Limited.....................      --           960          --           --            --
Acquisition of United Texon Limited.......................      --           --           --           --          1,431
Minority interest in the profit/(loss) on ordinary
 activities after tax.....................................      (68)        (109)         293          305           --
Exchange adjustments......................................      (25)          39           38          (95)          --
                                                              -----         ----        -----        -----         -----
Balance at end of period..................................      960          890        1,221        1,431         1,431
                                                              =====         ====        =====        =====         =====

  The minority interests relate to Texon International plc and United Texon Limited's joint-venture operation in China. The Company owns 96% of USM (China Holdings) Limited which in turn holds 60% of Foshan Texon Cellulose Board Manufacturing Co Limited.

18 CONTINGENT LIABILITIES

  Subsidiary undertakings have contingent liabilities amounting to approximately (Pounds)681,000 in respect of guarantees given for commitments in the normal course of trade.

  From time to time, the Company is involved in routine ligitation incidental to its business. The Company is not a party to any pending or threatened legal proceeding which the Company believes would have a material adverse effect on the Company's results of operations or financial condition.

19 FINANCIAL COMMITMENTS

  Operating lease commitments of Texon International plc and United Texon Limited for future minimum lease payments as at December 31, 1997 were as follows:

                                                        PROPERTY      OTHER
                                                       ----------- -----------
                                                       (Pounds)000 (Pounds)000
   Leases expiring within 1 year......................     164         244
   Leases expiring in the second to fifth years
    inclusive.........................................     161         237
   Leases expiring over 5 years.......................     126           6
                                                           ---         ---
                                                           451         487
                                                           ===         ===

20 RELATED PARTY TRANSACTIONS

  The Chairman of United Texon Limited holds a Directorship in SATRA (Shoe and Allied Trades Research Association). During the year ended December 31, 1997, a subsidiary of United Texon Limited, British United Shoe Machinery Limited, made payments to SATRA of (Pounds)28,078 (1996: (Pounds)61,884; period from April 25, 1995 to December 31, 1995: (Pounds)61,639; period from January 1, 1995 to April 24, 1995: (Pounds)30,012).

                            TEXON INTERNATIONAL PLC

20 RELATED PARTY TRANSACTIONS (CONTINUED)

  Certain Texon International plc and United Texon Limited shareholders have had commercial relations with the companies. As a consequence, fees have been paid to the shareholders for providing the services of directors, banking services and strategic advice.

  Transactions with related parties during the period (excluding interest paid in the normal course of business) including fees is as follows:

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Fees for directors' services...............................     --            66          45           45           --
Banking and strategic advice...............................     100        2,520          80          155           500
Debt issuance..............................................     --           --          --           700           --
                                                                ---        -----         ---          ---           ---
--------------------------------------------------              100        2,586         125          900           500
                                                                ===        =====         ===          ===           ===

  Amounts included within creditors in respect of related parties at December 31, 1997 totalled (Pounds)519,000. Included within prepayments in respect of related parties at December 31, 1997 was an amount of (Pounds)14,000.

  In a post balance sheet event described in Note 25 Texon International plc paid a related party (Pounds)2.73 million in respect of debt issuance costs.

  Peter Selkirk and Neil Fleming have an agreement with the holders of the A ordinary shares in Texon International plc whereby they each may acquire from those shareholders 80,000 A ordinary shares at a price of (Pounds)8.75 per share. In addition, a further 240,000 A ordinary shares are available for allocation, on a basis to be determined by the Remuneration Committee, to Officers of the Company on the same terms as those described above.

SALE OF MACHINERY BUSINESS

  The sale agreement contains warranties by United Texon Limited regarding the shares being sold and provisions regulating aspects of the ongoing relationship between United Texon Limited and the Machinery Group. These include (i) provisions dealing with the sharing of historic insurance coverage, (ii) mutual undertakings not to compete for three years or solicit certain employees for 12 months, (iii) provisions for United Texon Limited to make funds of up to (Pounds)2,000,000 available to the Machinery Group for working capital purposes (to be repaid upon the completion of the Acquisition) and (iv) an undertaking by the parties to determine an appropriate mechanism for either winding up or splitting the UK pension scheme.

                            TEXON INTERNATIONAL PLC

21 NOTES TO THE CASH FLOW STATEMENT

A) RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOWS:

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Operating profit/(loss)....................................    4,916       (6,537)      12,507        8,592         --
Depreciation charges.......................................    2,170        4,024        5,832        4,938         --
Cash flow relating to restructuring charge.................      --         9,374       (4,234)      (3,693)        --
(Increase)/decrease in stocks..............................   (3,521)       3,656        2,228       18,362         --
(Increase)/decrease in debtors.............................   (2,924)       4,032        2,208       14,233         --
Increase/(decrease) in creditors and accruals..............    2,973      (10,165)       8,839      (39,622)        --
Profit on sale of tangible fixed assets....................     (891)         (73)         (51)        (637)        --
Management share option expense............................      --           --           --         2,803         --
                                                              ------      -------       ------      -------         --
Net cash inflow/(outflow) from operating activities........    2,723        4,311       27,329        4,976         --
                                                              ======      =======       ======      =======      =====

                            TEXON INTERNATIONAL PLC

21 NOTES TO THE CASH FLOW STATEMENT (CONTINUED)

B)ANALYSIS OF CASH FLOWS FOR HEADINGS NETTED IN THE CASH FLOW

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
  Interest received........................................      140          237          229          298           --
  Interest paid............................................   (3,135)      (5,009)      (6,141)      (5,564)          --
  Interest element of finance leased payments..............      (14)         (30)         (59)         (77)          --
  Interest element of finance leased machinery.............     (265)        (412)        (488)        (322)          --
                                                              ------      -------      -------       ------       -------
Net cash inflow/(outflow) for returns on investments and
 servicing of finance......................................   (3,274)      (5,214)      (6,459)      (5,665)          --
                                                              ======      =======      =======       ======       =======
CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets..........................   (1,825)      (4,481)      (5,321)      (3,260)          --
Sale of tangible fixed assets..............................    4,510          634        2,023        9,250           --
                                                              ------      -------      -------       ------       -------
Net cash inflow/(outflow) for capital expenditure and
 financial investment......................................    2,685       (3,847)      (3,298)       5,990           --
                                                              ======      =======      =======       ======       =======
ACQUISITIONS AND DISPOSALS
Purchase/Sale of subsidiary undertaking....................      --       (29,356)         --           --        (64,175)
                                                              ------      -------      -------       ------       -------
Net cash inflow/(outflow) for acquisitions.................      --       (29,356)         --           --        (64,175)
                                                              ======      =======      =======       ======       =======
FINANCING
Issue of ordinary share capital............................      --         5,000          --           --             13
Issue of preference share capital..........................      867       29,000          --           --            --
Issue of debentures........................................      --        16,000          --           --            --
Debt due within a year.....................................   (3,288)     (20,529)     (17,256)      (3,859)       64,175
Debt due beyond a year.....................................      --         6,000          --           --            --
New finance leases.........................................      --           --           --           --            --
Capital element of finance lease rental payments...........      (29)         (78)        (243)        (170)          --
                                                              ------      -------      -------       ------       -------
Net cash inflow/(outflow) for financing....................   (2,450)      35,393      (17,499)      (4,029)       64,188
                                                              ======      =======      =======       ======       =======

                            TEXON INTERNATIONAL PLC

21 NOTES TO THE CASH FLOW STATEMENT (CONTINUED)

C)ANALYSIS OF NET DEBT

                                                   DEBT DUE    DEBT DUE
                                         OVER       WITHIN       AFTER      FINANCE
                             CASH       DRAFTS     ONE YEAR    ONE YEAR     LEASES       TOTAL
                          ----------- ----------- ----------- ----------- ----------- -----------
                          (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000 (Pounds)000
USM (HOLDINGS) LIMITED
As at January 1, 1995...     3,388      (1,591)     (12,455)    (81,761)      (616)     (93,035)
Cash flow...............      (755)         92          402       2,019         29        1,787
Other non-cash charges..       --          --           --          867        --           867
Exchange movements......        71         (76)         (55)     (1,531)       --        (1,591)
                            ------      ------      -------     -------     ------     --------
As at April 24, 1995....     2,704      (1,575)     (12,108)    (80,406)      (587)     (91,972)
UNITED TEXON LIMITED
As at April 25, 1995....       --          --           --          --         --           --
Cash flow...............     1,997      (2,604)      (1,471)        --          78       (2,000)
Acquisition (excluding
 cash and overdrafts)...       --          --       (70,514)    (22,000)      (587)     (93,101)
Other non-cash charges..       --          --           --       (5,535)       --        (5,535)
Exchange movements......        67        (137)      (1,798)        --         --        (1,868)
                            ------      ------      -------     -------     ------     --------
As at December 31,
 1995...................     2,064      (2,741)     (73,783)    (27,535)      (509)    (102,504)
As at January 1, 1996...     2,064      (2,741)     (73,783)    (27,535)      (509)    (102,504)
Cash flow...............        32        (523)      17,256         --         243       17,008
Other non-cash charges..       --          --           --       (3,099)      (826)      (3,925)
Exchange movements......      (305)        350        2,854         --         --         2,899
                            ------      ------      -------     -------     ------     --------
As at December 31,
 1996...................     1,791      (2,914)     (53,673)    (30,634)    (1,092)     (86,522)
As at January 1, 1997...     1,791      (2,914)     (53,673)    (30,634)    (1,092)     (86,522)
Cash flow...............       987      (1,227)       3,859         --         170        3,789
Other non-cash charges..       --          --       (34,068)     30,634        --        (3,434)
Cash sold in disposal...    (1,577)        411          --          --         --        (1,166)
Exchange movements......       (58)        366         (414)        --         --          (106)
                            ------      ------      -------     -------     ------     --------
As at December 31,
 1997...................     1,143      (3,364)     (84,296)        --        (922)     (87,439)
TEXON INTERNATIONAL PLC
Debt acquired December
 31, 1997...............     1,143      (3,364)     (61,032)        --        (922)     (64,175)
Proceeds from share
 issue..................        13         --           --          --         --            13
                            ------      ------      -------     -------     ------     --------
As at December 31,
 1997...................     1,156      (3,364)     (61,032)        --        (922)     (64,162)
                            ======      ======      =======     =======     ======     ========

D) CASH FLOW RELATING TO EXCEPTIONAL ITEMS

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Provision at beginning of period...........................     --         10,110        9,374        5,140         --
Spend......................................................     --           (736)      (4,234)      (3,693)        --
Discontinued operations....................................     --             --           --       (1,447)        --
                                                                ---        ------       ------       ------         ---
Provision at end of period.................................     --          9,374        5,140          --          --
                                                              ====         ======       ======       ======       =====

                            TEXON INTERNATIONAL PLC

21 NOTES TO THE CASH FLOW STATEMENT (CONTINUED)

E)CASH FLOW RELATING TO SALE OF BUSINESS

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Net assets disposed
  Fixed Assets.............................................     --          --           --           6,238         --
  Stock....................................................     --          --           --          16,034         --
  Debtors..................................................     --          --           --          13,462         --
  Creditors................................................     --          --           --         (40,150)        --
  Overdraft................................................     --          --           --            (411)        --
  Cash.....................................................     --          --           --           1,577         --
                                                                ---         ---          ---        -------         ---
                                                                --          --           --          (3,250)        --
Profit on disposal.........................................     --          --           --           3,250         --
                                                               ===         ===           ===        =======         ===

F) MAJOR NON-CASH TRANSACTIONS

  (i) During the period to December 31, 1995 part of the consideration for the purchase of subsidiary undertakings comprised loan notes of (Pounds)3,525,000 and (Pounds)425,000 of other loan notes issued in the year. Interest expense on the debentures of (Pounds)1,585,000 which was not paid has been added to the debt during the period.
  (ii) During the period to December 31, 1996 United Texon Limited entered into finance lease arrangements in respect of assets with a total capital value of (Pounds)826,000. Interest on the debentures of (Pounds)2,638,000 and interest on the mezzanine debt of (Pounds)461,000, which was not paid, has been added to the debt during the year.
  (iii) During the period to December 31, 1997, (Pounds)30,634,000 of debt classified as due after one year has been reclassified as due within one year. Interest on the debentures of (Pounds)3,071,000 and interest on the mezzanine debt of (Pounds)363,000, which was not paid, has been added to the debt during the period.

                            TEXON INTERNATIONAL PLC

21 NOTES TO THE CASH FLOW STATEMENT (CONTINUED)

G) PURCHASE OF SUBSIDIARY UNDERTAKING

                                                                USM                                                TEXON
                                                            (HOLDINGS)                                         INTERNATIONAL
                                                              LIMITED            UNITED TEXON LIMITED               PLC
                                                            ----------- -------------------------------------- -------------
                                                            PERIOD FROM PERIOD FROM                             PERIOD FROM
                                                            JANUARY 1,   APRIL 25,                             DECEMBER 31,
                                                              1995 TO     1995 TO     YEAR ENDED   YEAR ENDED     1997 TO
                                                             APRIL 24,  DECEMBER 31, DECEMBER 31, DECEMBER 31, DECEMBER 31,
                                                               1995         1995         1996         1997         1997
                                                            ----------- ------------ ------------ ------------ -------------
                                                            (Pounds)000 (Pounds)000  (Pounds)000  (Pounds)000   (Pounds)000
Net assets acquired:
Tangible fixed assets......................................     --         29,738        --           --           17,098
Stock......................................................     --         43,923        --           --           16,716
Debtors....................................................     --         43,952        --           --           19,345
Cash at bank and in hand...................................     --          2,704        --           --            1,143
Creditors..................................................     --        (78,964)       --           --          (32,272)
Overdrafts acquired........................................     --         (1,575)       --           --           (3,364)
Loans and finance leases...................................     --        (93,101)       --           --          (61,954)
Minority shareholders' interests...........................     --           (960)       --           --           (1,431)
                                                                ---       -------        ---          ---         -------
                                                                --        (54,283)       --           --          (44,719)
Goodwill...................................................     --         80,284        --           --          123,742
                                                                ---       -------        ---          ---         -------
                                                                --         26,001        --           --           79,023
                                                                ===       =======        ===          ===         =======
Satisfied by:
Cash payable in January 1998...............................     --            --         --           --           23,423
Cash.......................................................     --         22,476        --           --              --
Loan notes issued..........................................     --          3,525        --           --              --
Shares to be issued in January 1998........................     --            --         --           --           55,600
                                                                ---       -------        ---          ---         -------
                                                                --         26,001        --           --           79,023
                                                                ===       =======        ===          ===         =======
Analysis of net outflow of cash in respect of the purchase
 of the subsidiary undertaking
Cash consideration.........................................     --        (22,476)       --           --              --
Net cash and overdrafts acquired...........................     --          1,129        --           --              --
                                                                ---       -------        ---          ---         -------
                                                                --        (21,347)       --           --              --
Acquisition costs..........................................     --         (8,009)       --           --             (500)
                                                                ---       -------        ---          ---         -------
Total costs of acquisition.................................     --        (29,356)       --           --             (500)
                                                                ===       =======        ===          ===         =======

22 PENSION COSTS

  The majority of the Group's employees participate in pension schemes of the defined benefit type that determine retirement pensions based on an employee's years of service and a final pay definition. Some of these schemes are externally funded within trusts, others are financed via internal book reserves. For all these schemes contributions are paid or pension costs charged based on advice received from qualified actuaries.

                            TEXON INTERNATIONAL PLC

22 PENSION COSTS (CONTINUED)

  The major funded pension schemes are in the UK and the US. One of the plans in the US that covers employees in the materials and machinery businesses is in the process of being split. The existing plan's assets will be shared between the plans for each business in proportion to the liabilities under each plan. It is expected that future contributions paid into the plans and related pension costs will not be materially different from those allocated to the separate businesses in the recent past.

  The UK pensions scheme will be split following the demerger. The precise basis of the split has yet to be finalised and the pension liabilities and costs have been calculated in accordance with the current intentions, which will require the agreement of the Pension Schemes Office (a branch of the Inland Revenue). While the precise basis for sharing assets has yet to be finalised, it is not expected that future contributions paid into the plans and related pension costs will be materially different from those applicable to separate businesses in the recent past.

  In Germany, Austria and Spain there are defined benefit pension arrangements which are not separately funded, in accordance with local practice, and provision for the pension liability is made in the Group's consolidated balance sheet.

  The Group has other defined contribution pension arrangements in the various countries in which it operates, in accordance with local conditions and regulations.

  The under-funding of the US and UK pension scheme is being made good by increased contributions over 20 years and 15 years respectively in accordance with the actuaries' recommendation.

  Details of the actuarial valuations for the two most significant funded schemes are as follows:

                                         UNITED KINGDOM       UNITED STATES
                                         --------------       -------------
Date of last actuarial valuation.....    September 30, 1996   January 1, 1997
Actuarial method.....................        Projected Unit    Projected Unit
Assumed excess of investment return
 over salary increases...............                     3%              2.5%
Assumed rate of pension increases....                  2.25%              Nil
Value of assets at date of latest
 valuation...........................  (Pounds)35.7 million     $12.3 million
Level of funding.....................                    96%               94%
Actuaries............................ Watson Wyatt Partners  Buck Consultants

                            TEXON INTERNATIONAL PLC

22 PENSION COSTS (CONTINUED)

  For the purposes of the disclosure in accordance with US GAAP (SFAS 87), the funded status and pension cost of the major plans in Austria, Germany, Spain, Italy, UK and the US as at December 31, 1996 and 1997 have been described in the following tables. The 1997 disclosure relates to the continuing operations only.

                                                                            UNITED TEXON LIMITED     TEXON INTERNATIONAL PLC
                                                                         -------------------------- --------------------------
                                                                          AS OF DECEMBER 31, 1996    AS OF DECEMBER 31, 1997
                                                                         -------------------------- --------------------------
                                                                         ASSETS EXCEED ACCUMULATED  ASSETS EXCEED ACCUMULATED
                                                                          ACCUMULATED    BENEFITS    ACCUMULATED    BENEFITS
                                                                           BENEFITS    EXCEED COSTS   BENEFITS    EXCEED COSTS
                                                                         ------------- ------------ ------------- ------------
                                                                          (Pounds)000  (Pounds)000   (Pounds)000  (Pounds)000
ACTUARIAL PRESENT VALUE OF:
Vested benefit obligations.............................................     41,675        15,521       24,831         3,299
Accumulated benefit obligations........................................     42,188        15,627       25,195         3,489
                                                                            ------       -------       ------        ------
Projected benefit obligations..........................................     49,257        16,658       29,443         3,815
Plan assets at fair value..............................................     47,692           418       26,064           --
                                                                            ------       -------       ------        ------
Projected benefit obligations (in excess of) or less than plan assets..     (1,565)      (16,240)      (3,379)       (3,815)
Unrecognised net (gain) or loss........................................     (2,854)          497        1,573          (298)
Prior service cost not yet recognised..................................        (55)          119          (19)          --
Unrecognised net obligation on implementation..........................        772          (516)         440           (18)
Adjustment to recognise minimum liability..............................        --           (382)         --             (3)
Fourth quarter contribution............................................        --            --           159             0
                                                                            ------       -------       ------        ------
Prepaid pension costs (pension liability)..............................     (3,702)      (16,522)      (1,226)       (4,134)
                                                                            ------       -------       ------        ------
Intangible assets......................................................        --            205          --            --
                                                                            ------       -------       ------        ------

                                                                       AS OF
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
                                                                         %
ASSUMPTIONS
Weighted average discount rate.....................................      7.1
Long term rate of increases in remuneration........................    2-5.5

                                                       UNITED TEXON LIMITED
                                                     -------------------------
                                                       FOR THE      FOR THE
                                                      YEAR ENDED   YEAR ENDED
                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
                                                     (Pounds)000  (Pounds)000
THE NET PERIODIC PENSION COSTS FOR THE MAJOR
 RETIREMENT PLANS UNDER SFAS NO. 87 COMPRISES
Service cost--present value of benefits earned
 during the year....................................     1,401          687
Interest cost on projected benefit obligations......     4,812        2,178
Actual (return) on assets...........................    (6,616)      (3,534)
Net amortisation and deferral.......................     2,836        1,493
                                                        ------       ------
Net periodic pension costs..........................     2,433          824
                                                        ======       ======

                            TEXON INTERNATIONAL PLC

22 PENSION COSTS (CONTINUED)

                                                                     AS OF
                                                               DECEMBER 31, 1996
                                                               -----------------
                                                                       %
ASSUMPTIONS
Weighted average discount rate................................         8.4
Long term rate of increase in remuneration....................         2-6
Expected long term rate of return on assets...................       8-9.5

23 POST RETIREMENT MEDICAL BENEFIT PLAN

  The US subsidiary of Texon International plc and United Texon Limited sponsors a defined benefit post-retirement plan that covers 199 employees and 1,590 retirees including their dependants. The plan provides post-retirement medical benefits in the form of a contribution to the retiree's health insurance premium as well as managed care programs. There are post-retirement death benefits for current retirees only. The following table sets forth the plan's funded status at December 31, 1997. The 1997 disclosures relate to the continuing operations only.

                                                                   TEXON
                                           UNITED TEXON        INTERNATIONAL
                                             LIMITED                PLC
                                       -------------------- --------------------
                                              AS OF                AS OF
                                           DECEMBER 31,         DECEMBER 31,
                                               1996                 1997
                                       -------------------- --------------------
                                           (Pounds)000          (Pounds)000
ACCUMULATED POST-RETIREMENT BENEFIT
 OBLIGATION
Retirement eligible, retirees and
 beneficiaries.......................          5,713                 194
Active employees not fully eligible..            357                 351
                                              ------                ----
  Total..............................          6,070                 545
Fair value of assets.................            --                  --
                                              ------                ----
  Accumulated post-retirement benefit
   obligation in excess of plan
   assets............................         (6,070)               (545)
Unrecognised net (gain)/loss from
 past experience different from that
 assumed and from changes in
 assumptions.........................         (1,364)                (43)
Unrecognised transition
 obligation/(asset)..................         (1,480)                 14
                                              ------                ----
  Accrued post-retirement benefit
   cost..............................         (8,914)               (574)
                                              ======                ====

  NET PERIODIC POST-RETIREMENT BENEFIT COST INCLUDED THE FOLLOWING COMPONENTS:

                                       UNITED TEXON LIMITED UNITED TEXON LIMITED
                                       -------------------- --------------------
                                            YEAR ENDED           YEAR ENDED
                                           DECEMBER 31,         DECEMBER 31,
                                               1996                 1997
                                       -------------------- --------------------
                                           (Pounds)000          (Pounds)000
Service cost.........................             25                  18
Interest cost on accumulated post-
 retirement benefit obligation.......            586                  41
Amortisation of transitional
 obligation/(asset)..................           (166)                  1
                                              ------                ----
Net periodic post-retirement benefit
 cost................................            445                  60
                                              ======                ====

  For measurement purposes, an 11% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998, reducing to 5% in 2006. The health care cost trend assumption has an effect on the amounts reported.

                            TEXON INTERNATIONAL PLC

23 POST RETIREMENT MEDICAL BENEFIT PLAN (CONTINUED)

  To illustrate, increasing the assumed health care cost trend rates by 1 percentage point each year would increase the accumulated post-retirement benefit obligation as of December 31, 1997, by 8% ((Pounds)44,000) and the aggregate of service and interest cost components of net periodic post-retirement benefit cost for the year then ended by 10% ((Pounds)6,000).

   Medical trend rates (initial rate)........................... 11.0% per annum
   Assumed discount.............................................  7.5% per annum

24 NEW UK ACCOUNTING STANDARDS

  In December 1997, the Accounting Standards Board issued Financial Reporting Standard (FRS) 10. FRS 10 is effective for all accounting periods ending on or after December 23, 1998 with earlier adoption permitted. The new requirements must be applied prospectively from the period of adoption but can be applied retrospectively. This FRS provides accounting and reporting standards for goodwill and intangible assets and requires that goodwill and intangible assets be capitalised and amortised over their expected useful lives up to a maximum of 20 years, subject to the following exception: for assets which are expected to last longer, including those with indefinite lives, the assets are amortised over that longer period, or not at all as the case may be, and are evaluated for impairment at least annually. Texon International plc has decided to apply the provisions of FRS 10 prospectively in 1998. FRS 10 could have a material effect on Texon International plc's financial position and results of operations as it pertains to any future acquisitions.

25 POST BALANCE SHEET EVENTS

a) CREDIT FACILITY

  As part of the Acquisition referred to in Note 1, on January 30, 1998 Texon International plc entered into the Credit Agreement with Chase Manhattan and other institutions. The Credit Agreement provides a multi-currency revolving facility (the "Revolving Facility") in a maximum amount not exceeding (Pounds)15.0 million. Letters of credit and bank guarantees may be issued as part of the Revolving Facility. The Revolving Facility will be used to refinance a portion of the senior bank facilities and provide for the working capital and general corporate purposes of the Company. The availability of the Revolving Facility will be subject to various conditions precedent customary for facilities of this nature.

  The Revolving Facility bears interest at a rate of 2% per annum plus LIBOR, subject to certain reductions based on financial performance. The Revolving Facility is a three year facility expiring on January 30, 2001. A commitment fee of 0.75% per annum will be paid by Texon International plc on the undrawn portion of the Revolving Facility. Each lender which issues a letter of credit or bank guarantee under the Revolving Facility will receive an issuing bank fee of 0.125% per annum in respect of its contingent liability for such letter of credit or bank guarantee. Each lender will receive a letter of credit fee calculated on a day to day basis in respect of issued letters of credit or bank guarantees at a rate equal to the margin payable in respect of the facilities and based on each lender's contingent liability in respect of such letters of credit or bank guarantees.

  Texon International plc will be required to make mandatory prepayments of all outstanding loans under the Revolving Facility upon the occurrence of a flotation, debt refinancing or change of control of the Company.

                            TEXON INTERNATIONAL PLC

25 POST BALANCE SHEET EVENTS (CONTINUED)

  The Credit Agreement contains customary covenants including restrictions on disposal of assets, incurring additional indebtedness or contingent liabilities, making acquisitions or investments, engaging in mergers or consolidations, or amending other debt instruments.

  In addition, the Company is required to comply with specified financial ratios, including a total net interest cover ratio, a fixed charge ratio and a total debt to EBITDA ratio, calculated on a rolling 12 month basis. The Credit Agreement also contains customary events of default including payment default, covenant default, cross-default and certain events of insolvency.

  On January 30, 1998 the Company issued DM 245,000,000 (approximately (Pounds)82.2 million) of 10% Series A Senior Notes due February 1, 2008. Interest is payable on February 1 and August 1 of each year, commencing on August 1, 1998.

  The notes are subjected to restrictive covenants similar to those in the Credit Agreement. The Company may be required to redeem the Notes at 101% of the principal amount, together with accrued and unpaid interest upon a change of control.

B)ISSUANCE OF SHARE CAPITAL

  On January 30, 1998, Texon International plc issued the following shares of share capital to be issued in connection with the acquisition of United Texon Limited on December 31, 1997:

                  NUMBER OF  NOMINAL   CONSIDERATION
                   SHARES     VALUE        PAID
                  --------- ---------- -------------
NUMBER OF SHARES            ((Pounds))  ((Pounds))

Voting A ordinary shares of (Pounds)1 each.......  3,436,277 3,436,277     --
Non-voting A ordinary shares of (Pounds)1 each...    163,723   163,723     --
Voting B ordinary shares of (Pounds)1 each.......    270,000   270,000 270,000
Redeemable cumulative preference shares of 10p
 each............................................ 52,000,000 5,200,000     --
                                                             --------- -------
                                                             9,070,000 270,000
                                                             ========= =======

  In addition on January 30, 1998, the balance of 75p per share on 49,999 partly paid B ordinary shares was paid in cash.

  The above shares were issued to effect the acquisition of United Texon Limited as follows:

  i) 2,855,298 Redeemable preference shares of 10p each issued at a premium of 90p in part consideration for the acquisition of 100% of the Deep Discounted Bond issued by United Texon Limited.

  ii) 29,000,000 Redeemable preference shares of 10p each issued at a premium of 90p included in share capital to be issued to purchase 100% of the mandatorily Redeemable Preference shares of United Texon Limited.

  iii) 20,144,702 Redeemable preference shares of 10p each issued at a premium of 90p, 3,436,277 voting A ordinary shares of (Pounds)1 each issued at par and 163,723 non-voting ordinary shares of (Pounds)1 each issued at par all included in share capital to be issued to purchase of 87.62% of the voting and 100% of the non-voting ordinary shares of United Texon Limited.

                            TEXON INTERNATIONAL PLC

25 POST BALANCE SHEET EVENTS (CONTINUED)

  Cash consideration of (Pounds)2,810,000 was paid to members of management in satisfaction of the liability for the purchase of 12.38% of the voting ordinary shares of United Texon Limited issued upon exercise of the share options and (Pounds)20,600,000 was paid as part consideration for the acquisition of 100% of the Deep Discounted Bond.

C) MINORITY INTEREST

  In February 1998, an outline agreement was entered into to acquire a further 30% of the Foshan Texon Cellulose Board Manufacturing Co Limited joint venture. The price of US$ 2,625,000, is to be paid in three annual instalments. Completion is expected by the end of April, 1998.

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES

  The consolidated financial statements are prepared in conformity with accounting principles accepted in the UK ("UK GAAP") which differ in certain respects from those generally accepted in the United States ("US GAAP"). The significant areas of difference affecting the consolidated financial statements of the Company are described below.

A) UNITED TEXON LIMITED ACQUISITION

  Under UK GAAP, the acquisition of United Texon Limited by Texon International plc on December 31, 1997 has been accounted for as an acquisition and the assets and liabilities of United Texon Limited have been recorded at their fair values as of that date with the excess consideration paid charged directly to reserves as goodwill. Under US GAAP, purchase accounting does not apply with respect to this transaction because there has been no change in control. Accordingly, for US GAAP purposes, all assets and liabilities are recorded at their historical United Texon Limited cost basis. In addition, any excess consideration paid is treated as a capital transaction and any costs incurred in connection with the acquisition are expensed.

B)MACHINERY GROUP DISPOSAL

  Under UK GAAP, the sale of the Machinery Group to shareholders on December 31, 1997 resulted in a gain on disposal being recognised in the consolidated profit and loss accounts. Since the sale was to existing shareholders of the Group, this transaction would be accounted for as a spin-off under US GAAP with the difference between the net book value of assets sold and consideration received treated as a capital transaction. In addition, any costs incurred in connection with the sale would be expensed under US GAAP.

C)GOODWILL

  Under UK GAAP, the Group writes off goodwill arising on consolidation directly to the goodwill write-off reserve in the year of acquisition. Under US GAAP, goodwill arising on consolidation is capitalised on the consolidated balance sheet and then amortised over its useful life, which Texon International plc has estimated to be 20 years.

  The gross cost under US GAAP at December 31, 1996 and December 31, 1997 of goodwill is approximately (Pounds)81,809,000 and (Pounds)79,775,000, respectively. Accumulated amortisation under US GAAP at December 31, 1996 and December 31, 1997 of goodwill is (Pounds)7,430,000 and (Pounds)11,487,000 respectively.

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

D) RESTRUCTURING AND INTEGRATION COSTS

  Under UK GAAP, when a decision has been taken to restructure part of the Group's business, provisions are made for the impairment of asset values together with severance and other costs. US GAAP requires a number of specific criteria to be met before such costs can be recognised as an expense. Among these is the requirement that all the significant actions arising from a restructuring and integration plan and their expected completion dates must be identified by the consolidated balance sheet date.

  Certain restructuring charges recognised in the period to December 31, 1995 under UK GAAP were not recognisable as restructuring charges under US GAAP until the year ended December 31, 1996.

E)PENSIONS AND OTHER POST-RETIREMENT BENEFITS

  The Group accounts for the costs of pensions and other post-retirement benefits under the rules set out in UK accounting standards. US GAAP is more prescriptive in respect of actuarial assumptions and the allocation of costs to accounting periods. (See Notes 22 and 23).

F)REDEEMABLE PREFERENCE SHARES

  Under UK GAAP, preference shares with mandatory redemption features or redeemable at the option of the security holder are classified as non-equity interests as a component of total shareholders' deficit. Under US GAAP such mandatorily redeemable preference shares are classified outside of shareholders' deficit. In addition, under US GAAP the waiver of the dividend on preference shares is deemed to be a capital contribution and excluded from net income attributable to ordinary shareholders.

G)DEFERRED TAXATION

  Under UK GAAP, Texon International plc provides for deferred taxation using the partial liability method on all material timing differences to the extent that it is considered probable that the liabilities will crystallise in the foreseeable future. Under US GAAP, deferred taxation is provided for all temporary differences on a full liability basis. Deferred tax assets are also recognised to the extent that it is more likely than not that the benefit will be realised.

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

  The UK deferred tax asset as at December 31, 1996 and 1997 can be reconciled as follows to the US GAAP net deferred tax asset:

                                             UK GAAP   UNPROVIDED    US GAAP
1997                                       ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
DEFERRED TAX LIABILITIES:
Property plant and equipment..............      97           --           97
Other temporary differences...............     --            560         560
Liabilities not provided under UK GAAP....     --          1,700       1,700
                                              ----       -------     -------
                                                97         2,260       2,357
                                              ====       =======     =======
DEFERRED TAX ASSETS:
Intercompany profit.......................    (262)          --         (262)
Deferred interest.........................     --         (3,974)     (3,974)
Net operating losses......................     --         (4,216)     (4,216)
Property plant and equipment..............     (51)         (745)       (796)
Pensions and long-term retirement
 benefits.................................     --         (1,208)     (1,208)
Intangible assets.........................     --         (1,418)     (1,418)
Other (including receivables provision)...     --           (209)       (209)
                                              ----       -------     -------
                                              (313)      (11,770)    (12,083)
Less valuation allowance..................     --          9,726       9,726
                                              ----       -------     -------
                                              (313)       (2,044)     (2,357)
Net deferred tax (asset)/liability........    (216)          216         --
                                              ====       =======     =======
                                             UK GAAP   UNPROVIDED    US GAAP
1996                                       ----------- ----------- -----------
                                           (Pounds)000 (Pounds)000 (Pounds)000
DEFERRED TAX LIABILITIES:
Property plant & equipment................      64           --           64
Other temporary differences...............     135           --          135
Liabilities not provided under UK GAAP....     --          1,800       1,800
                                              ----       -------     -------
                                               199         1,800       1,999
                                              ----       -------     -------
DEFERRED TAX ASSETS:
Intercompany profit.......................    (725)          --         (725)
Deferred interest.........................     --         (2,803)     (2,803)
Net operating losses......................     --        (11,742)    (11,742)
Capital losses............................     --           (149)       (149)
Property plant & equipment................     --         (1,553)     (1,553)
Pensions and long-term retirement
 benefits.................................     --         (6,127)     (6,127)
Intangible assets.........................     --         (1,895)     (1,895)
Other (including receivables provision)...     --         (1,355)     (1,355)
                                              ----       -------     -------
                                              (725)      (25,624)    (26,349)
Less valuation allowance..................     --         24,350      24,350
                                              ----       -------     -------
                                              (725)       (1,274)     (1,999)
                                              ----       -------     -------
Net deferred tax (asset)/liability........    (526)          526         --
                                              ====       =======     =======

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

  Management believes that the available objective evidence creates sufficient uncertainty regarding the realisation of deferred tax assets except to the extent of deferred tax liabilities such that a full valuation allowance has been recorded. The valuation allowance at December 31, 1995 was (Pounds)24,728,000.

H) NET INCOME/(LOSS) PER ORDINARY SHARE

  Historical net earnings/(loss) per share is not shown as the historical arrangement is not indicative of the continuing capital structure.

I)IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  The Group, for US GAAP purposes, adopted the provisions of SFAS No. 121, "Accounting for the Impairment of long-lived assets and for long-lived assets to be disposed Of", on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognised is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Group's financial position, results of operations, or liquidity.

J)FINANCIAL INSTRUMENTS

  The fair values of cash, accounts receivable and accounts payable approximate to book value due to the short term nature of these assets and liabilities.

  The Group's financial instruments are generally short-term in nature and in the case of debt (except for the deep discounted bonds) bear variable interest rates. Accordingly, the carrying value of such financial instruments approximates their fair value. In the opinion of the directors the fair value of the deep discounted bonds approximate book value. The fair value of foreign exchange contracts is estimated by published market quotes and amounted to (Pounds)16,482,000 and (Pounds)23,133,000 at December 31, 1997 and 1996,
respectively. The unrealized gain/(loss) on the foreign exchange contracts was (Pounds)14,000 and (Pounds)439,000 at December 31, 1997 and 1996 respectively. All gains or losses on foreign exchange contracts have been expensed rather than deferred. Gains and losses arising on the translation of foreign currency forward contracts to hedge commitments are recognized in the consolidated profit and loss accounts in the same periods as the gains and losses on the commitments.

K)SHARE OPTION SCHEMES

  The Group adopted SFAS No. 123, "Accounting for Stock-Based Compensation", on January 1, 1996 which permits entities to recognise as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro-forma net income/(loss) and pro-forma earnings/(loss) per share disclosures for share option grants made in 1995 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. Management has elected to

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

continue to apply the provisions of APB Opinion No. 25 and provide the pro-forma disclosure provisions of SFAS No. 123. Accordingly, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. It was determined that on the date of grant, the current market price was lower than the exercise price and no compensation cost was recognized in the periods ended December 31, 1995 and 1996. It was determined that on the date of grant, the current market price exceeded the exercised price by (Pounds)2.8 million. Compensation cost was recognised in the year ended December 31, 1997.

  The fair value of share options granted by the Group during 1997 was estimated at (Pounds)2.8 million using the minimum value method with the following weighted average assumptions: expected dividend yield of 0%, risk-free rate of 6.2%, expected volatility of effectively zero and average expected lives of 3 months. Accordingly, there would be no difference in compensation cost for the share options, determined under the method prescribed by SFAS No. 123.

L)EXTRAORDINARY ITEMS

  Under UK GAAP refinancing costs associated with the extinguishment of old debt are recorded as operating expenses. Under US GAAP such refinancing costs are treated as an extraordinary item.

M)STATEMENT OF CASH FLOWS

  Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital investment and financial investment, acquisitions and disposals and financing activities. Under US GAAP, cash flow activities are reported as operating activities, investing activities and financing activities. Cash flows from taxation and returns on investments and servicing of finance would, with the exception of dividends paid, be included as operating activities. The payment of dividends and debt issue costs would be included under financing activities.

  Set out below, is a summary combined statement of cash flows for the Group under US GAAP.

                                                      YEAR ENDED   YEAR ENDED
                                                     DECEMBER 31, DECEMBER 31,
                                                         1996         1997
                                                     ------------ ------------
                                                     (Pounds)000  (Pounds)000
Net cash provided by/(used in) operating
 activities.........................................    20,306       (2,325)
Net cash (used in)/provided by investing
 activities.........................................    (3,298)       6,092
Net cash provided by financing activities...........   (17,499)      (5,173)
                                                       -------       ------
Net increase/(decrease) in cash and cash equivalent
 under US GAAP......................................      (491)      (1,406)
                                                       =======       ======

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

N)RECONCILIATIONS

  The following is a summary of the material adjustments to net income and shareholders' equity which would have been required if US GAAP had been applied instead of UK GAAP.

                                                       YEAR ENDED   YEAR ENDED
                                                          1996         1997
                                                      ------------ ------------
                                                      (Pounds)000  (Pounds)000
Net loss in accordance with UK GAAP..................      (729)      (4,318)
Adjustments to conform to US GAAP
  United Texon Limited acquisition costs.............       --          (500)
  Gain on disposal of Machinery business.............       --        (3,250)
  Amortisation of goodwill...........................    (4,486)      (4,057)
  Restructuring costs................................    (5,924)         --
  Pensions and other post-retirement benefits........       333        1,210
  Effect of differences on policy for recognition of
   deferred tax costs and liabilities................      (626)         211
                                                        -------      -------
Total net loss in accordance with US GAAP............   (11,432)     (10,704)
                                                        =======      =======
Net loss from continuing operations in accordance
 with US GAAP........................................    (1,031)      (5,654)
Net loss of discontinued operations in accordance
 with US GAAP........................................   (10,401)      (3,906)
Extraordinary item--debt extinguishment..............       --        (1,144)
                                                        -------      -------
                                                        (11,432)     (10,704)
Accretion costs of non-equity preference shares......    (3,767)      (3,001)
                                                        -------      -------
Retained loss for the period for equity shareholders
 in accordance with US GAAP..........................   (15,199)     (13,705)
                                                        =======      =======
                                                         AS OF        AS OF
                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
                                                      (Pounds)000  (Pounds)000
Shareholders deficit in accordance with UK GAAP......   (66,066)     (68,629)
Adjustments to conform to US GAAP:
  Fair value adjustment arising upon United Texon
   Limited acquisition...............................       --        (1,257)
  Goodwill...........................................    74,379       68,288
  Pension and other post-retirement benefits.........      (534)          22
  Mandatorily redeemable preference shares...........   (34,217)         --
  Taxation...........................................      (526)        (216)
                                                        -------      -------
Shareholders' deficit in accordance with US GAAP.....   (26,964)      (1,792)
                                                        =======      =======

                            TEXON INTERNATIONAL PLC

26 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED
   ACCOUNTING PRINCIPLES (CONTINUED)

O)NEW US ACCOUNTING STANDARDS

  SFAS No. 130 "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. It requires that all items that are required to be recognised under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It also requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Texon International plc is currently reviewing the likely impact on the classification of items included in shareholders' deficit.

  SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated. It requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. Texon International plc is currently reviewing the likely impact on the level of disclosure currently provided in its consolidated financial statements.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

-------------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Presentation of Financial Information and Certain Definitions............ iii
Enforceability of Civil Liabilities...................................... iii
Summary..................................................................   1
Risk Factors.............................................................  16
Use of Proceeds..........................................................  24
Exchange Rate Information................................................  24
Capitalization...........................................................  25
The Transactions.........................................................  26
Selected Historical and Unaudited Pro Forma Consolidated Financial
 Information and Other Data..............................................  28
Unaudited Pro Forma Consolidated Financial Information...................  33
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  39
Business.................................................................  48
Management...............................................................  57
Principal Shareholders...................................................  60
The Exchange Offer.......................................................  63
Certain Transactions.....................................................  73
Description of Credit Facilities.........................................  76
Description of Notes.....................................................  77
Description of The Note Depositary Agreement............................. 110
Tax Considerations....................................................... 116
Plan of Distribution..................................................... 121
Legal Matters............................................................ 121
Experts.................................................................. 121
Available Information.................................................... 122
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------

Until        , 1998, all dealers effecting transactions in the Exchange Notes offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Prospectus

DM 245,000,000

Texon International plc

Offer to Exchange its 10% Series A Senior Notes due 2008 for any and all of its Outstanding 10% Senior Notes due 2008



                                     [LOGO] TEXON
                                            -------------
                                            INTERNATIONAL




                                       , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Reference is made to Article 13.11 of the Articles of Association of the Company, filed herewith as Exhibit 3.1 which, among other things, and subject to certain conditions, authorize the Company to indemnify the directors and officers of the Company out of the assets of the Company against all costs, charges, losses, damages and liabilities incurred by him in the actual or purported execution or discharge of his duties or exercise of his powers.

ITEM 21. EXHIBITS

  (a) The following exhibits are filed as part of the Registration Statement:

 EXHIBIT                               DESCRIPTION
 -------                               -----------
  1.1    Purchase Agreement between the Company and the Initial Purchasers dated January 27, 1998.*
  3.1    Memorandum and Articles of Association of Texon International plc.*
  4.1    Indenture, dated as of January 30, 1998, among Texon International plc and The Chase Manhattan Bank as Trustee.*
  4.2    Form of 10% Senior Notes due 2008 (included in Exhibit 4.1 hereto).*
  4.3    Form of 10% Series A Senior Notes due 2008 (included in Exhibit 4.1 hereto).*
  4.4    Exchange and Registration Rights Agreement between the Company and the
          Initial Purchasers dated January 27, 1998.*
  4.5    Note Depositary Agreement dated January 30, 1998 between Texon
          International plc and The Bank of New York, as Book-Entry
          Depositary.*
  5.1    Opinion of Mayer, Brown & Platt as to the legality of the securities being registered hereby.
  5.2    Opinion of Dickson Minto W.S as to certain matters of English law.
  8.1    Opinion of Mayer, Brown & Platt as to material U.S. federal income tax matters.*
  8.2    Opinion of Dickson Minto W.S as to material U.K. tax matters (included in Exhibit 5.2).
 10.1    Shareholders Agreement dated December 23, 1997, between the Company and the shareholders of the Company.PP
 10.2    Agreement for Sale of USM Group Limited, dated December 23, 1997.PP
 10.3    Agreement for Sale of United Texon Limited, dated December 23, 1997.PP
 10.4    Credit Agreement, dated January 29, 1998, among the Company, Chase
          Manhattan plc, The Chase Manhattan Bank and the other Lenders party
          thereto.PP
 10.5    Employment Agreement, dated January 30, 1998, between the Company and
          Peter Selkirk.PP
 10.6    Employment Agreement, dated January 30, 1998, between the Company and
          Neil Fleming.PP
 10.7    Employment Agreement, dated July 29, 1997, between the Company and
          Kevin Cochrane.PP
 10.8    Employment Agreement, dated July 29, 1997, between the Company and
          Neil Eastwood.PP
 10.9    Employment Agreement, dated as of September 2, 1997, between the
          Company and Terry Pee.PP
 10.10   Employment Agreement, dated May 26, 1998 between the Company and David
          Gamble.P
 10.11   Option Agreement of Peter Selkirk relating to the A Shares dated
          December 23, 1997.PP
 10.12   Option Agreement of Peter Selkirk and Neil Fleming relating to the B
          Shares dated December 23, 1997.PP
 10.13   Business Acquisition Agreement between British United Shoe Machinery
          Limited and DMWSL 189 Limited and related agreements dated July 29,
          1997.PP
 10.14   Business Sale Agreement between Deutsche Vereinigte Schumaschinen GmbH
          & Co. and DVSG Engineering und Patentverwaltungs GmbH dated July 29,
          1997.PP
 10.15   Business Sale Agreement between DVSG Engineering und Patentverwaltungs
          GmbH and DVSG Service GmbH dated July 29, 1997.PP

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 10.16   Business Sale Agreement between USM Espana S.L. and Maquinaria USM
          S.L. dated July 29, 1997.PP
 10.17   Business Acquisition Agreement between USM Taiwan Limited and Texon
          Taiwan Limited dated December 1997.PP
 10.18   Bill of Sale, Assignment and Assumption Agreement between USM Texon
          Materials Inc. and United Shoe Machinery Corporation and related agreements dated July 29, 1997.PP
 10.19   Assets Sale Agreement between USM Asia Limited and Texon (H.K.)
          Limited dated July 29, 1997.PP
 10.20   Share Purchase Agreement between DVSG Holding GmbH and DVSG
          Beteiligungs und Verwaltungs GmbH dated July 29, 1997.PP
 10.21   Share Sale Agreement between USM Holding GmbH and Texon Verwaltungs
          GmbH Gr. dated July 29, 1997.PP
 10.22   Share Sale Agreement between USM Texon Limited and Texon Verwaltungs
          GmbH Gr. dated July 29, 1997.PP
 10.23   Share Sale Agreement between USM International Limited and DVSG
          Administration GmbH relating to the entire issued share capital of
          DVSG Service GmbH.PP
 10.24   Share Sale Agreement between USM International Limited and DVSG
          Administration GmbH relating to the entire issued share capital of
          DVSG Beteiligungs und Verwaltungs GmbH.PP
 10.25   Share Sale Agreement between USM Benelux B.V. and USM Texon Limited relating to the entire issued share capital of USM Holding GmbH dated
          December 23, 1997.PP
 10.26   Share Transfer Agreement between Texon France S.A. and USM
          International Limited dated December 24, 1997 and related
          agreement.PP
 10.27   Share Purchase Agreement between USM Benelux B.V. and USM
          International Limited relating to the entire issued share capital of
          USM Asia Limited dated July 29, 1997.PP
 10.28   Share Transfer Agreement between USM Benelux B.V. and USM
          International Limited relating to the entire issued share capital of
          USM Taiwan Limited dated July 29, 1997.PP
 10.29   Share Transfer Agreement between USM Benelux B.V. and USM Texon
          Limited dated December 23, 1997.PP
 10.30   Share Transfer Agreement between USM International Limited and Texon
          Materiales S.L.PP
 10.31   Share Transfer Agreement between USM Texon Limited and El Manto de
          Elias S.L.PP
 10.32   Share Transfer Agreement between Texon Overseas and USM International
          Limited relating to the entire holding of Texon Overseas in USM Far
          East Australia Pty Limited dated July 29, 1997.PP
 10.33   Share Transfer Agreement between United Texon plc and USM
          International Limited relating to the entire issued share capital of
          3138933 Canada Inc. dated July 29, 1997.PP
 10.34   Share Transfer Agreement between USM Texon Limited and USM
          International Limited relating to the entire issued share capital of
          Samco Strong Limited dated July 29, 1997.PP
 10.35   Share Transfer Agreement between United Texon plc and USM
          International Limited relating to the entire issued share capital of
          USM Corporation and related agreements dated July 29, 1997.PP
 10.36   Share Transfer Agreement between USM Benelux B.V. and United Texon plc relating to the entire issued share capital of USM Corporation and related agreements dated July 29, 1997.PP
 10.37   Share Transfer Agreement between Texon Overseas and USM International
          Limited relating to the entire issued share capital of USM Korea
          Limited dated July 29, 1997.PP
 10.38   Share Transfer Agreement between USM Benelux B.V. and USM
          International Limited relating to the entire issued share capital of
          USM Asia Limited dated July 29, 1997.PP
 10.39   Share Transfer Agreement between USM Benelux B.V. and USM
          International Limited relating to the entire issued share capital of
          USM do Brasil Industria e Comercio SA dated July 29, 1997.PP
 10.40   Exclusive Distributor Agreement between British United Shoe Machinery
          Co. Limited and United Shoe Machinery of Australia Pty. Ltd dated
          July 29, 1997.PP

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 10.41   Exclusive Distributor Agreement between British United Shoe Machinery
          Limited and USM Korea Limited dated July 29, 1997.PP
 10.42   Exclusive Distributor Agreement between Texon (H.K.) Limited and USM
          Korea Limited.PP
 10.43   Exclusive Distributor Agreement between British United Shoe Machinery
          Limited and United Shoe Machinery (Thailand) Co. Ltd. dated July 29,
          1997.PP
 10.44   Non-Exclusive Distributor Agreement between USM Texon Materials Inc.
          and USM Canada Ltd. dated August 8, 1997.PP
 10.45   Non-Exclusive Distributor Agreement between Texon France S.A. and USM
          France S.A. dated July 29, 1977.PP
 10.46   Non-Exclusive Distributor Agreement between DVSG Engineering und
          Patentverwaltungs GmbH and Deutsche Vereinigte Schumaschinen GmbH &
          Co. dated July 29, 1997.PP
 10.47   Non-Exclusive Distributor Agreement between United Shoe Machinery
          Corporation and USM Texon Mexico S.A.PP
 10.48   Non-Exclusive Distributor Agreement between Texon Materiales S.L. and
          Maquinaria USM, S.L. dated July 29, 1997.PP
 10.49   Non-Exclusive Distributor Agreement between Samco Strong Limited and
          United Shoe Machinery of Australia Pty. Ltd. dated July 29, 1997.PP
 10.50   Non-Exclusive Distributor Agreement between Texon Taiwan Limited and
          USM Taiwan Limited.PP
 10.51   Sole Agency Agreement between Texon (H.K.) Limited and USM Far East
          Australia (PTY) Limited dated July 29, 1997.PP
 10.52   Cost Sharing Agreement between Texon France S.A. and USM France S.A.PP
 10.53   Cost Sharing Agreement between USM Taiwan Limited and Texon Taiwan
          Limited dated December 10, 1997.PP
 10.54   Services Agreement between USM Texon Oesterreich Gesellschaft M.b.H.
          and USM Oesterreich Maschinenhandelsgesellschaft dated December 1,
          1997.PP
 10.55   Service Agreement between DMWSL 189 and British United Shoe Machinery
          Limited dated July 29, 1997.PP
 10.56   Services Agreement between DVSG Engineering und Patentverwaltungs GmbH and Deutsche Vereinigte Schumaschinen GmbH & Co. relating to the provision of services/premises at Pirmasens dated July 29, 1997.PP
 10.57   Services Agreement between Deutsche Vereinigte Schumaschinen GmbH &
          Co. and DVSG Engineering und Patentverwaltungs GmbH relating to the provision of services/premises at Frankfurt am Main dated July 29,
          1997.PP
 10.58   Services Agreement between Texon Materiales S.L. and Maquinaria USM,
          S.L. dated July 29, 1997.PP
 10.59   Services Agreement between USM Texon Materials Inc. and United Shoe
          Machinery Corporation dated June 30, 1997.PP
 10.60   Computing Services Agreement between USM Texon Materials Inc. and
          United Shoe Machinery Corporation dated June 30, 1997.PP
 10.61   Services Agreement between USM Asia Limited and Texon (H.K.)
          Limited.PP
 10.62   Services Agreement between USM Far East Australia Pty Ltd. and Texon
          (H.K.) Limited.PP
 10.63   Sub-Lease Agreement between USM Texon Materials Inc. and USM
          Corporation dated May 1, 1997.PP
 10.64   Contribution and Assumption Agreement between USM Corporation and USM
          Texon Materials Inc. dated June 27, 1997.PP
 10.65   Joint Venture Contract between Foshan Arts & Crafts Industry
          Corporation and USM (China Holdings) Ltd.PP
 10.66   Agreement between USM Texon Limited and British United Shoe Machinery
          Co. Limited relating to the surrender of group relief, dated December
          23, 1997.PP
 10.67   Agreement between USM Texon Limited and Samco Strong Limited relating to the surrender of group relief dated December 23, 1997.PP
 21.1    List of Subsidiaries of the Registrant.*
 23.1    Consents of counsel (included in Exhibits 5.1, 5.2, 8.1 and 8.2).
 23.2    Consent of KPMG.

 EXHIBIT                              DESCRIPTION
 -------                              -----------
 23.3    Consent of SATRA.
 24.1    Power of Attorney (see page II-6).
 25.1    Statement of Eligibility of Trustee.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.*
 99.3    Form of Letter to Clients.*
 99.4    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
          and Other Nominees.*

--------

P  Filed in paper format under cover of Form SE with the Commission.
*  Previously filed.

PP Previously filed in paper format under cover of Form SE with the Commission.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

      (i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (ii) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (b) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offer.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM F-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LONDON, ENGLAND ON MAY 27, 1998.

                                          Texon International plc

                                                     /s/ Neil Fleming
                                          By___________________________________
                                                   Name: Neil Fleming

                                                   Title: Director, Principal
                                                   Financial Officer and
                                                   Principal Accounting
                                                   Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Selkirk, Neil Fleming or David Gamble, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendment (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON MAY 27, 1998 IN THE CAPACITIES INDICATED.

             SIGNATURE                              TITLE
             ---------                              -----

          /s/ Neil Fleming           Director and Chief Executive Officer
____________________________________
BY NEIL FLEMING AS ATTORNEY-IN-FACT
         FOR PETER SELKIRK

          /s/ Neil Fleming           Director, Principal Financial
____________________________________  Officer and Principal Accounting
          BY NEIL FLEMING             Officer
          /s/ Neil Fleming           Company Secretary
____________________________________
BY NEIL FLEMING AS ATTORNEY-IN-FACT
          FOR DAVID GAMBLE

          /s/ Neil Fleming           Director
____________________________________
BY NEIL FLEMING AS ATTORNEY-IN-FACT
         FOR TIMOTHY WRIGHT

          /s/ Neil Fleming           Director
____________________________________
BY NEIL FLEMING AS ATTORNEY-IN-FACT
        FOR SHAHAN SOGHIKIAN


  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has duly signed this Registration Statement solely in its capacity as agent for service of process in the United States, on May 27, 1998.

                                          Agent for Service of Process in the
                                           United States

                                                /s/ CT Corporation Systems
                                          By___________________________________

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT                       DESCRIPTION                             PAGE
 -------                       -----------                         ------------
  1.1    Purchase Agreement between the Company and the Initial
          Purchasers dated January 27, 1998.*
  3.1    Memorandum and Articles of Association of Texon
          International plc.*
  4.1    Indenture, dated as of January 30, 1998, among Texon
         International plc and The Chase Manhattan Bank as
         Trustee.*
  4.2    Form of 10% Senior Notes due 2008 (included in Exhibit
          4.1 hereto).*
  4.3    Form of 10% Series A Senior Notes due 2008 (included in
          Exhibit 4.1 hereto).*
  4.4    Exchange and Registration Rights Agreement between the
          Company and the Initial Purchasers dated January 27,
          1998.*
  4.5    Note Depositary Agreement dated January 30, 1998
          between Texon International plc and The Bank of New
          York, as Book-Entry Depositary.*
  5.1    Opinion of Mayer, Brown & Platt as to the legality of
          the securities being registered hereby.
  5.2    Opinion of Dickson Minto W.S as to certain matters of
          English law.
  8.1    Opinion of Mayer, Brown & Platt as to material U.S.
          federal income tax matters.*
  8.2    Opinion of Dickson Minto W.S as to material U.K. tax
          matters (included in Exhibit 5.2).
 10.1    Shareholders Agreement dated December 23, 1997, between
          the Company and the shareholders of the Company.PP
 10.2    Agreement for Sale of USM Group Limited, dated December
          23, 1997.PP
 10.3    Agreement for Sale of United Texon Limited, dated
          December 23, 1997.PP
 10.4    Credit Agreement, dated January 29, 1998, among the
          Company, Chase Manhattan plc, The Chase Manhattan Bank
          and the other Lenders party thereto.PP
 10.5    Employment Agreement, dated January 30, 1998, between
          the Company and Peter Selkirk.PP
 10.6    Employment Agreement, dated January 30, 1998, between
          the Company and Neil Fleming.PP
 10.7    Employment Agreement, dated July 29, 1997, between the
          Company and Kevin Cochrane.PP
 10.8    Employment Agreement, dated July 29, 1997, between the
          Company and Neil Eastwood.PP
 10.9    Employment Agreement, dated as of September 2, 1997,
          between the Company and Terry Pee.PP
 10.10   Employment Agreement, dated May 26, 1998, between the
          Company and David Gamble.P
 10.11   Option Agreement of Peter Selkirk relating to the A
          Shares dated December 23, 1997.PP
 10.12   Option Agreement of Peter Selkirk and Neil Fleming
          relating to the B Shares dated December 23, 1997.PP
 10.13   Business Acquisition Agreement between British United
          Shoe Machinery Limited and DMWSL 189 Limited and
          related agreements dated July 29, 1997.PP
 10.14   Business Sale Agreement between Deutsche Vereinigte
          Schumaschinen GmbH & Co. and DVSG Engineering und
          Patentverwaltungs GmbH dated July 29, 1997.PP
 10.15   Business Sale Agreement between DVSG Engineering und
          Patentverwaltungs GmbH and DVSG Service GmbH dated
          July 29, 1997.PP

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT                       DESCRIPTION                             PAGE
 -------                       -----------                         ------------
 10.16   Business Sale Agreement between USM Espana S.L. and
          Maquinaria USM S.L. dated July 29, 1997.PP
 10.17   Business Acquisition Agreement between USM Taiwan
          Limited and Texon Taiwan Limited dated December
          1997.PP
 10.18   Bill of Sale, Assignment and Assumption Agreement
          between USM Texon Materials Inc. and United Shoe
          Machinery Corporation and related agreements dated
          July 29, 1997.PP
 10.19   Assets Sale Agreement between USM Asia Limited and
          Texon (H.K.) Limited dated July 29, 1997.PP
 10.20   Share Purchase Agreement between DVSG Holding GmbH and
          DVSG Beteiligungs und Verwaltungs GmbH dated July 29,
          1997.PP
 10.21   Share Sale Agreement between USM Holding GmbH and Texon
          Verwaltungs GmbH Gr. dated July 29, 1997.PP
 10.22   Share Sale Agreement between USM Texon Limited and
          Texon Verwaltungs GmbH Gr. dated July 29, 1997.PP
 10.23   Share Sale Agreement between USM International Limited
          and DVSG Administration GmbH relating to the entire
          issued share capital of DVSG Service GmbH.PP
 10.24   Share Sale Agreement between USM International Limited
          and DVSG Administration GmbH relating to the entire
          issued share capital of DVSG Beteiligungs und
          Verwaltungs GmbH.PP
 10.25   Share Sale Agreement between USM Benelux B.V. and USM
          Texon Limited relating to the entire issued share
          capital of USM Holding GmbH dated December 23, 1997.PP
 10.26   Share Transfer Agreement between Texon France S.A. and
          USM International Limited dated December 24, 1997 and
          related agreement.PP
 10.27   Share Purchase Agreement between USM Benelux B.V. and
          USM International Limited relating to the entire
          issued share capital of USM Asia Limited dated July
          29, 1997.PP
 10.28   Share Transfer Agreement between USM Benelux B.V. and
          USM International Limited relating to the entire
          issued share capital of USM Taiwan Limited dated July
          29, 1997.PP
 10.29   Share Transfer Agreement between USM Benelux B.V. and
          USM Texon Limited dated December 23, 1997.PP
 10.30   Share Transfer Agreement between USM International
          Limited and Texon Materiales S.L.PP
 10.31   Share Transfer Agreement between USM Texon Limited and
          El Manto de Elias S.L.PP
 10.32   Share Transfer Agreement between Texon Overseas and USM
          International Limited relating to the entire holding
          of Texon Overseas in USM Far East Australia Pty
          Limited dated July 29, 1997.PP
 10.33   Share Transfer Agreement between United Texon plc and
          USM International Limited relating to the entire
          issued share capital of 3138933 Canada Inc. dated July
          29, 1997.PP
 10.34   Share Transfer Agreement between USM Texon Limited and
          USM International Limited relating to the entire
          issued share capital of Samco Strong Limited dated
          July 29, 1997.PP
 10.35   Share Transfer Agreement between United Texon plc and
          USM International Limited relating to the entire
          issued share capital of USM Corporation and related
          agreements dated July 29, 1997.PP
 10.36   Share Transfer Agreement between USM Benelux B.V. and
          United Texon plc relating to the entire issued share
          capital of USM Corporation and related agreements
          dated July 29, 1997.PP

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT                       DESCRIPTION                             PAGE
 -------                       -----------                         ------------
 10.37   Share Transfer Agreement between Texon Overseas and USM
          International Limited relating to the entire issued
          share capital of USM Korea Limited dated July 29,
          1997.PP
 10.38   Share Transfer Agreement between USM Benelux B.V. and
          USM International Limited relating to the entire
          issued share capital of USM Asia Limited dated July
          29, 1997.PP
 10.39   Share Transfer Agreement between USM Benelux B.V. and
          USM International Limited relating to the entire
          issued share capital of USM do Brasil Industria e
          Comercio SA dated July 29, 1997.PP
 10.40   Exclusive Distributor Agreement between British United
          Shoe Machinery Co. Limited and United Shoe Machinery
          of Australia Pty. Ltd dated July 29, 1997.PP
 10.41   Exclusive Distributor Agreement between British United
          Shoe Machinery Limited and USM Korea Limited dated
          July 29, 1997.PP
 10.42   Exclusive Distributor Agreement between Texon (H.K.)
          Limited and USM Korea Limited.PP
 10.43   Exclusive Distributor Agreement between British United
          Shoe Machinery Limited and United Shoe Machinery
          (Thailand) Co. Ltd. dated July 29, 1997.PP
 10.44   Non-Exclusive Distributor Agreement between USM Texon
          Materials Inc. and USM Canada Ltd. dated August 8,
          1997.PP
 10.45   Non-Exclusive Distributor Agreement between Texon
          France S.A. and USM France S.A. dated July 29, 1977.PP
 10.46   Non-Exclusive Distributor Agreement between DVSG
          Engineering und Patentverwaltungs GmbH and Deutsche
          Vereinigte Schumaschinen GmbH & Co. dated July 29,
          1997.PP
 10.47   Non-Exclusive Distributor Agreement between United Shoe
          Machinery Corporation and USM Texon Mexico S.A.PP
 10.48   Non-Exclusive Distributor Agreement between Texon
          Materiales S.L. and Maquinaria USM, S.L. dated July
          29, 1997.PP
 10.49   Non-Exclusive Distributor Agreement between Samco
          Strong Limited and United Shoe Machinery of Australia
          Pty. Ltd. dated July 29, 1997.PP
 10.50   Non-Exclusive Distributor Agreement between Texon
          Taiwan Limited and USM Taiwan Limited.PP
 10.51   Sole Agency Agreement between Texon (H.K.) Limited and
          USM Far East Australia (PTY) Limited dated July 29,
          1997.PP
 10.52   Cost Sharing Agreement between Texon France S.A. and
          USM France S.A.PP
 10.53   Cost Sharing Agreement between USM Taiwan Limited and
          Texon Taiwan Limited dated December 10, 1997.PP
 10.54   Services Agreement between USM Texon Oesterreich
          Gesellschaft M.b.H. and USM Oesterreich
          Maschinenhandelsgesellschaft dated December 1, 1997.PP
 10.55   Service Agreement between DMWSL 189 and British United
          Shoe Machinery Limited dated July 29, 1997.PP
 10.56   Services Agreement between DVSG Engineering und
          Patentverwaltungs GmbH and Deutsche Vereinigte
          Schumaschinen GmbH & Co. relating to the provision of
          services/premises at Pirmasens dated July 29, 1997.PP
 10.57   Services Agreement between Deutsche Vereinigte
          Schumaschinen GmbH & Co. and DVSG Engineering und
          Patentverwaltungs GmbH relating to the provision of
          services/premises at Frankfurt am Main dated July 29,
          1997.PP
 10.58   Services Agreement between Texon Materiales S.L. and
          Maquinaria USM, S.L. dated July 29, 1997.PP

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT                       DESCRIPTION                             PAGE
 -------                       -----------                         ------------
 10.59   Services Agreement between USM Texon Materials Inc. and
          United Shoe Machinery Corporation dated June 30,
          1997.PP
 10.60   Computing Services Agreement between USM Texon
          Materials Inc. and United Shoe Machinery Corporation
          dated June 30, 1997.PP
 10.61   Services Agreement between USM Asia Limited and Texon
          (H.K.) Limited.PP
 10.62   Services Agreement between USM Far East Australia Pty
          Ltd. and Texon (H.K.) Limited.PP
 10.63   Sub-Lease Agreement between USM Texon Materials Inc.
          and USM Corporation dated May 1, 1997.PP
 10.64   Contribution and Assumption Agreement between USM
          Corporation and USM Texon Materials Inc. dated June
          27, 1997.PP
 10.65   Joint Venture Contract between Foshan Arts & Crafts
          Industry Corporation and USM (China Holdings) Ltd.PP
 10.66   Agreement between USM Texon Limited and British United
          Shoe Machinery Co. Limited relating to the surrender
          of group relief, dated December 23, 1997.PP
 10.67   Agreement between USM Texon Limited and Samco Strong
          Limited relating to the surrender of group relief
          dated December 23, 1997.PP
 21.1    List of Subsidiaries of the Registrant.*
 23.1    Consents of counsel (included in Exhibits 5.1, 5.2, 8.1
          and 8.2).
 23.2    Consent of KPMG.
 23.3    Consent of SATRA.
 24.1    Power of Attorney (see page II-6).
 25.1    Statement of Eligibility of Trustee.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.*
 99.3    Form of Letter to Clients.*
 99.4    Form of Letter to Brokers, Dealers, Commercial Banks,
          Trust Companies and Other Nominees.*

--------
*  Previously filed.

P  Filed in paper format under cover of Form SE with the Commission.

PP Previously filed in paper format under cover of Form SE with the Commission.